Registration Statement No. 333-209488

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GUARDION HEALTH SCIENCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3851	47-4428421
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, California 92128

Telephone: 858-605-9055

Telecopier: (858) 630-5543

(Address and telephone number of principal executive offices)

Michael Favish, Chief Executive Officer

15150 Avenue of Science, Suite 200

San Diego, California 92128

Telephone: 858-605-9055

Telecopier: (858) 630-5543

(Name, address and telephone number of agent for service)

Copy to:

Elliot H. Lutzker, Esq.
Davidoff Hutcher & Citron, LLP
605 Third Avenue, 34th Floor
New York, New York 10158
Telephone: (212) 557-7200
Telecopier: 9(212) 286-1884

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered		Proposed Maximum Aggregate Offering Price per Security (1)		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, par value $.001	21,906,396		$0.60	(2)	$13,143,837.60	$1,323.58	(7)
Common Stock, par value $.001	5,000		$0.60	(2)	$3,000.00	$0.35
Shares of Common Stock, par value $.001 underlying Warrants	1,435,166 shs	(3)(4)	$0.54	(5)	$777,989.51	$78.34	(7)
Shares of Common Stock, par value $.001 underlying Warrants	126,000 shs	(3)(4)	$0.85	(5)	$107,100.00	$12.41
Shares of Common Stock, par value $.001 underlying promissory notes	1,264,997 shs	(4)(6)	$0.47	(5)	$595,689.32	$59.99	(7)
Shares of Common Stock, par value $.001 underlying promissory notes	164,614 shs	(4)(6)	$0.51	(5)	$83,953.14	$9.73
TOTAL	24,902,173 shs		$—		$14,711,569.57	$1,484.40

(1)	This offering price is solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Act”) and is based, in part, upon the last private sale of the Company’s common stock.
(2)	Based on the last sale price of the Company’s common stock.
(3)	Shares issuable upon exercise of warrants held by Selling Securityholders.
(4)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(5)	Pursuant to Rule 457(g) under the Act, the offering price is based upon the respective, average exercise or conversion price.
(6)	Shares issuable upon conversion of promissory notes, and related interest, held by Selling Securityholders, one note of which was sold on April 1, 2015 for $500,000 convertible upon certain going public events, and four notes each of different amounts that are automatically convertible upon going public events.
(7)	This amount was paid on February 11, 2016 with the initial filing of this Registration and an additional $22.49 is being paid with Amendment No. 1, to register shares which were inadvertently not registered on February 11, 2016.

This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2016

The information in this prospectus is not complete and may be changed.  The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

24,902,173 Shares of Common Stock

GUARDION HEALTH SCIENCES, INC.

This prospectus relates to the sale by the selling securityholders (the “Selling Securityholders”) of Guardion Health Sciences, Inc. (the “Company” or “Guardion”) as identified in this prospectus of up to 21,911,396 shares of common stock issued and outstanding, 1,561,166 shares issuable upon exercise of common stock purchase warrants and 1,429,611 shares issuable upon conversion of promissory notes. See “Selling Securityholders.” This is the initial public offering of Guardian Health Sciences, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Selling Securityholders and any broker-dealers that participate in the distribution of the securities may be deemed to be “underwriters” as that term is defined in Section 2(11) of the Securities Act of 1933, as amended.

Prior to this offering, there has been no public market for our shares of common stock. We intend to seek a listing of our common stock on the OTCQB, which is maintained by OTC Markets Group. The shares may be sold by the Selling Securityholders on an immediate and continuing basis. The Selling Securityholders will sell at approximately $1.00 per share until our shares are quoted on the OTCQB marketplace and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of these shares by the Selling Securityholders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the Selling Securityholders.

We are an “emerging growth company” under the Federal securities laws and will be subject to reduced public company reporting requirements as set forth on page 4 of this prospectus.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus before making a decision to purchase our common stock.

The Date of this prospectus is November _____, 2016

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “GHS,” “we,” “us,” and “our” refer to Guardion Health Sciences, Inc.

The Company

Overview

We are a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s and dementia. We have had limited commercial operations to date, and have primarily been engaged in research and development and capital raising.

We have also developed a proprietary medical device called the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”). We invented our own proprietary, patent-pending technology embodied in the MapcatSF. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking Lumega-Z. The MapcatSF is a non-mydriatic, non-invasive device that accurately measures the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function.

For the past three years, the clinical prototypes of the MapcatSF have been fully tested on patients, allowing for frequent modifications of the device’s algorithms and retesting for accuracy, as well as to provide the inclusion of additional features not previously considered in the initial prototype. The alpha prototype, which is the pre-commercial production version, was unveiled for the first time in July 2013 in Cambridge, United Kingdom, to researchers and scientists from around the world. The MapcatSF is manufactured and assembled in Irvine, California, and will be distributed from our national headquarters in San Diego. The marketing of the device will be implemented through continuing education presentations conducted by our key opinion leaders. The device is currently classified by the U.S. Food and Drug Administration (“FDA”) as a Class I medical device which does not require pre-market approval.

Management believes, based on research and the knowledge of the industry, that Lumega-Z is the first liquid ocular health formula to be classified its medical food (as defined in Section 5(b) of the “Orphan Drug Act”) based on the Company’s determination. However, the FDA has not monitored nor approved Lumega-Z as a medical food. Lumega-Z has a patent-pending, critical ingredient that replenishes and restores the macular protective pigment simultaneously delivering critical and essential nutrients to the eye. Formulated by Dr. Sheldon Hendler in 2010, modifications were made over a two-year period to improve the taste and method of delivery. The current formulation has been delivered to patients and used in clinics for the past three years.

Over 1,200 patients have been treated with Lumega-Z since we began selling the formulation in October 2011. Patients take Lumega-Z under the supervision of their physician. Lumega-Z is typically ingested in the patient’s home on a daily basis. Patients are typically between 50 and 80 years old. Patients are mixed ethnically and socioeconomically. Patients typically have insurance, whether private insurance or Medicare. Physicians have determined that the patient is either experiencing, or is at a high risk of developing retinal disease and decide based on their medical determination that the patient is a candidate for Lumega-Z. Physicians periodically measure the MPOD of their patients on Lumega-Z using the MapcatSF. Since the MapcastSF is specifically designed to measure the MPOD, we and the physicians are able to observe changes in that density in patients who are taking Lumega-Z.

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Our testing sites typically take measurements every 90 to 120 days. We encourage sites using the MapcatSF to provide us anonymized data on the MPOD readings. Documented measurements show an increase in MPOD in patients on Lumega-Z. For example, in a sample population of 29 patients at one site taking Lumega-Z, wherein the site shared the anonymized data with the Company, the MPOD increased an average of 28.83% between the first and second measurements, which are typically conducted 90 to 120 days apart, and on average more than doubled from the baseline reading by the fourth measurement. Anecdotal reports from physicians indicate improvements in their patients such as increased visual function, a noticeable halt in the progression of the patient’s AMD, improvement in glare and contrast sensitivity, and stabilization and improvement of vision. We have been selling Lumega-Z since October 2011. No adverse effects of taking Lumega-Z have been reported by any of the physicians administering Lumega-Z to their patients.

As of August 29, 2016, 122 patients were set–up on an auto ship program for delivery every four weeks, which is primarily generated from three testing clinics. Automatic shipment of Lumega-Z has an added benefit in that it aids physicians because it increases patient compliance in using Lumega-Z on a regular basis. Our operations, to date, indicate that each MapcatSF generates an average of 75 new customers for our Lumega-Z product over a period of approximately 90 days when a MapcatSF is deployed in a small, low volume clinic. A larger, higher volume clinic is expected to generate a larger number of patients in a shorter period of time.

AMD is the leading cause of blindness in the world. More than 10 million people in the United States suffer from various forms of this incurable disease, according to the American Macular Degeneration Foundation. As the population ages, that number is expected to triple by 2025. Congress, the Food and Drug Administration (“FDA”), the Center for Medicare & Medicaid Services and private insurance companies are focusing increased efforts on pharmacovigilance (the branch of the pharmaceutical industry that assesses and monitors the safety of drugs either in the development pipeline or which have already been approved for marketing) to measure and reduce these adverse health consequences. We believe that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs.

Medical foods are neither dietary nor nutritional supplements. We believe that medical foods will continue to grow in importance over the coming years. From a regulatory standpoint, the FDA took steps in 1988 to encourage the development of medical foods by regulating this product category under the Orphan Drug Act. The term “medical food” as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered internally (by mouth) under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” This definition was incorporated by reference into the Nutrition Labeling and Education Act of 1990.

These regulatory changes have reduced the costs and time associated with bringing medical foods to market. Until 1972, medical foods were categorized as drugs and then as “foods for special dietary purposes” until 1988. The field of candidates for development into medical foods is always expanding due to continuing advances in the understanding of the science of nutrition and disease, coupled with advances in food technology increasing the number of products that can be formulated and commercialized.

Going Concern

The Company’s unaudited financial statements for the period ended June 30, 2016 and audited financial statements for the years ended December 31, 2015 and 2014 have been prepared assuming the Company will continue as a going concern. The continuation of the Company as a going concern is dependent upon the Company’s raising additional debt and equity financing to fund future operations and to provide additional working capital. The Company had limited resources of $277,543, $13,850 and $6,160 cash on hand as of June 30, 2016, December 31, 2015 and 2014, respectively, and had an accumulated deficit of $16,435,471 at June 30, 2016. As of September 30, 2016, Management of the Company believes that it has cash on hand to fund current operations for approximately six months without additional financing, which it is seeking.

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Corporate Strategy

Since there are no research-validated pharmaceutical offerings for slowing the progression of adult macular degeneration (“AMD”), it is necessary for physicians to recommend Age-Related Eye Disease Study (“AREDS”)-based supplements to their AMD patients. However, more than 90% of all AREDS-based nutritional products currently on the market are in tablet form. As previously discussed, tablets are difficult to administer and have a low efficiency of absorption. For this reason, some doctors may hesitate to prescribe tablet form AREDS-based nutraceuticals despite the fact that tablets are currently the only option available to them.

Lumega-Z addresses this concern. In contrast, Lumega-Z is a liquid formulated using a proprietary molecular micronization process (“MMP”) to maximize efficiency of absorption and safety and to minimize compatibility issues. The MMP is a proprietary homogenization process whereby the molecular structure of the ingredients is reduced in size to facilitate more efficient absorption in the body.

Medical Foods Products Industry Overview

The science of nutrition was long overlooked and underdeveloped. It has now been shown that the sick and elderly have special nutritional needs that cannot be met by traditional adult diets. Medical nutrition has emerged as an attractive segment in the food industry today.

A number of diseases are associated with metabolic imbalances. Patients in treatment for certain diseases have specific nutritional requirements. Some examples are ocular health, pain syndromes, insomnia, cognitive disorders, IBS, and heart disease. Many older Americans have or will develop chronic diseases that are amenable to the dietary management benefits of medical foods. Medical foods help address these diseases and conditions in a drug-free way with food-based ingredients, yet are a medical product taken under supervision by a physician. The term “medical foods” does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for patients who are seriously ill or who require~~s~~ the product as a major treatment modality according to FDA regulations.

Medical foods consist of food-based ingredients that are part of the normal human diet and are Generally Recognized as Safe (“GRAS”) under FDA standards. To be classified as a medical food, the foods must make disease claims for which there is scientific evidence for the nutrient deficiencies that cannot be corrected by normal diet. Medical foods are intended for a vulnerable population suffering from a particular chronic disease and so have special, extra-rigorous guarantees of safety. All ingredients must be designated GRAS and used in therapeutic concentrations to address the particular nutritional needs of the patient. Medical foods are taken under the supervision of a physician or professional healthcare provider who monitors and adjusts the food ‘dosage.’ In addition, under FDA guidelines and congressionally approved laws medical foods do not require FDA preapproval but undergo continuous FDA monitoring and approval of label claims. Even though pre-market FDA approval is not required for a medical food, the official requirements and responsibilities for the manufacturer, in terms of safety, are greater than for dietary supplements, including the requirements for solid scientific support for the formula as a whole. For these reasons, medical foods have greater guarantees of efficacy. In contradistinction, dietary supplements, such as vitamins, minerals and botanicals, do not require FDA preapproval, cannot make disease claims, are intended for normal people without disease and cannot claim that they prevent, mitigate or treat a given disease. Dietary supplements do not require physician supervision and can be administered to a person that can self-administer the supplement without supervision.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (“JOBS ACT”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

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•	Reduced disclosure about our executive compensation arrangements;
•	No requirement for a non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and
•	Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission (“SEC”), or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

CORPORATE INFORMATION

Guardion Health Sciences, Inc. was formed under the name P4L Health Sciences, LLC in December, 2009 in California as a limited liability company. The Company changed its name to Guardion Health Sciences, LLC (“GHS”) in December 2009. In June 2015, GHS became a Delaware “C” corporation. The Company’s address is 15150 Avenue of Science, Suite 200, San Diego, California 92128. Our telephone number is 858-605-9055. Our website is: www.guardionhealth.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

THE OFFERING

Common Stock Offered	An aggregate of 24,902,173 shares are being offered by the Selling Securityholders; consisting of 21,911,396 shares issued and outstanding; 1,561,166 shares underlying common stock purchase warrants, and 1,429,611 shares underlying promissory notes.

Common Stock Outstanding (1)	21,911,396

Use of Proceeds	We will not receive any of the proceeds from the sale of shares by the Selling Securityholders. Any proceeds received from the exercise of warrants by Selling Securityholders will be used for working capital purposes. See “Use of Proceeds.”

Dividend Policy	We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

Trading Symbol	We are seeking a listing of our common stock on the OTCQB, which is maintained by OTC Markets Group under the symbol “GHSC” if available.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in our common stock.

(1) Common stock outstanding as of February 11, 2016 does not include 1,561,166 shares issuable upon exercise of outstanding warrants and 1,429,611 shares issuable upon conversion of promissory notes as of September 30, 2016.

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Summary Financial Information

The following summary financial and operating data set forth below should be read in conjunction with our financial statements, the notes thereto and the other information contained in this prospectus. The summary statement of operations data for the years ended December 31, 2015 and 2014 have been derived from our audited financial statements appearing elsewhere in this prospectus. The summary balance sheet data as of June 30, 2016, and the statement of operations data for the six months ended June 30, 2016 and 2015, have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus The unaudited financial statements were prepared on a basis consistent with our audited financial statements and include, in the opinion of management, all adjustments necessary for the fair presentation of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Statement of Operations Data:

	Six Months Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014
	(unaudited)	(unaudited)

Revenue	$58,518	$59,763	$112,811	$164,582

Cost of goods sold	27,129	23,542	50,072	145,529

Gross profit	31,389	36,221	62,739	19,053

Operating expenses:
Research and development	22,273	23,056	401,909	43,436
Sales and marketing	208,114	23,135	180,133	46,768
General and administrative	1,517,002	3,026,639	5,610,830	638,002
Loss on settlement of promissory notes and accounts payable	-	-	258,606	-

Total operating expenses	1,747,389	3,072,830	6,451,478	728,206

Loss from operations	(1,716,000)	(3,036,609)	(6,388,739)	(709,153)

Other expenses:
Interest expense	583,830	415,600	752,948	611,339
Cost to induce conversion of notes payable	-	1,642,212	1,699,609	-

Total other expenses	583,830	2,057,812	2,452,557	611,339

Net loss	(2,299,830)	(5,094,421)	(8,841,296)	(1,320,492)

Adjustments related to Series A 8% convertible preferred stock:
Accretion of deemed dividend	(27,196)	-	-	-
Dividend declared	(1,664)

Net loss attributable to common shareholders	$(2,328,690)	$(5,094,421)	$(8,841,296)	$(1,320,492)
Basic and diluted net loss per common share	$(0.11)	$(0.40)	$(0.54)	$(0.12)
Basic and diluted weighted average common shares outstanding	21,298,951	12,748,689	16,391,665	10,821,827

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Balance Sheet Data:

	As of June 30,	As of December 31,
	2016	2015	2014
	(Unaudited)
Balance Sheet Data:
Cash	$277,543	$13,850	$6,160
Property, plant, and equipment, net	153,152	170,795	214,166
Working capital	(1,670,972)	(892,240)	(1,554,609)
Total assets	477,420	245,764	273,876
Current portion of convertible note payable	637,430	41,315	693,133
Current portion of convertible notes payable related party	-	-	347,645
Current portion of promissory notes payable	171,125	64,407	141,347
Current portion of promissory notes payable related party	297,324	149,233	-
Convertible notes payable	-	516,575	382,109
Convertible notes payable related party	-	-	104,996
Promissory notes payable	-	-	3,762
Stockholders’ deficit	$(1,507,350)	$(1,227,550)	$(1,812,633)

WHERE YOU CAN FIND MORE INFORMATION

On February 11, 2016, we filed a registration statement on Form S-1 with the SEC, under the Securities Act with respect to the shares of common stock being offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.  For further information with respect to us and the shares we and the Selling Securityholders are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registrations statement.  You may read or obtain a copy of the registration statement at the SEC’s public reference room and Website referred to below.

We will distribute annual reports to our stockholders, including financial statements audited and reported on by a registered public accounting firm. Any or all reports and other documents we will file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our common stock being offered pursuant to this prospectus, are available at the SEC’s website www.sec.gov, as well as our website www.guardionhealth.com. If you do not have Internet access, requests for copies of such documents should be directed to Vincent J. Roth, the Company’s General Counsel, at Guardion Health Sciences, Inc., 15150 Avenue of Science, Suite 200, San Diego, CA 92128; Tel: 858-605-9055.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

Our recurring operating losses have raised substantial doubt regarding our ability to continue as a going concern.

The Company has sustained recurring operating losses, which raises substantial doubt about its ability to continue as a going concern. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees. Our audited financial statements for the year ended December 31, 2015 have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the Financial Statements the continuation of the Company as a going concern is dependent upon the Company raising additional debt and equity financing to fund future operations and to provide additional working capital. Our independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the year ended December 31, 2015. If we are unable to raise additional capital, the Company will be forced to suspend or terminate operations and, in all likelihood, cause investors to lose their entire investment.

We have significant working capital requirements and have historically experienced negative working capital balances. If we continue to experience such negative working capital balances in the future, it could have a material adverse effect on our business, financial condition and results of operations.

As a result of our continued losses, the Company’s current liabilities significantly exceed current assets, resulting in negative working capital of approximately $1,670,972 at June 30, 2016.  The Company is dependent upon obtaining additional financing to meet working capital needs and repay outstanding debt. Since our formation, the Company has relied on convertible notes and direct stock purchases from unrelated parties to fund its operating cash flow deficits. There is no assurance that we will generate the necessary net income or operating cash flows to meet our working capital requirements and pay our debt as it becomes due in the future due to a variety of factors and other factors discussed in this “Risk Factors” section. There can be no assurance, however, that we will be able to successfully take any of these actions, including adjusting expenses sufficiently or in a timely manner, or raising additional equity, increasing borrowings or completing a refinancing on any terms or on terms that are acceptable to us. Our inability to take these actions as and when necessary would materially adversely affect our liquidity, results of operations, financial condition and ability to operate.

Our future success is largely dependent on the successful commercialization of Lumega-Z and the MapcatSF.

The future success of our business is largely dependent upon the successful commercialization of our medical food, Lumega-Z, and our medical device, the MapcatSF. We are dedicating a substantial amount of our resources to advance Lumega-Z and certain resources to advance MapcatSF as aggressively as possible over the twelve months following the completion of this Offering. If we encounter difficulties in the commercialization of Lumega-Z or the MapcatSF, we will not have the resources necessary to continue our business in its current form. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities or enter into or maintain agreements with third parties to do so, we may be unable to successfully commercialize our products. We believe we are creating an efficient commercial organization, taking advantage of outsourcing options where prudent to maximize the effectiveness of our commercial expenditures. However, we may not be able to correctly judge the size and experience of the sales and marketing force and the scale of distribution necessary to be successful. Establishing and maintaining sales, marketing, and distribution capabilities are expensive and time-consuming. Such expenses may be disproportionate compared to the revenues we may be able to generate on sales of Lumega-Z or licensing fees or sales of the MapcatSF. If this occurs, it will have an adverse impact on operations and ability to fund any future development.

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We have limited experience in developing medical foods and medical devices, and we may be unable to commercialize some of the products we develop.

Development and commercialization of medical foods and medical devices involves a lengthy and complex process. We have limited experience in developing products and have only one commercialized product on the market, our medical food Lumega-Z. In addition, no one has ever developed or commercialized a medical device like the MapcatSF, and we cannot assure you that it is possible to further develop or successfully commercialize the MapcatSF or that we will be successful in doing so.

Even if we develop products for commercial use, these products may not be accepted by the medical and pharmaceutical marketplaces or be capable of being offered at prices that will enable us to become profitable. We cannot assure you that our products will be approved by regulatory authorities, if required, or ultimately prove to be useful for commercial markets, meet applicable regulatory standards, or be successfully marketed.

We and our suppliers and manufacturers are subject to a number of existing laws, regulations and industry initiatives and the regulatory environment of the healthcare industry is continuing to change. If it is determined that we or our suppliers or manufacturers are not in compliance with the laws and regulations to which we are subject, our business, financial condition and results of operations may be adversely affected.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities and our products must be capable of being used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products or our compliance with our customer contracts, or even expose us to direct liability on a theory that we had assisted our customers in a violation of healthcare laws or regulations. Because of our business relationships with physicians and professional healthcare providers, and since our product, Lumega-Z is believed to be a medical food and our product, the MapcatSF, is a medical device, a number of regulations are implicated. For example, from FDA’s perspective, a drug cures, treats, or mitigates the effects or symptoms of a specific disease. A medical food manages a specific disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. While we believe Lumega-Z is a medical food, if the FDA was to determine Lumega-Z to be a drug, the Company and the product would be subject to additional FDA regulation. Similarly, while we believe the MapcatSF is a safe medical device, with a very low potential risk of injury to a patient, we believe the MapcatSF is correctly classified as a Class I medical device, which does not require any premarket approval. If, however, the FDA were to determine that the MapcatSF is a Class II medical device, the Company and the product would be subject to additional regulatory requirements.

In addition, we cannot anticipate how changes in regulations or determinations by regulatory agencies may evolve. Thus, application of many state and federal regulations to our business operations is uncertain. Further, there are federal and state fraud and abuse laws, including anti-kickback laws and limitations on physician referrals and laws related to off-label promotion of prescription drugs that may or may not be directly or indirectly applicable to our operations and relationships or the business practices of our customers. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that may adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

We may be subject to fines, penalties, injunctions and other sanctions if we are deemed to be promoting the use of our products as a drug.

Our business and future growth depend on the development, use and ultimate sale of products that are subject to FDA regulation, clearance and approval. Under the U.S. Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for treatment of a condition or disease. This means that we may not make claims about the usefulness or effectiveness or expected outcome of use of our products for any particular condition or disease and may not proactively discuss or provide information on the use of our products, except as allowed by the FDA.

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There is a risk that the FDA or other federal or state law enforcement authorities could determine that the nature and scope of our sales and marketing activities may constitute the promotion of our products for use as a drug in violation of applicable law. We also face the risk that the FDA or other regulatory authorities might pursue enforcement based on past activities that we have discontinued or changed, including sales activities, arrangements with institutions and doctors, educational and training programs and other activities.

Government investigations are typically expensive, disruptive, burdensome and generate negative publicity. If our promotional activities are found to be in violation of applicable law or if we agree to a settlement in connection with an enforcement action, we would likely face significant fines and penalties and would likely be required to substantially change our sales, promotion and educational activities. In addition, were any enforcement actions against us or our senior officers to arise, we could be excluded from participation in U.S. government healthcare programs such as Medicare and Medicaid.

A key part of our business strategy is to establish collaborative relationships to commercialize and develop our product candidates. We may not succeed in establishing and maintaining collaborative relationships, which may significantly limit our ability to develop and commercialize our products successfully, if at all.

A key part of our business strategy is to establish collaborative relationships to commercialize and fund development of our product candidates. We are currently a party to several collaborative relationships. The Illinois College of Optometry, for example, has included the MapcatSF prototype in its curriculum to instruct students on how to measure the macular pigment. The New York Eye and Ear Infirmary is currently evaluating Lumega-Z on glaucoma patients. The Rosenberg School of Optometry at the University of the Immaculate Word is conducting research on patients with a MapcatSF prototype. Moreover, our Science Advisory Board, each member of whom is displayed on the company website, includes world renowned experts in macular carotenoids who are developing the peer review markets by conducting research and furthering the understanding of the relevance of the macular pigment in ocular health. Our Medical Advisors includes thought-leading clinicians in retina, glaucoma and the anterior segment of the eye, providing guidance on understanding the clinical applications of Lumega-Z and the MapcatSF and understanding the market opportunities and assisting in driving our strategic goals.

We may not be able to negotiate collaborations on acceptable terms, if at all, and if we do enter into collaborations, these collaborations may not be successful. Our current and future success depends in part on our ability to enter into successful collaboration arrangements. If we are unable to establish and maintain collaborative relationships on acceptable terms or to successfully transition terminated collaborative agreements, we may have to delay or discontinue further development of one or more of our product candidates, undertake development and commercialization activities at our own expense or find alternative sources of capital. Consequently, if we are unable to enter into, maintain or extend successful collaborations, our business may be harmed.

Our long-term success may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF.

Our long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. Product development and commercialization is very expensive and involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Product development is a complex, time-consuming and expensive process. If we fail to adequately manage the research, development, execution and regulatory aspects of new product development we may fail to launch new products altogether.

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Government agencies may establish usage guidelines that directly apply to our products or proposed products or change legislation or regulations to which we are subject.

Government usage guidelines typically address matters such as usage and dose, among other factors. Application of these guidelines could limit the use of our products and products that we may develop. In addition, there can be no assurance that government regulations applicable to our products or proposed products or the interpretation thereof will not change and thereby prevent the marketing of some or all of our products for a period of time or permanently. The FDA’s policies may change and additional government regulations may be enacted that could modify, prevent, delay or change the regulatory approval required of our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or in other countries.

Patent litigation is common in the pharmaceutical and biopharmaceutical industries. Any litigation or claim against us may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation.

While we are not a pharmaceutical or a biopharmaceutical company, as a health sciences company, our medical foods or our medical device may come into competition with products in the medical foods and related industries, such as pharmaceuticals, biologics or dietary supplements. There has been substantial litigation in the pharmaceutical and biopharmaceutical industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. For the most part, these lawsuits relate to the validity, enforceability and infringement of patents. We expect that we will rely upon patents, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We may find it necessary to initiate claims to defend our intellectual property rights as a result. Other parties may have issued patents or be issued patents that may prevent the sale of our products or know-how or require us to license such patents and pay significant fees or royalties to produce our products. In addition, future patents may issue to third parties which our technology may infringe. Because patent applications can take many years to issue, there may be applications now pending of which we are unaware that may later result in issued patents that our products may infringe.

Intellectual property litigation, regardless of outcome, is expensive and time-consuming, and could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition. If such a dispute were to be resolved against us, we may be required to pay substantial damages, including treble damages and attorney’s fees to the party claiming infringement if we were to be found to have willfully infringed a third party’s patent. We may also have to develop non-infringing technology, stop selling any products we develop, cease using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. Modification of any products we develop or development of new products thereafter could require us to become subject to other requirements of the FDA and other regulatory bodies, which could be time-consuming and expensive. In addition, parties making infringement claims may be able to obtain an injunction that would prevent us from selling any products we develop, which could harm our business.

Our competitors may develop products similar to Lumega-Z, and we may therefore need to modify or alter our business strategy, which may delay the achievement of our goals.

Competitors may develop products with similar characteristics to Lumega-Z. Such similar products marketed by larger competitors could hinder our efforts to penetrate the market. As a result, we may be forced to modify or alter our business and regulatory strategy and sales and marketing plans, as a response to changes in the market, competition and technology limitations, among others. Such modifications may pose additional delays in achieving our goals.

If we are unable to develop our own sales, marketing and distribution capabilities, or if we are not successful in contracting with third parties for these services on favorable terms, or at all, revenues from any products we develop could be limited.

We currently have limited sales, marketing and distribution capabilities. To commercialize our products successfully, we have to develop more robust capabilities internally or collaborate with third parties that can perform these services for us. In the process of commercializing our products, we may not be able to hire the necessary experienced personnel and build sales, marketing and distribution operations capable of successfully launching new products and generating sufficient product revenues. In addition, establishing such operations takes time and involves significant expense.

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If we decide to enter into co-promotion or other licensing arrangements with third parties, we may be unable to identify acceptable partners because the number of potential partners is limited and because of competition from others for similar alliances with potential partners. Even if we are able to identify one or more acceptable partners, we may not be able to enter into any partnering arrangements on favorable terms, or at all. If we enter into any partnering arrangements, our revenues are likely to be lower than if we marketed and sold our products ourselves.

 In addition, any revenues we receive would depend upon our partners’ efforts which may not be adequate due to lack of attention or resource commitments, management turnover, and change of strategic focus, further business combinations or other factors outside of our control. Depending upon the terms of our agreements, the remedies we have against an under-performing partner may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement partner on acceptable terms, or at all.

If we cannot compete successfully for market share against other companies, we may not achieve sufficient product revenues and our business will suffer.

 The market for our products and product candidates is characterized by competition and technological advances. If our products are unable to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

 We will compete for market share against fully integrated medical food and medical device companies or other companies that develop products independently or collaborate with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, have substantially greater capital resources, larger research and development staffs and facilities, and greater financial resources than we do, as well as significantly greater experience in:

●	developing medical foods and medical devices;

●	conducting product testing and studies;

●	complying with regulatory requirements;

●	formulating and manufacturing products; and

●	launching, marketing, distributing and selling products.

Our competitors may:

●	develop and patent processes or products earlier than we will;

●	develop and commercialize products that are less expensive or more efficient than our products;

●	comply with regulatory requirements more rapidly than us; or

●	improve upon existing technological approaches or develop new or different approaches that render our technology or products obsolete or uncompetitive.

If we are unable to compete successfully against current or future competitors, we may be unable to obtain market acceptance for any product candidates that we create, which could prevent us from generating revenues or achieving profitability and could cause the market price of our common stock to decline.

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We may be unsuccessful in expanding our product distribution outside the United States.

To the extent we begin to offer our products outside the United States, we expect that we may be dependent on third-party distribution relationships. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations. If distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, our ability to realize long-term international revenue growth would be materially adversely affected.

Additionally, our products may require regulatory clearances and approvals from jurisdictions outside the United States. We expect that we will be subject to and required to comply with local regulatory requirements before selling our products in those jurisdictions. We are not certain that we will be able to obtain these clearances or approvals or compliance requirements on a timely basis, or at all.

Manufacturing risks and inefficiencies may adversely affect our ability to produce products.

We engage third parties to manufacture our products in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs and complying with regulatory requirements. In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require. If we are unable to obtain from one or more of our vendors the needed materials or components that meet our specifications on commercially reasonable terms, or at all, we may not be able to meet the demand for our products. We have not arranged for alternate suppliers, and it may be difficult to find alternate suppliers in a timely manner and on terms acceptable to us.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers and business partners, including personally identifiable information of our customers, some of which is stored on our network and some of which is stored with our third-party E-commerce vendor. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to operator error, malfeasance or other disruptions. Any such breach could compromise our network and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation, which could adversely affect our business.

Our products and facility and the facilities of our manufacturers are subject to federal laws and regulations and certain requirements in the State of California. Failure to comply with any law or regulation could result in penalties and restrictions on our manufacturers’ ability to manufacture and our ability to distribute products. If any such action were to be imposed, it could have a material adverse effect on our business and results of operations.

Although medical foods do not require pre-market approval by the FDA, manufacturers of medical foods must be registered with the FDA under a provision promulgated by the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the “Bioterrorism Act”). Manufacturers of medical foods are subject to periodic inspection by the FDA. The manufacture of our medical foods is outsourced in its entirety to a third party manufacturer. We are evaluating additional manufacturers for selection as second source or back-up providers. Our medical foods have not been reviewed by the FDA. There is no certainty that the FDA will favorably review our medical food products or our manufacturers’ facilities. If the outcome of an inspection is negative or if we or our manufacturers fail to comply with any law or regulation, we could be subject to penalties and restrictions on our manufacturers’ ability to manufacture and distribute products. Any such action may result in a material adverse effect on our business and results of operations. For a more complete discussion of the laws and regulations to which we are subject, see the section of this report titled “Description of Business - Government Regulation.”

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A significant portion of the Company’s billings and revenues are derived from the sale of a single product.

In the six months ended June 30, 2016, the Company derived 100% of its revenues from the sale of Lumega-Z®. While we continue to see an increasing demand for Lumega-Z from our customers, we cannot assure you that the demand will continue. A decline in sales of Lumega-Z to our customers may have an immediate adverse effect on our financial results.

All of the Company’s billings and revenues are derived from a limited number of customers and the loss of any one or more of them may have an immediate adverse effect on our financial results.

In the six months ended June 30, 2016, the Company’s billings were derived from a limited number of individual customers. The Company does not receive volume commitments from its customers. Customers may stop purchasing our products with little or no warning. Loss of customers may have an immediate adverse effect on our financial results.

If we are forced to reduce our prices, our business, financial condition and results of operations may suffer.

 We may be subject to pricing pressures with respect to our future sales arising from various sources, including practices of health insurance companies, healthcare providers and competition in the marketplace. If our pricing experiences significant downward pressure, our business could be less profitable and our results of operations may be adversely affected. In addition, because cash from sales funds our working capital requirements, reduced profitability could require us to raise additional capital to support our operations.

If we are unable to successfully introduce new products or fail to keep pace with medical advances and developments, our business, financial condition and results of operations may be adversely affected.

 The successful implementation of our business model depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services. We cannot assure you that we will be able to introduce new products on schedule, or at all, or that such products will achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce planned products or other new products or to introduce these products on schedule may have an adverse effect on our business, financial condition and results of operations.

 If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the healthcare industry is characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products, develop new technology that addresses the needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business may suffer.

If customers do not accept our products, or delay in deciding whether to recommend our products and services, our business, financial condition and results of operations may be adversely affected.

 Our business model depends on our ability to sell our products. Acceptance of our products requires physicians to use our MapcatSF to measure the macular protective pigment in their patients’ eyes and understand and appreciate the benefits of Lumega-Z in order to recommend it to their patients. We cannot assure you that physicians will integrate our products into their treatment plans or patient recommendations. Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products by physicians, and other healthcare industry participants or if we fail to position our products as an ocular health remedy, our business, financial condition and results of operations may be adversely affected.

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If our principal suppliers fail or are unable to perform their contracts with us, we may be unable to meet our commitments to our customers. As a result, our reputation and our relationships with our customers may be damaged and our business and results of operations may be adversely affected.

We currently purchase all our medical food ingredients and products from three vendors – one for carotenoids, one for Omega 3, and one for all other supplements. These companies are subject to FDA regulation and they are responsible for compliance with current Good Manufacturing Practices. Although our agreements provide that our suppliers will abide by the FDA manufacturing requirements, we cannot control their compliance. If they fail to comply with FDA manufacturing requirements, the FDA could prevent our vendors from manufacturing our ingredients and products. Although we believe that there are a number of other sources of supply of ingredients and manufacturers of medical food products, if these suppliers are unable to perform under our agreements, particularly at certain critical times such as when we add new physician clients that will require a large production of one or more products, we may be unable to meet our commitments to our customers. If this were to happen, our reputation as well as our relationships with our customers may suffer and our business and results of operations may be adversely affected. We have are evaluating several additional manufacturers for selection as second source or back-up providers.

If we incur costs exceeding our insurance coverage in lawsuits that are brought against us in the future, it could adversely affect our business, financial condition and results of operations.

If we were to become a defendant in any lawsuits involving the manufacture and sale of our products and if our insurance coverage were inadequate to satisfy these liabilities, it may have an adverse effect on our business, financial condition and results of operations.

 If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We could be subject to intellectual property infringement claims as the number of our competitors grows and our products and patent applications’ functionality overlaps with competitive products. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims whether or not such claims are ultimately successful. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary technology. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. Our goal is to protect our proprietary rights through a combination of patent, trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of our technology. Misappropriation of our intellectual property would have an adverse effect on our competitive position.

The Company has two pending patent applications related to its products. Our success, competitive position, and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes, and other technologies; to preserve our trade secrets; to obtain trademarks for our name, logo and products; to prevent third parties from infringing our proprietary rights; and to operate without infringing the proprietary rights of third parties. To counter infringement or unauthorized use by third parties, we may be required to file infringement claims, which can be expensive and time-consuming. If we infringe the rights of third parties, we could be prevented from selling our products, forced to pay damages, and forced to incur substantial costs in defending litigations.

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The patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following:

●	Claims of issued patents, and the claims of any patents which may be issued in the future and be owned by or licensed to the Company may be challenged by third parties, resulting in patents being deemed invalid, unenforceable, or narrowed in scope, a third party may circumvent any such issued patents, or such issued patents may not provide any significant commercial protection against competing products.

●	Our competitors, many of which have substantially greater resources than we do and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets.

●	The legal systems of some foreign countries do not encourage the aggressive enforcement of patents, and countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products. Thus, the Company’s foreign patents may not be enforceable to the same extent as the counterpart U.S. patents.

In addition, the United States Patent and Trademark Office (“USPTO”), and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or any of our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

Our business depends in part on and will continue to depend in part on our ability to establish and maintain additional strategic relationships. Our failure to establish and maintain these relationships could make it more difficult to expand the reach of our products, which may have a material adverse effect on our business.

To be successful, we must continue to maintain our existing strategic relationships, such as our relationship with our vendors who manufacture our medical food products. We also must continue to establish additional strategic relationships with healthcare leaders. This is critical to our success because we believe that these relationships contribute towards our ability to extend the reach of our products and services to a larger number of physicians, professional healthcare providers and physician groups and to other participants in the healthcare industry; develop and deploy new products and services; enhance the Lumega-Z® brand in the U.S. and potentially the Lumega-Z brand internationally; and generate additional revenue and cash flows. Entering into strategic relationships is complicated because strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to maintain or establish relationships with key participants in the healthcare industry if we conduct business with their competitors.

We must attract quality management in order to manage our growth. Failure to do so may result in slower expansion.

In order to support the growth of our business, we will need to expand our senior management team. There is no assurance that we will be capable of attracting quality managers and integrating those individuals into our management system. Without experienced and talented management, the growth of our business may be adversely impacted.

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Competition for qualified employees is intense, and we may not be able to attract and retain the highly skilled employees we need to support our business. Without skilled employees, the quality of our product development and services could diminish and the growth of our business may be slowed, which could have a material adverse effect on our business, financial condition and results of operations.

 Our ability to provide high-quality products and services to our clients depends, in large part, upon our employees’ experience and expertise. We must attract and retain highly qualified personnel with a deep understanding of the pharmaceutical and healthcare information technology industries. In addition, we will invest significant time and expense in training our employees, increasing their value to clients as well as to competitors who may seek to recruit them, which will increase the cost of replacing them. If we fail to retain our employees, the quality of our product development and services could diminish and the growth of our business may be slowed. This may have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our Chief Executive Officer and other key personnel, we may be unable to replace them, and our business, financial condition and results of operations may be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Michael Favish, our President and Chief Executive Officer, are integral to the execution of our business strategy. We believe that the loss of the services of Mr. Favish could adversely affect our business, financial condition and results of operations. We cannot assure you that Mr. Favish or our other executive officers will continue to provide services to the Company. We do not maintain key man insurance for any of our key personnel. We intend to enter into formal employment agreements with Michael Favish and other key personnel after the effective date of this prospectus.

Our failure to compete successfully could cause our revenue or market share to decline.

The market for our products and services is competitive and is characterized by rapidly evolving industry standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors, which include major pharmaceutical companies with alternatives to our products, may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. We compete on the basis of several factors, including distribution of products, reputation, scientific validity, reliability, client service, price, and industry expertise and experience. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers’ requirements.

We may consider acquiring other companies or product lines in an effort to expand our business in exchange for cash or stock of the Company, which may not be successful or which may cause dilution to investors.

The Company will also consider acquiring other companies or product lines that may be complimentary or supplementary as part of our future efforts to expand the business, which acquisitions could be for cash, stock or a combination thereof. In either event, there is no guarantee that any such acquisition will be successful or that an acquired company’s products, operations or corporate culture will mesh with our Company, integrate well, or that any economies of scale will be realized. In addition, any such transaction that involves the Company’s stock would cause dilution to investors. Moreover, any such transaction that involves cash would result in a reallocation of funds on hand that would be needed to support an acquired company or acquired product line.

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In order to expand our business into additional states, we may need to comply with regulatory requirements specific to such state and there can be no assurance that we will be able to initially meet such requirements or that we will be able to maintain compliance on an on-going basis.

While we believe our product, Lumega-Z®, to be a medical food and not a drug, it is only available under the supervision of a physician. While it is not available in pharmacies, we are mindful that the act of physicians prescribing, particularly if conducted across state lines, could potentially be subject to certain pharmacy regulations. Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kickback and false claims. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require a physician to obtain a license to dispense prescription products. While we do not believe these pharmacy requirements are applicable should a pharmacy board or medical board determine otherwise, there can be no assurance that we will be able to comply with the regulations of particular states into which we may expand or that we will be able to maintain compliance with the states in which we currently distribute our products. We currently have Lumega-Z customers in California, Massachusetts, Connecticut, New York, Pennsylvania, New Jersey, Georgia, North Carolina, South Carolina, Florida, Kentucky, Tennessee, Kansas, Indiana, Illinois, Minnesota, Oklahoma, Texas, New Mexico, Mississippi, Idaho, Utah, Nevada, Arizona, Washington, Hawaii and Alberta, Canada. Our inability to maintain compliance with the regulations of California and these other jurisdictions, or expand our business into additional states may adversely affect our results of operations.

Our Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Article XI of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the shareholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes.1 The Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

Risks Related to our Industry

Any failure to comply with all applicable federal and state confidentiality requirements for the protection of patient information may result in fines and other liabilities, which may adversely affect our results of operations.

When a physician recommends our medical food, Lumega-Z, to a patient we typically receive an order from the customer, but we do not usually receive medical information. As part of the operation of our business, it is possible, however, that during communication with customers or with physicians we might receive patient-identifiable medical information. The Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act, Title XIII of the American Recovery and Reinvestment Act of 2009 (the “HITECH Act”), and related regulations promulgated by the Secretary (“HIPAA Regulations”) grant a number of rights to individuals as to their identifiable confidential medical information (called “Protected Health Information”) and restrict the use and disclosure of Protected Health Information. Failure to comply with these confidentiality requirements may result in penalties and sanctions. In addition, certain state laws may impose independent obligations upon us with respect to patient-identifiable medical information. Moreover, various new laws relating to the acquisition, storage and transmission of patient medical information have been proposed at both the federal and state level. Any failure to comply may result in fines and other liabilities, which may adversely affect our results of operations.

1 In re Revlon, Inc. S’holders Litig. 2010 WL 935626, at *19 n.8 (Del. Ch. Mar. 16, 2010)

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Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Our products are neither prescription drugs nor are they reimbursable under any federal program at present. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets specified requirements. We believe that the physicians who use our medical device, the MapcatSF, or recommend our medical food, Lumega-Z, to their patients are aware of these requirements, but we do not monitor their compliance and have no assurance that the physicians are in material compliance with Stark II. If it were determined that the physicians who use our medical device or prescribe medical foods purchased from us were not in compliance with Stark II, it could potentially have an adverse effect on our business, financial condition and results of operations.

The federal anti-kickback statute applies to Medicare, Medicaid and other state and federal programs. At present, our products are not prescription drugs, nor are they reimbursable under any federal program. The federal anti-kickback statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the programs. The federal anti-kickback statute provides a number of statutory exceptions and regulatory “safe harbors” for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. At present, we do not participate in any federal programs and our products are not reimbursed by Medicare, Medicaid or any other state or federal program. If, however, that changes in the future and it were determined that we were not in compliance with the federal anti-kickback statute, we could be subject to liability, and our operations could be curtailed. Moreover, if the activities of our customers or other entity with which we have a business relationship were found to constitute a violation of the federal anti-kickback law and we, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, we could be subject to sanction or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Patient Protection and Affordable Care Act of 2010 and other initiatives at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. While no federal price controls are included in the Medicare Prescription Drug, Improvement and Modernization Act, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance of our products and services. Additionally, new safe harbors to the federal Anti-Kickback Statute and corresponding exceptions to such law may alter the competitive landscape.

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Risks Related to Our Common Stock

We are an “emerging growth company” and we have elected to comply with certain reduced reporting and disclosure requirements which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”). For as long as we continue to be an emerging growth company, we have elected to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. As a result of these reduced reporting and disclosure requirements our financial statements may not be comparable to companies that comply with public company effective dates. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would immediately cease to be an emerging growth company. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS Act.  We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Investors may find our common stock less attractive as a result of our election to utilize these exemptions, which could result in a less active trading market for our common stock and/or the market price of our common stock may be more volatile.

Our directors and executive officers beneficially own a significant number of shares of our common stock.  Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over our business.

As of the date of this prospectus, our executive officers and directors beneficially own approximately 38.3% of our shares of common stock.  As a result, our executive officers and directors may be able to: affect the election or defeat the election of our directors, amend or prevent amendment to our certificates of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

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We do not intend to pay cash dividends to our stockholders, so you will not receive any return on your investment in our Company prior to selling your interest in the Company.

We have never paid any dividends to our common stockholders and do not foresee doing so as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation.  As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

We require additional capital to support our current operations, and this capital has not been readily available.

We require additional debt or equity financing to fund our current operations, including, but not limited to, working capital. As a publicly-owned reporting company, we expect that it may facilitate our ability to secure additional funds. Our limited operating history makes it difficult to evaluate our current business model and future prospects. Accordingly, investors should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, as we have, in fact, encountered. Potential investors should carefully consider the risks and uncertainties that a new company with a limited operating history and with limited funds, will face. In particular, potential investors should consider that there is a significant risk that we will not be able to:

●	implement or execute our current business plan, which may or may not be sound;
●	maintain our anticipated management and advisory team; and
●	raise sufficient funds in the capital markets to effectuate our business plan.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our existing capital stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our current operations and to respond to business challenges would be significantly limited. If we cannot access the capital necessary to support our business, we would be forced to curtail our business activities or even shut down operations. If we cannot execute any one of the foregoing or similar matters relating to our business, the business may fail, in which case you would lose the entire amount of your investment in the Company.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

Upon the effective date of this prospectus, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002 (“SOX”).  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. SOX requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.  Our Chief Executive Officer and Principle Accounting Officer will need to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures.  As a result, we will incur significant legal, accounting and other expenses.  Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

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Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting.  In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies.  If we are unable to comply with the internal controls requirements of SOX, then we may not be able to obtain the independent account certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to be quoted or our ability to list our shares on any national securities exchange.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act.  Notwithstanding our diligence, certain internal controls deficiencies may not be detected.  As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.  We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Risks Related to our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile and you may not be able to resell your shares at or above the purchase price.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	our ability to execute our business plan;

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	sales of our common stock (particularly following effectiveness of this resale registration statement);

•	operating results that fall below expectations;

•	regulatory developments;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results;

•	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

•	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•	the development and sustainability of an active trading market for our common stock; and

•	any future sales of our common stock by our officers, directors and significant stockholders.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are not publicly traded and there can be no assurance that there will be an active market for our shares of common stock in the future.

Our shares of common stock are not currently publicly traded. There can be no assurance that there will be an active market for our shares of common stock in the future. If we are able to establish a public market for our securities, the market liquidity will be dependent on the perception of our operating business, among other things.  We intend to take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. If there is a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account.  Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock rules.”  Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act.  The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We will be subject to the SEC’s penny stock rules.

Since our common stock will be deemed to be penny stock, trading in the shares of our common stock will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors.  ”Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt from the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of the Company’s stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the penny stock rules. In any event, even if our common stock was exempt from the penny stock rules, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

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Forward Looking Statements

This prospectus contains forward-looking statements.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are based on current expectations, estimates, forecasts and projections about us, our future performance, our beliefs and management’s assumptions.  They are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,” ”forecast,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company’s corporate strategy or an inability to execute its strategy due to unanticipated changes; and (iv) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.  We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or changes in our expectations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not need to comply with new or revised accounting standards as required when they are adopted.

USE OF PROCEEDS

The Selling Securityholders are selling all of the shares of common stock being sold in this offering. Accordingly, we will not receive any proceeds from the sale of common stock by the Selling Securityholders. We will not receive any proceeds from the sale of these shares by the Selling Securityholders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the Selling Securityholders. The principal purposes of this offering are to facilitate an orderly distribution of shares for the Selling Securityholders in the offering.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our shares of common stock.

We are seeking a listing of our common stock on the OTCQB maintained by OTC Markets Group, however, we cannot assure you that our application will be approved.

Dividend Policy

Guardion Health Sciences, Inc. has not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

Presentation of Information

As used in this prospectus, the terms “we,” “us” “our” and the “Company” mean Guardion Health Sciences, Inc. unless the context requires otherwise. The following discussion and analysis should be read in conjunction with our audited (and unaudited) financial statements and the related notes that appear elsewhere in this prospectus. All dollar amounts in this registration statement refer to U.S. dollars unless otherwise indicated.

Overview

Guardion Health Sciences, Inc. (the “Company” or “we”) was formed in December 2009 in California as a limited liability company under the name P4L Health Sciences, LLC and we subsequently changed our name to Guardion Health Sciences, LLC. On June 30, 2015 we converted from a California limited liability company to a Delaware corporation, changing our name to Guardion Health Sciences, Inc.

We are a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s and dementia. We have had limited commercial operations to date, and have primarily been engaged in research and development.

We have also developed a proprietary medical device called the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”). We invented our own proprietary patent-pending technology embodied in the MapcatSF. On September 28, 2016, we received a Notice of Allowance from the USPTO and expect the patent to issue shortly for the MapcatSF invention. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking Lumega-Z. The MapcatSF is a non-mydriatic, non-invasive device that accurately measures the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function.

Lumega-Z has a patent-pending, critical ingredient that replenishes and restores the macular protective pigment simultaneously delivering critical and essential nutrients to the eye. Formulated by Dr. Sheldon Hendler in 2010, modifications were made over a two-year period to improve the taste and method of delivery. We believe that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. We believe that medical foods will continue to grow in importance over the coming years.

By combining our cutting edge technology with our MapcatSF medical device and Lumega-Z medical food, we have developed, based on management’s knowledge of the industry, the only reliable two-pronged, evidence-based protocol for replenishing and restoring the macular protective pigment and increasing overall retinal health. The MapcatSF is intended to be the first device using a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data.

Management believes, based on its research and the knowledge of the industry, that Lumega-Z is the first liquid ocular health formula to be classified as a medical food (as defined in Section 5(b) of the “Orphan Drug Act”) based on the Company’s determination. However, the FDA has not monitored nor approved Lumega-Z as a medical food. Lumega-Z is a regulated medical food and therefore must be administered under the supervision of a physician or professional healthcare provider. In order to reach the large, expanding AMD patient population, we primarily market Lumega-Z to patients through ophthalmologists and optometrists.

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The ingredients in our formula are well-researched and supported by scientific literature, testing clinics and clinical trials. The Waterford Institute of Technology in Ireland, for example, conducted clinical trials on the use of the three macular carotenoids that are the critical ingredients in our Lumega-Z formula. There are also many research studies and peer-reviewed articles on these three carotenoids. In addition, Richard A. Bone, BSc, PhD, FARVO, who is a Science Advisor to the Company has conducted research and published a peer-reviewed article regarding the MapcatSF titled, “Innovative Troxler-Free Measurement of Macular Pigment and Lens Density with Correction of the Former for the Aging Lens.” The aim of this paper was to describe the measurement principles of the MapcatSF, and to illustrate the differentiating factors that separate it from previous designs of devices that aimed to make the same measurements. The body of published evidence supporting our ingredients and formula amounts to over one hundred peer-reviewed papers, clinical trials and review articles, of which 113 are listed on www.guardionpro.com.

Within this body of evidence, the majority of the peer-reviewed papers, (those which are published in peer-reviewed journals and serve to study specific hypotheses or outcomes), are papers that have looked at the photobiology of the macular pigment within the eye, including mechanisms of absorption, deposition, orientation, biochemical and biophysical properties, the interactions of the various molecules and isomers that make up the macular pigment (specifically lutein, zeaxanthin and mesozeaxanthin), and the principles of measuring and monitoring the amount of macular pigment in the eye. This collection of evidence substantiates the safety and efficacy of our ingredients and formula as it relates to the macular pigment.

The majority of clinical trials have studied the absorption of the macular carotenoids (lutein, zeaxanthin and mesozeaxanthin) into the body, either blood serum levels or levels within the eye, and some long term trials have investigated the efficacy of the macular carotenoids on various disease states, including AMD, glaucoma, cataract, dementia, cognition and vision performance.

Review articles, which are publications that examine the body of evidence and provide a summary of the current understanding of the subject, have been published summarizing the effects of macular pigment on certain disease states, primarily AMD, and also the overarching subject of blue light (also referred to as high energy visible light) and its potentially damaging effects on the eye. Each of these categories of published data substantiated the safety, efficacy, and suitability of the ingredients of Lumega-Z, and the measurement principles of the MapcatSF.

Recent Developments

In January 2016, we engaged Gordon Bethwaite as our Vice President of Sales and Marketing. Mr. Bethwaite is a senior figure in the ophthalmic space, with over 15 years of experience in the sales and marketing of diagnostic, surgical and optical products. Through his collaborations with thought-leading doctors in cataract, refractive, retina and glaucoma specialties, Mr. Bethwaite brings a wealth of expertise and knowledge to the Company.

We recently further improved the taste of Lumega-Z. Based on feedback from customers, we had our manufacturer produce sample batches of Lumega-Z with slightly modified tastes. We then conducted taste tests with a sample population to select the most popular taste. While the taste change is only slight, we believe customers will like the new flavor better and new customers will be introduced to an improved tasting product.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has utilized cash in operating activities of $706,436, $1,139,758 and $543,378 during the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, respectively, and had a total stockholders’ deficiency of $1,507,350, $1,227,550 and $1,812,633 as of June 30, 2016 and December 31, 2015 and 2014, respectively. The Company expects to continue to incur net losses and negative operating cash flows at least through 2016. As a result, management and the Company’s auditors believe that there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

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We will continue to incur significant expenses for commercialization activities related to our lead product Lumega-Z, the MapcatSF medical device, and with respect to efforts to build our infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, our long-term viability and growth will depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. We are continuing attempts to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that we will be able to secure such additional financing in the amounts necessary to fully fund our operating requirements on acceptable terms or at all. If we are unable to access sufficient capital resources on a timely basis, we may be forced to reduce or discontinue our technology and product development programs and curtail or cease operations.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Based on the FASB’s Exposure Draft Update issued on April 29, 2015, and approved in July 2015, Revenue from Contracts With Customers (Topic 606): Deferral of the Effective Date, ASU 2014-09 is now effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The adoption of ASU 2014-09 is not expected to have any impact on our financial statement presentation or disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (ASU 2014-15), Presentation of Financial Statements – Going Concern (Subtopic 205-10). ASU 2014-15 provides guidance as to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of ASU 2014-15 is not expected to have any impact on our financial statement presentation or disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company has not yet evaluated the impact of the adoption of ASU 2016-02 on the Company’s financial statement presentation or disclosures.

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Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

Concentration of Risk

Cash balances are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. Insurance coverage limits are $250,000 per depositor at each financial institution. All of the non-interest bearing cash balances were fully insured at December 31, 2015 and 2014. Our non-interest bearing accounts exceeded the federally insured limit by approximately $20,000 at June 30, 2016. There were no interest-bearing amounts on deposit in excess of federally insured limits at December 31, 2015 or 2014.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

As discussed above, on June 30, 2015 we converted from a California limited liability company to a Delaware corporation and LLC units were converted to Common Stock on a one-for-one basis.

Our financial statements for the six months ended June 30, 2016 and 2015 are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows. The information disclosed in the notes to the financial statements for such interim period is also unaudited. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements.

Patent Costs

We hold pending patent applications for our MapcatSF and Lumega-Z products. Due to the significant uncertainty associated with the successful development of one or more commercially viable products based on our research efforts and any related patent applications, all patent costs, including patent-related legal fees, filing fees and other costs, including internally generated costs, are expensed as incurred. During the six months ended June 30, 2016, and the years ended December 31, 2015 and 2014, patent costs were $5,323, $26,407 and $32,783, respectively, and are included in total research and development costs in the statements of operations.

Convertible Notes Payable

When conventional convertible debt is issued with detachable warrants, the proceeds from issuance are allocated to the two instruments based on their relative fair values. This method is generally appropriate if debt is issued with any other freestanding instrument that is classified in equity.

When the convertible debt instrument includes both detachable instruments such as warrants, and a beneficial conversion option, the proceeds of issuance are allocated among the convertible instrument and the other detachable instruments based on their relative fair values as indicated above, and the amount allocated to the convertible instrument is further analyzed to determine if the embedded conversion option has intrinsic value. If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value, then the conversion option has intrinsic value and this feature is characterized as a beneficial conversion feature (“BCF”). We calculate an effective conversion price based on the fair value allocated to the convertible instrument divided by the number of conversion shares based upon the conversion terms of the instrument. The resulting calculation or effective conversion price is used to measure the intrinsic value, if any, of the embedded conversion option. Stated differently, intrinsic value is calculated at the commitment date as the difference between the conversion price (effective or otherwise) and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible.

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The fair value of members’ units or common stock was determined based on management’s judgment. In order to assist management in calculating such fair value, we retained a third party valuation firm in determining the value of our Company. The third party valuation firm’s input was utilized in determining the related per unit or share of valuations of our equity used at June 30, 2016, December 31, 2015 and 2014. Management made the final determination as to valuation based on various inputs, including the valuation report prepared by the third party valuation firm.

If the intrinsic value of the BCF is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF is limited to the amount of the proceeds allocated to the convertible instrument. We record a BCF as a debt discount and in those circumstances, the convertible debt will be recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method or the straight-line method, as an approximation of effective interest amortization.

Stock-Based Compensation

We periodically issue stock-based compensation to officers, directors, and other consultants for services rendered. Such issuances vest and expire according to terms established at the issuance date.

Stock-based payments to officers and directors, and to employees in the future which will include grants of employee stock options, are recognized in the financial statements based on their fair values. Stock option grants, which are generally time vested, will be measured at the grant date fair value and charged to operations on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date and the estimated volatility of the common stock over the term of the equity award.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Until we have established a trading market for our common stock, estimated volatility is based on the average historical volatilities of comparable public companies in a similar industry. The expected dividend yield is based on the current yield at the grant date; we have never declared or paid dividends and have no plans to do so for the foreseeable future.

The fair value of members’ units or common stock was determined based on management’s judgment. In order to assist management in calculating such fair value, we retained a third party valuation firm in determining the value our Company. The third party valuation firm’s input was utilized in determining the related per unit or share valuations of our equity used at June 30, 2016, December 31, 2015 and 2014. Management made the final determination as to valuation based on various inputs, including the valuation report prepared by the third party valuation firm.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date. We recognize stock compensation expense on stock or unit purchases at a price less than fair value, and for fully-vested stock issued to consultants and other service providers, for the excess of fair value of the stock or units over the price paid for the stock or units.

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We recognize the fair value of stock-based compensation within our statements of operations with classification depending on the nature of the services rendered. We issue new shares to satisfy stock option exercises.

During the six months ended June 30, 2016, and the year ended December 31, 2015, we recognized aggregate stock-compensation expense of $912,154 and $4,885,589, based upon a stock price of approximately $1.00 and $1.14 per share, respectively, of which $812,409 and $4,419,959, respectively, was recorded in general and administrative expense, $96,357 and $119,429 was recorded in sales and marketing expense, and $3,389 and $346,201 was recorded in research and development expense, respectively. There was no stock-based compensation expense during the year ended December 31, 2014.

Income Taxes

As of June 30, 2015, we became subject to U.S. federal income taxes and California state income taxes. Prior to June 30, 2015, we were a limited liability company and taxed as a pass through entity whereby substantially all income tax attributes were passed through to the individual members except the minimum state income tax and an LLC fee based on revenues.

We currently account for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, we recognize deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. As of June 30, 2016, we had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we determine that we would be able to realize our deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made. We have not yet filed a tax return as a corporate entity.

Results of Operations

Through June 30, 2016, we had limited operations and have primarily been engaged in research and development and raising capital. We have incurred significant expenditures for the development of the Company's products and intellectual property, which includes research and development of both medical foods and medical diagnostic equipment for the treatment of various eye diseases. We had limited revenue during the six months ended June 30, 2016 and during the years ended December 31, 2015 and 2014.

Comparison of Six Months Ended June 30, 2016 and June 30, 2015

	Six Months Ended
	June 30, 2016 (Unaudited)	June 30, 2015 (Unaudited)	Change
Revenue	$58,518	$59,763	$(1,245)	(2)%
Cost of goods sold	27,129	23,542	3,587	15%
Gross profit	31,389	36,221	(4,832)	(13)%
Operating Expenses:
Research and development	22,273	23,056	(783)	(3)%

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	Six Months Ended
	June 30, 2016 (Unaudited)	June 30, 2015 (Unaudited)	Change
Sales and marketing	208,114	23,135	184,979	800%
General and administrative	1,517,002	3,026,639	(1,509,637)	(50)%
Total operating expenses	1,747,389	3,072,830	(1,325,441)	(43)%
Loss from operations	(1,716,000)	(3,036,609)	1,320,609	(43)%
Other expense:
Interest expense	583,830	415,600	168,230	40%
Cost to induce conversion of notes payable	-	1,642,212	(1,642,212)	-%
Net loss	$(2,299,830)	$(5,094,421)	$2,794,591	(55)%

Revenue

For the six months ended June 30, 2016, revenue from the sale of Lumega-Z was $58,518 compared to $59,763 during the six months ended June 30, 2015. The decrease in sales of $1,245 or 2% compared to the prior comparable period was primarily a result of the Company changing direction from the dietary supplement category to the medical food category. The Company was advised that its product was in compliance with the FDA medical food category. This change necessitated the repackaging of the product and revision to the Company’s distribution procedures to comply with FDA guidelines. The Company had to interrupt sales while it upgraded its product as part of this developmental process.

Cost of Goods Sold

For the six months ended June 30, 2016, cost of goods sold from the sale of Lumega-Z was $27,129 compared to $23,542 during the six months ended June 30, 2015. The increase in cost of goods sold for the six months ended June 30, 2016 of $3,587 or 15% compared to the prior period was primarily the result of moving Lumega-Z from the dietary supplement category into the medical food category and the resulting change in direction discussed above.

Research and Development

For the six months ended June 30, 2016, research and development costs were $22,273 compared to $23,056 for the six months ended June 30, 2015. The decrease in research and development costs of $783 or 3% for the six months ended June 30, 2016 was due to decreased depreciation and legal expenses, partially offset by stock-based compensation of $3,389 issued to a consultant for services rendered in 2016 (no stock-based compensation expense was recorded in the comparable period in 2015).

Sales and Marketing

For the six months ended June 30, 2016, sales and marketing expenses were $208,114 compared to $23,135 for the six months ended June 30, 2015. The increase in sales and marketing expenses of $184,979 or 800% for the six months ended June 30, 2016 was due to the engagement of a Vice President of Sales and Marketing in 2016.

General and Administrative

For the six months ended June 30, 2016, general and administrative expenses were $1,517,002 compared to $3,026,639 for the six months ended June 30, 2015. The decrease in general and administrative expenses of $1,509,637 or 50% for the six months ended June 30, 2016 compared to that comparable prior year period was primarily due to the fair value of stock issued to consultants and service providers during the first six months of 2015 of $2,623,376.

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Interest Expense

For the six months ended June 30, 2016, interest expense was $583,830 compared to $415,600 for the six months ended June 30, 2015. The increase in interest expense of $168,230 or 40% for the six months ended June 30, 2016 was due primarily to interest expense recorded for post-maturity interest in the form of warrants (see Note 10), partially offset by non-cash interest expense of approximately $49,000 resulting from the amortization of debt discount related to the beneficial conversion features and warrants issued with our convertible notes.

Cost to induce conversion of notes payable

For the six months ended June 30, 2016, costs to induce conversion of our notes payable was $0 compared to $1,642,212 for the six months ended June 30, 2015.

In connection with the May 1, 2015 conversion of notes payable, we issued 995,926 membership units valued at $1,135,356 or $1.14 per share to the holders of the notes as an inducement to convert their notes payable. In addition, we offered certain holders 146,000 warrants valued at $165,072 to acquire membership units. The fair value of the warrants was based on a Black-Scholes option pricing model with a stock price of $1.14, volatility of 113% and risk-free rate of 0.97%. In connection with the May 1, 2015 conversion of related party notes payable, we issued 350,001 warrants valued at $341,785 to certain holders to acquire membership units as inducement to convert the notes. The fair value of the warrants was based on a Black-Scholes option pricing model with a stock price of $1.14, volatility of 113% and risk-free rate of 0.97%. In connection with the August 10, 2015 conversion of notes payable, the Company issued 50,348 shares of its common stock valued at $57,396 to the holders of the notes as an inducement to convert their notes payable.

Net Loss

For the six months ended June 30, 2016, the Company incurred a net loss of $2,299,830, compared to a net loss of $5,094,421 for the six months ended June 30, 2015. The decrease in net loss of $2,794,591 or 55% for the six months ended June 30, 2016, was primarily due to the stock issued to consultants and service providers during the first six months of 2015, resulting in stock compensation expense of $2,623,376 (versus $912,154 during the comparable period of 2016), and inducement expense in 2015 to convert notes payable of $1,642,212.

Comparison of Years Ended December 31, 2015 and 2014

	Year Ended
	December 31, 2015	December 31, 2014	Change
Revenue	$112,811	$164,582	$(51,771)	(31)%
Cost of goods sold	50,072	145,529	(95,457)	(66)%
Gross profit	62,739	19,053	43,686	229%
Operating Expenses:
Research and development	401,909	43,436	358,473	825%
Sales and marketing	180,133	46,768	133,365	285%
General and administrative	5,610,830	638,002	4,972,828	779%
Loss on settlement of promissory notes and accounts payable	258,606	-	258,606	-%
Total operating expenses	6,451,478	728,206	5,723,272	786%
Loss from operations	(6,388,739)	(709,153)	(5,679,586)	801%
Other expense:
Interest expense	752,948	611,339	141,609	23%
Cost to induce conversion of notes payable	1,699,609	-	1,699,609	-%
Net loss	$(8,841,296)	$(1,320,492)	$(7,520,804)	570%

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Revenue

For the year ended December 31, 2015, revenue from the sale of Lumega-Z was $112,811 compared to $164,582 during year ended December 31, 2014. The decrease in sales of $51,771 or 31% compared to the 2014 period was the result of running two beta clinics in 2014, which included the measurement of macular pigment optical density with our MapcatSF device and subsequent sales of Lumega-Z subscriptions. These two clinics were discontinued in 2014 due to proximity and resulting costs involved in supporting those clinics.

Cost of Goods Sold

For the year ended December 31, 2015, cost of goods sold from the sale of Lumega-Z was $50,072 compared to $145,529 during the year ended December 31, 2014. The decrease in cost of goods sold for the year ended December 31, 2015 of $95,457 or 66% compared to the 2014 period was the result of our decrease in sales.

Research and Development

For the year ended December 31, 2015, research and development expenses were $401,909 compared to $43,436 for the year ended December 31, 2014. The increase in research and development costs of $358,473 or 825% for the year ended December 31, 2015 compared to the 2014 period was due primarily to stock compensation costs of $346,201 recorded in 2015. There were no comparable stock compensation expenses in 2014.

Sales and Marketing

For the year ended December 31, 2015, sales and marketing expenses were $180,133 compared to $46,768 for the year ended December 31, 2014. The increase in sales and marketing expenses of $133,365 or 285% for the year ended December 31, 2015 compared to the prior comparable period was due primarily to stock compensation costs of $119,429 recorded in 2015. There were no comparable stock compensation expenses in 2014.

General and Administrative

For the year ended December 31, 2015, general and administrative expenses were $5,610,830 compared to $638,002 for the year ended December 31, 2014. The increase in general and administrative expenses of $4,972,828 or 779% for the year ended December 31, 2015 compared to prior year comparable period was due primarily to stock compensation costs of $4,419,959 recorded in 2015. There were no comparable stock compensation expenses in 2014.

Loss on settlement of debt

On August 10, 2015, the Company issued 441,358 shares of common stock valued at $503,149 upon the conversion of $260,900 of outstanding principal and interest. The Company recognized a loss on settlement of the promissory notes of $242,249.

On August 10, 2015, the Company issued warrants to purchase 28,176 shares of common stock at an exercise price of $0.01 per share and a 3-year term in settlement of $15,497 of accounts payable. The warrants were valued at $31,853, based upon the Black-Scholes option pricing model with a stock price of $1.14, volatility of 105% and a risk free rate of 1.09%. The Company recognized a loss on settlement of accounts payable of $16,357.

Interest Expense

For the year ended December 31, 2015, interest expense was $752,948 compared to $611,339 for the year ended December 31, 2014. The increase in interest expense of $141,609 or 23% for the year ended December 31, 2015 compared to the comparable prior year period was due to incremental non-cash interest expense of $234,606 resulting from the amortization in 2015 of debt discount related to the beneficial conversion features and warrants issued with our convertible notes, partially offset by a decrease in interest expense of $92,996 resulting from the conversion of notes to equity in May and August of 2015.

Cost to induce conversion of notes payable

For the year ended December 31, 2015, costs to induce conversion of our notes payable was $1,699,609 compared to $0 for the year ended December 31, 2014.

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Net Loss

For the year ended December 31, 2015, the Company incurred a net loss of $8,841,296, as compared to a net loss of $1,320,492 for the year ended December 31, 2014. The increase in net loss of $7,520,804 or 570% for the year ended December 31, 2014, was primarily due to the stock issued to consultants and service providers in 2015, resulting in stock compensation expense of $4,885,589 (there were no comparable stock compensation expenses in 2014), inducement expense recognized in 2015 to convert notes payable of $1,699,609, and a loss in 2015 on conversion of promissory notes and accounts payable of $258,606.

Liquidity and Capital Resources

Since our formation in 2009, we have devoted substantial effort and capital resources to the development and commercialization activities related to our lead product Lumega-Z and MapcatSF medical device. As a result of our activities we utilized cash in operating activities of $706,436, $1,139,758, and $543,378 during the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, respectively. We had negative working capital of $1,670,972, $892,240, and $1,554,609 at June 30, 2016, and December 31, 2015 and 2014, respectively. As of June 30, 2016, we had cash in the amount of $277,543 and no available borrowings. During the year ended December 31, 2015, we converted $2,412,809 in outstanding principal and interest on our convertible notes payable and promissory notes into 3,987,640 shares of our common stock. Our financing has historically come from the issuance of convertible notes and promissory notes and to a lesser extent from the sale of common stock and exercise of warrants.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company expects to continue to incur net losses and negative operating cash flows at least through 2016. As a result, management and the Company’s auditors believe that there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant expenses for commercialization activities related to its lead product Lumega-Z, the MapcatSF medical device, and with respect to efforts to build the Company’s infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth will depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. The Company is continuing attempts to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations.

Sources and Uses of Cash

The following table sets forth our major sources and uses of cash for each of the following periods:

	Six Months Ended		Year Ended
	June 30,	June 30,	December 31,	December 31,
	2016	2015	2015	2014
Net cash used in operating activities	$(706,436)	$(439,518)	$(1,139,758)	$(543,378)
Net cash used in investing activities	(1,171)	-	(2,162)	(7,450)
Net cash provided by financing activities	971,300	661,416	1,149,610	534,111
Net increase (decrease) in cash	$263,693	$221,898	$7,690	$(16,717)

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Operating Activities

Six Months Ended June 30, 2016 and 2015

Net cash used in operating activities was $706,436 during the six months ended June 30, 2016. The largest component of our cash used during this period was a net loss of $2,299,830, which included non-cash charges of $1,512,194 related to amortization of debt discount, stock-based compensation, accrued interest expense and depreciation and amortization. Additional cash outflows were related to an increase in inventory of $3,295 and a decrease in accrued and deferred rent costs of $23,839. These outflows were offset by decreases in accounts receivable of $329 and deposits and prepaid expenses of $17,358, and an increase in accounts payable and accrued expenses of $90,647.

Net cash used in operating activities was $439,518 for the six months ended June 30, 2015. The largest component of our cash used during this period was a net loss of $5,094,421, which included non-cash charges of $4,701,912 related to amortization of debt discount, stock-based compensation, inducement expense on note conversions to equity, accrued interest expense and depreciation and amortization. Additional cash outflows were related to a decrease in accounts payable and accrued expense of $44,498 and a decrease in accrued and deferred rent costs of $13,444, which were partially offset by inflows from decreases in accounts receivable of $168, inventories of $1,130, and deposits and prepaid expenses of $9,605.

Years Ended December 31, 2015 and 2014

Net cash used in operating activities was $1,139,758 during the year ended December 31, 2015. The largest component of our cash used during this period was a net loss of $8,841,296, which included non-cash charges of $7,658,486 related to amortization of debt discount, stock-based compensation, inducement expense on note conversions to equity, loss on settlement of promissory notes and accounts payable, accrued interest expense and depreciation and amortization. Additional cash outflows were related to increases in accounts receivable of $97, inventory of $6,335, and deposits and prepaid expenses of $9,345, and a decrease in accrued and deferred rent costs of $17,283. These outflows were offset by an increase in accounts payable and accrued expenses of $76,112.

Net cash used in operating activities was $543,378 for the year ended December 31, 2014. The largest component of our cash used during this period was a net loss of $1,320,492 which included non-cash charges of $649,412 related to amortization of debt discount, accrued interest expense and depreciation and amortization. Additional cash outflows were related to a decrease in accounts payable and accrued expenses of $38,167. These outflows are offset by an increase in accrued and deferred rent costs of $86,474, and decreases in accounts receivable of $537, inventories of $69,541, and deposits and prepaid expenses of $9,317.

Investing Activities

Six Months Ended June 30, 2016 and 2015

Net cash used in investing activities was $1,171 for the six months ended June 30, 2016 and $0 for the six months ended June 30, 2015, and consisted of investments in property and equipment for both years.

Years Ended December 31, 2015 and 2014

Net cash used in investing activities was $2,162 for the year ended December 31, 2015 and $7,450 for the year ended December 31, 2014 and consisted of investments in property and equipment for both years.

Financing Activities

Six Months Ended June 30, 2016 and 2015

Net cash provided by financing activities was $971,300 for the six months ended June 30, 2016. Financing activities for the 2016 period provided proceeds of $136,000 from the issuance of convertible notes payable, $310,000 in short-term loans partially offset by payments on those loans of $130,000, $545,000 in proceeds from the issuance of preferred stock, and $110,300 in amounts due to related parties on a net basis.

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Net cash provided by financing activities was $661,416 for the six months ended June 30, 2015. Financing activities for the 2015 period provided proceeds of $542,500 from the issuance of convertible notes payable and $118,916 in amounts due to related parties on a net basis.

Years Ended December 31, 2015 and 2014

Net cash provided by financing activities was $1,149,610 the year ended December 31, 2015. Financing activities for 2015 provided proceeds of $542,500 from the issuance of convertible notes payable, $300,000 from the issuance of promissory notes, $75,000 from the exercise of warrants, and $232,110 in amounts due to related parties on a net basis.

Net cash provided by financing activities was $534,111 for the year ended December 31, 2014. Financing activities for 2014 provided proceeds of $222,500 from the issuance of convertible notes payable, $200,000 from the issuance of promissory notes, and $111,611 from amounts due to related parties on a net basis.

Principal Commitments

The following table sets forth the Company’s principal cash obligations and commitments for the next five fiscal years as of June 30, 2016 aggregating $1,472,681.

		Payments Due by Year
	Total	(remaining 6 months) 2016	2017	2018	2019	2020

Convertible notes payable, currently due	$712,755	$149,339	$563,416	$—	$—	$—
Promissory notes payable, currently due	506,258	506,258	—	—	—	—
Operating lease commitments	253,668	59,359	121,599	72,710	—	—
Total	$1,472,681	$714,956	$685,015	$72,710	$—	$—

Off-Balance Sheet Arrangements

At June 30, 2016, and December 31, 2015 and 2014, the Company did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

Plan of Operations

General Overview

Upon receipt of sufficient funding we intend to increase our commercialization activities and:

•	further the commercial production of our MapcatSF, starting with the manufacture of at least ten new units for sale or lease to our customers and for use in our internal clinics;

•	expand our domestic sales and marketing efforts, which include revamping our web site and new promotional materials;

•	increase production of Lumega-Z as is necessary to support the additional sales resulting from the deployment of additional MapcatSF units and increased marketing and promotional activity;

•	commence certain FDA electrical safety testing of the MapcatSF; and

•	increase our focus on intellectual property protection and strategy.

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The FDA and other regulatory bodies require electronic medical devices to comply with IEC 60601 standards. The International Electrical Commission (“IEC”) established technical standards for the safety and effectiveness of medical electrical equipment. Adherence to these standards is required for commercialization of electrical medical equipment. As a medical device powered by electricity, the MapcatSF will need to undergo testing to demonstrate compliance with the IEC 60601 standards. This testing is typically conducted by a Nationally Recognized Testing Laboratory (“NRTL”), which is an independent laboratory recognized by the Occupational Safety and Health Administration (“OSHA”) to test products to the specifications of applicable product safety standards. We are in discussions with our contract manufacturer of the MapcatSF to engage an NRTL at the appropriate juncture prior to commercialization of the MapcatSF.

In preparation for these activities, our plan necessitates the build-up of our infrastructure at our San Diego facility. In addition, further development of internal processes and procedures as part of us becoming a public reporting company, which includes the development of internal controls and a compliance program.

BUSINESS

Overview

We are a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product2 on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. This risk may be modified by taking Lumega-Z to maintain a healthy macular protective pigment.3 Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s and dementia. We have had limited commercial operations to date, and have primarily been engaged in research and development.

We invented our own proprietary patent pending technology, embodied in the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”). 4 On September 28, 2016, we received a Notice of Allowance from the USPTO and expect the patent to issue shortly for the MapcatSF invention. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking Lumega-Z. The MapcatSF is a non-mydriatic, non-invasive device that accurately measures the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function.

For the past three years, the clinical prototypes of the MapcatSF have been fully tested on patients, allowing for frequent modifications of the device’s algorithms and retesting for accuracy, as well as to provide the inclusion of additional features not previously considered in the initial prototype. The alpha prototype, which is the pre-commercial production version, was unveiled for the first time in July 2013 in Cambridge, United Kingdom, to researchers and scientists from around the world. The MapcatSF is manufactured and assembled in Irvine, California, and will be distributed from our national headquarters in San Diego. The marketing of the device will be implemented through continuing education presentations conducted by key opinion leaders in the industry. The MapcatSF device is a Class I medical device under the U.S. Food and Drug Administration (“FDA”) classification scheme for medical devices, which we have determined does not require pre-market approval.

_____________________

2 as defined in Section 5(b) of the “Orphan Drug Act”

3 Mitchell A. Jackson, MD, “Approaching the macula from the premium cataract surgeon perspective,” Ocular Surgery News U.S. Edition, August 10, 2016.

4 P. Dee G. Stephenson, MD, “Guarding Eye Health,” Cataract & Refractive Surgery Today, Vol. 16, No. 7, July 2016, 8.

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Lumega-Z is a medical food product that has a patent-pending, critical ingredient that replenishes and restores the macular protective pigment simultaneously delivering critical and essential nutrients to the eye. Management believes, based on review of products on the market and knowledge of the industry, that Lumega-Z is the first liquid ocular health formula to be classified as a medical food. Formulated by Dr. Sheldon Hendler in 2010, modifications were made over a two-year period to improve the taste and method of delivery. The current formulation has been delivered to patients and used in clinics for the past three years.

Medical foods are not considered to be either dietary or nutritional supplements. We believe that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. We believe that medical foods will continue to grow in importance over the coming years. However, the FDA has not monitored nor approved Lumega-Z as a medical food.

Lumega-Z is a regulated medical food and therefore must be administered under the supervision of a physician or professional healthcare provider. In order to reach the large, expanding AMD patient population, we primarily market Lumega-Z to patients through ophthalmologists and optometrists.

The ingredients in our formula are well-researched and supported by scientific literature, testing clinics and clinical trials. The Waterford Institute of Technology in Ireland, for example, conducted clinical trials on the use of the three macular carotenoids that are the critical ingredients in our Lumega-Z formula. There are also many research studies and peer-reviewed articles on these three carotenoids. In addition, Richard A. Bone, BSc, PhD, FARVO, who is a Science Advisor to the Company has conducted research and published a peer-reviewed article regarding the MapcatSF titled, “Innovative Troxler-Free Measurement of Macular Pigment and Lens Density with Correction of the Former for the Aging Lens.” The aim of this paper was to describe the measurement principles of the MapcatSF, and to illustrate the differentiating factors that separate it from previous designs of devices that aimed to make the same measurements. The body of published evidence supporting our ingredients and formula amounts to over one hundred peer-reviewed papers, clinical trials and review articles, of which 113 are listed on www.guardionpro.com.

Within this body of evidence, the majority of the peer-reviewed papers, (which are published in peer-reviewed journals and serve to study specific hypotheses or outcomes), are papers that have looked at the photobiology of the macular pigment within the eye, including mechanisms of absorption, deposition, orientation, biochemical and biophysical properties, the interactions of the various molecules and isomers that make up the macular pigment (specifically lutein, zeaxanthin and mesozeaxanthin), and the principles of measuring and monitoring the amount of macular pigment in the eye. This collection of evidence substantiates the safety and efficacy of our ingredients and formula as it relates to the macular pigment.

The majority of clinical trials have studied the absorption of the macular carotenoids (lutein, zeaxanthin and mesozeaxanthin) into the body, either blood serum levels or levels within the eye, and some long term trials have investigated the efficacy of the macular carotenoids on various disease states, including AMD, glaucoma, cataract, dementia, cognition and vision performance.

Review articles, which are publications that examine the body of evidence and provide a summary of the current understanding of the subject, have been published summarizing the effects of macular pigment on certain disease states, primarily AMD, and also the overarching subject of blue light (also referred to as high energy visible light) and its potentially damaging effects on the eye. Each of these categories of published data substantiated the safety, efficacy, and suitability of the ingredients of Lumega-Z, and the measurement principles of the MapcatSF.

Over 1,200 patients have been treated with Lumega-Z since we began selling the formulation in October 2011. Patients take Lumega-Z under the supervision of their physician. Lumega-Z is typically ingested in the patient’s home on a daily basis. Patients are typically between 50 and 80 years old. Patients are mixed ethnically and socioeconomically. Patients typically have insurance, whether private insurance or Medicare. Physicians have determined that the patient is experiencing or is at a high risk of developing retinal disease and decide based on their medical determination that the patient is a candidate for Lumega-Z.

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Physicians periodically measure the MPOD of their patients on Lumega-Z using the MapcatSF. The MapcatSF uses heterochromatic flicker photometry (“HFP”) to measure the MPOD. HFP involves having a patient view a small circular stimulus that alternates between a test wavelength that is absorbed by the macular pigment, which is typically blue, and a reference wavelength that is not absorbed, which is typically green. The subject observes the flicker and then reduces it to a null point by adjusting the intensity of the test wavelength while viewing the stimulus centrally and then peripherally. The scientific principles of using HFP to measure the MPOD are well documented, recognized by scientists and, according to Dr. Bone and Dr. Landrum, are arguably the standard against which other methods of measuring the MPOD are assessed.5

As the MapcastSF is specifically designed to measure the MPOD, we and the physicians are able to observe changes in that density in patients who are taking Lumega-Z. We encourage sites using the MapcatSF® to provide us anonymized data on the MPOD readings. Documented measurements show an increase in MPOD in patients on Lumega-Z. For example, in a sample population of 29 patients at one site taking Lumega-Z, wherein the site shared the anonymized data with the Company, the MPOD increased an average of 28.83% between the first and second measurements, which are typically conducted 90 to 120 days apart, and on average more than doubled from the baseline reading by the fourth measurement. Anecdotal reports from physicians indicate improvements in their patients such as increased visual function, a noticeable halt in the progression of the patient’s AMD, improvement in glare and contrast sensitivity, and stabilization and improvement of vision. We have been selling Lumega-Z since October 2011. No adverse effects of taking Lumega-Z have been reported by any of the physicians administering Lumega-Z to their patients.

As of August 29, 2016, 122 patients were set–up on an auto ship program for delivery every four weeks, which is primarily generated from three testing clinics. Automatic shipment has an added benefit in that it aids physicians because it increases patient compliance in using Lumega-Z on a regular basis. Our operations, to date, indicate that each MapcatSF deployed in a clinic generates an average of 75 new customers for our Lumega-Z product over a period of approximately 90 days when a MapcatSF is deployed in a small, low volume clinic. A larger, higher volume clinic is expected to generate a larger number of patients in a shorter period of time. All of our revenue is derived from a limited number of individual customers.

AMD is the leading cause of blindness in the world. More than 10 million people in the United States suffer from various forms of this incurable disease, according to the American Macular Degeneration Foundation. As the population ages, that number is expected to triple by 2025. Congress, the Food and Drug Administration (“FDA”), the Center for Medicare & Medicaid Services and private insurance companies are focusing increased efforts on pharmacovigilance (the branch of the pharmaceutical industry which assesses and monitors the safety of drugs either in the development pipeline or which have already been approved for marketing) to measure and reduce these adverse health consequences. We believe that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs.

We believe that medical foods will continue to grow in importance over the coming years. From a regulatory standpoint, the FDA took steps in 1988 to encourage the development of medical foods by regulating this product category under the Orphan Drug Act. The term “medical food” as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered internally (by mouth) under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” This definition was incorporated by reference into the Nutrition Labeling and Education Act of 1990.

These regulatory changes have reduced the costs and time associated with bringing medical foods to market. Until 1972, medical foods were categorized as drugs and then until 1988 as “foods for special dietary purposes.” The field of candidates for development into medical foods is always expanding due to continuing advances in the understanding of the science of nutrition and disease, coupled with advances in food technology thereby increasing the number of products that can be formulated and commercialized.

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5 Richard A. Bone and John T. Landrum, “Heterochromatic flicker photometry,” Archives of Biochemistry and Biophysics 430 (2004) 137–142.

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We distribute our products through E-commerce in an online store that is operated at www.guardionhealth.com. The content of our website is not incorporated into this prospectus.

Competitive Advantage

By combining our cutting edge technology with our MapcatSF medical device and Lumega-Z medical food, management believes we have developed the only reliable two-pronged evidence-based protocol for replenishing and restoring the macular protective pigment and increasing overall retinal health. The MapcatSF is intended to be the first device to use a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data. Historically, a number of specialized densometers used by research groups within the medical community have been known to produce unreliable data; due in part to the fact that they are not Troxler-free. The Troxler effect is an optical illusion affecting visual perception where an unchanging stimulus away from a fixation point will fade away and disappear as one stares at a fixation point consistently. A device that is Troxler-free does not have this fading of images that otherwise would occur as a result of the Troxler effect. Being Troxler-free is thought to be an important function in being able to accurately complete the testing using these devices. On September 28, 2016, we received a Notice of Allowance from the USPTO and expect the patent to issue shortly for the MapcatSF invention. The MapcatSF has been installed in several teaching and ocular research facilities, such as the Illinois College of Optometry (“ICO”), the New York Eye and Ear Infirmary, and the Rosenberg School of Optometry at the University of the Immaculate Word.

Medical Foods Products Industry Overview

The science of nutrition was long overlooked and underdeveloped and has now shown that the sick and elderly have special nutritional needs that cannot be met by traditional adult diets. Medical nutrition has emerged today as an attractive segment in the food industry.

A number of diseases are associated with metabolic imbalances and patients in treatment for such diseases have specific nutritional requirements. Some examples are ocular health, pain syndromes, insomnia, cognitive disorders, IBS, and heart disease. Many older Americans have or will develop chronic diseases that are amenable to the dietary management benefits of medical foods. Medical foods help address these diseases and conditions in a drug-free way with food-based ingredients, yet are still considered a medical product that should be taken under supervision by a physician. The term “medical foods” does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for patients who are seriously ill or who require the product as a major treatment modality according to FDA regulations.

Medical foods consist of food-based ingredients that are part of the normal human diet and are Generally Recognized as Safe (“GRAS”) under FDA standards. Medical foods must make disease claims for which there is scientific evidence that nutrient deficiencies cannot be corrected by normal diet. Medical foods are intended for a vulnerable population suffering from a particular chronic disease and therefor have special, extra-rigorous guarantees of safety. All ingredients must be designated GRAS and used in therapeutic concentrations to address the particular nutritional needs of the patient. Medical foods are taken under the supervision of a physician or professional healthcare provider who monitors and adjusts the food ‘dosage.’ In addition, under FDA guidelines and congressionally approved laws, medical foods do not require FDA preapproval but undergo continuous FDA monitoring and approval of label claims. Even though pre-market FDA approval is not required for a medical food, the official requirements and responsibilities for the manufacturer, in terms of safety, are greater than for dietary supplements, including solid scientific support for the formula as a whole. For these reasons, medical foods have greater guarantees of efficacy. In contradistinction, dietary supplements, such as vitamins, minerals and botanicals, do not require FDA preapproval, cannot make disease claims, are intended for normal people without disease and cannot claim that they prevent, mitigate or treat a given disease. Dietary supplements do not require physician supervision and can be administered to a person that can self-administer the supplement without supervision.

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Competitive Strategy

Since there are no research-validated pharmaceutical solutions for slowing the progression of adult macular degeneration (“AMD”), it is necessary for physicians to recommend Age-Related Eye Disease Study (“AREDS”)-based supplements to AREDS-based AMD patients.6 However, more than 90% of all AREDS-based nutritional products currently on the market are in tablet form. As previously discussed, tablets are difficult to administer and have a low efficiency of absorption. For this reason, some doctors may hesitate to prescribe tablet form AREDS-based nutraceuticals despite the fact that tablets are currently the only option available to them.

The competitive landscape of supplements is crowded and confusing for physicians and patients looking to obtain an appropriate product for eye care. In March 2016, while searching walgreens.com for “AREDS” we found 7 results, all of which are in tablet, capsule or gel capsule form. When searching the same website for “Eye Health Supplements” (a common search term for this category of product) we found 83 products, of which 77 (93%) are in tablet, capsule or gel capsule form. The same search term on cvs.com returned over 180 products. These supplement products all have varying ingredients, varying levels of similar ingredients, varying claims regarding their effects, and varying price points.

Lumega-Z addresses this concern. In contrast, Lumega-Z is a liquid formulated using a proprietary molecular micronization process (“MMP”) to maximize efficiency of absorption and safety and to minimize compatibility issues. The MMP is a proprietary homogenization process whereby the molecular structure of the ingredients is reduced in size to facilitate more efficient absorption in the body.

Growth Strategy

Our Company believes that marketing our product is critical in ensuring its success. We have several marketing initiatives and will implement them according to the success and product feedback that our Company and products create. The Company will also consider acquiring other companies or product lines that may be complementary or supplementary as part of our future efforts to expand the business, which acquisitions could be for cash, stock or a combination thereof. We believe that we can grow our business using the following sales and marketing strategies:

Sales and Marketing

Based on management’s knowledge of the industry, we believe that Lumega-Z is the only medical food in the ocular health space. The most analogous products on the market are dietary supplements. While the medical food category is well established and growing for certain diseases or disorders (for example, inborn errors of metabolism, metabolic syndrome, gastrointestinal disorders, neurological disorders), there are currently no medical foods other than Lumega-Z specifically addressing ocular health. Thus, with regard to the ocular health market no such data is available regarding medical foods. The most comparable industry is dietary supplements. In an attempt to effectively illustrate the market potential for Lumega-Z, we have examined ocular health products in the dietary supplement market as the closest appropriate data set available. The use of dietary supplements to enhance health and well-being is a longstanding and increasing trend. According to industry sources, up to 52% of adults in the United States have reported taking nutritional supplements.7 Worldwide sales of supplements surpassed $53 billion in 2007.

Supplementation has recently generated much interest among health professionals in a relatively new area, the prevention and slowing of the AMD epidemic.

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6 The Age-Related Eye Disease Study (AREDS) was a clinical trial sponsored by the National Eye Institute, one of the National Institutes of Health in the United States, the results of which were reported in the October 2001 issue of Archives of Ophthalmology. “A Randomized, Placebo-Controlled, Clinical Trial of High-Dose Supplementation With Vitamins C and E, Beta Carotene, and Zinc for Age-Related Macular Degeneration and Vision Loss.” Archives of Ophthalmology 119.10 (2001): 1417. doi:10.1001/archopht.119.10.1417. http://archopht.jamanetwork.com/article.aspx?articleid=268224.

7 “Multivitamin-multimineral supplements: who uses them?” Am J Clin Nutr. 2007 Jan;85(1):277S-279S.

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U.S. Statistics

▪	AMD is one of the leading causes of blindness in the developed world, responsible for 50% of blindness.[8]
▪	The United States has an estimated 15 million AMD cases.[9]
▪	One in three people in the U.S. will develop AMD or some vision-reducing eye disease by age 65.[10]

Worldwide Statistics

▪      AMD is the third leading cause of blindness throughout the entire world, exceeded only by cataracts and glaucoma.11

▪      Overall, the prevalence of AMD appears to be lower and more variable in the developing nations as compared to more developed countries.12 Healthcare experts believe this will likely change for the worse with increasing life expectancy, changing lifestyles and increase in viewing computer monitors.13

Marketing Lumega-Z to Practitioners

In order to reach the large, expanding AMD patient population, GHS will primarily market its vision formulation to the patients through ophthalmologists and optometrists. In the U.S. alone, there are more than 18,515 ophthalmologists14 and over 34,000 optometrists currently practicing. There are over 213,000 ophthalmologists worldwide.

Sales Channel

Lumega-Z is a regulated Medical Food and therefore must be administered under the supervision of a physician or professional healthcare provider. Once the healthcare provider has determined that the patient requires Lumega-Z, they will follow the following procedures:

▪	The Company will provide all clinicians a DAC number (Doctor Authorization Code)
▪	Patients will be given a customized prescription with the DAC number; this will enable them to order Lumega-Z either online or by calling the 800 number
▪	Patients will be able to take advantage of using their Health Care Flexible Spending Accounts (“HCFSA”) or Health Savings Account (“HSA”) dollars (pre-tax)

The Company will support the clinicians by making available Online Ocular Nutrition courses to train their technicians.

8 “Leading Causes of Blindness.” NIH MedlinePlus, Summer 2008 Issue: Volume 3 Number 3 Pages 14 - 15.

9 Retina Health Series; Facts from the ASRS, American Society of Retina Specialists.

10 Ganley JP, Roberts J, eds. Eye conditions and related need for medical care among persons 1–74 years of age, United States, 1971–72. Hyattsville, Md.: U.S. Dept. of Health and Human Services, Public Health Service, National Center for Health Statistics, 1983; DHHS publication no. 83-1678.

11 “Prevention of Blindness and Visual Impairment.” World Health Organization website, under Programmes, viewed on February 5, 2016, available at http://www.who.int/blindness/causes/priority/en/index7.html

12 Nazimul H, Rohit K, Anjli H. Trend of Retinal Diseases in Developing Countries. Expert Rev Ophthalmol. 2008;3:43-50.

13 Id.

14 American Academy of Ophthalmology, 2014, viewed on February 3, 2016, available at http://www.aao.org/newsroom/eye-health-statistics.

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Proprietary Technology and Intellectual Property

Patents

We currently own and have exclusive rights to the following pending patent applications:

Pat. App. No.	Title	Owner	Product	File Date
14/377,929	APPARATUS FOR USE IN THE MEASUREMENT OF MACULAR PIGMENT OPTICAL DENSITY AND/OR LENS OPTICAL DENSITY OF AN EYE	GHS	MapcatSF®	08/11/14
14/028,104	EMULSION OF CAROTENOIDS AND OCULAR ANTIOXIDANTS	GHS	Lumega-Z®	09/16/13

The MapcatSF® patent filing describes an apparatus for use in the measurement of the optical density of the macular protective pigment in the human eye, as well as an apparatus for the use in measuring the lens optical density of a human eye. The apparatus is particularly applicable to flicker photometers, which are used to measure the macular protective pigment in the human eye. The United States Patent and Trademark Office (“USPTO”) issued a Notice of Allowance for this patent application on September 26, 2016.

The Lumega-Z® patent filing describes a daily liquid supplement for ocular and body health containing at least one of the following: lutein, zeaxanthin, meso-zeaxanthin and astaxanthin for a human subject and for nutritionally supplementing macular pigments in the human eye. The micronized nutrients in a lipid based emulsion described in the patent application are more efficiently absorbed into the bloodstream than conventional supplement formulations resulting in higher serum levels and increased macular protective pigment.

Trade Secrets

Our MapcatSF® device employs a secret algorithm for correcting macular pigment optical density measurements with respect to lens density effects.  More particularly, the proprietary algorithm adjusts the photopic luminosity function for the age equivalence of the subject’s lens using a relationship disclosed by Sagawa and Takahashi (J. Opt. Soc. Am. 18, 2659-2667).  The algorithm is embedded in an integrated circuit block designed in such a way as to make it difficult to reverse engineer.

Trademarks

We utilize trademarks on all current products and believe that having distinguishing marks is an important factor in marketing our products. Currently, we have two U.S. registered trademarks on the principal register at the USPTO and we have one common law trademark. These marks are listed below. We believe that having distinctive marks for any additional products that we develop will also be an important marketing characteristic. We have not sought any foreign trademark protection for our products or product candidates at this time. U.S. trademark registrations are generally for fixed, but renewable, terms.

We currently own and have exclusive rights to the following registered trademarks:

Registration No.	Mark	Owner	Product
5,025,658	GUARDION	GHS	Guardion Health Sciences, Inc.
3,978,935	LUMEGA-Z	GHS	Lumega-Z
4,997,319	MAPCAT SF	GHS	MapcatSF

Medical Foods and Medical Device Manufacturing and Sources and Availability of Raw Materials

We outsource the manufacturing of our medical food products to contract manufacturers: We do not have contracts with our manufacturers. We process orders through purchase orders and invoices with each manufacturer.

We purchase carotenoids from a Mexican corporation that has been involved in the research, development, production and commercialization of carotenoids from natural sources for the past 49 years. According to the Mexican corporation’s advertising, its carotenoids are produced under the strictest standards and Current Good Manufacturing Practice (cGMP) from the optimization of seeds and plants, to cultivation methods, fertilization and manual harvesting of flowers and peppers. These processes are followed by a gentle dehydration. Then, meals that contain oleoresins are saponified and isomerized, followed by stabilization and standardization. The final products are packaged and distributed. This manufacturer recently completed an FDA inspection with no findings, which demonstrates they satisfy cGMP requirements.

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All other supplements are purchased from a manufacturer with a vast array of full service contract vitamin manufacturing, liquid vitamin manufacturing, skin care manufacturing and lotion manufacturing services. This manufacturer claims it has “old school business values” combined with the latest cGMP computerized process management technology and an experienced, knowledgeable staff making it more than a contract liquid manufacturer.

We purchase Omega 3 from a custom chemicals and food ingredients manufacturer with two facilities in Coshocton, Ohio. According to this manufacturer’s advertising, it was established in 1981 and has grown from a small research chemical sales business in specialty hydrocarbons and fine chemicals to a fully capable GMP (Good Manufacturing Practices) manufacturer with a wide portfolio of products and services in the fine chemical, food ingredient, pharmaceutical, and nutritional supplement markets.

Our medical device manufacturer is a full-service, consumer medical device design and engineering company based in Orange County, Southern California, established in 1998. According to its own advertising, it has successfully completed over 100 projects including 16 Medical Carts, 22 table-top instruments, 20 hand held devices and 9 single use/disposable medical devices. This manufacturer claims it can take a product from concept to market quickly and cost-effectively and is ISO 13485 certified. The primary objective of ISO 13485 is to facilitate harmonized medical device regulatory requirements for quality management systems.

Government Regulation

Statutory Definition and One FDA Regulation

Under the Federal Food, Drug, and Cosmetic Act of 1938 (“FFDCA”), products are regulated on the basis of their intended use. Their intended use is determined by the objective factors surrounding their use. Numerous categories and subcategories of products exist under the FFDCA that could relate to our products, such as food, food additive, dietary supplement, GRAS food component, new drug, GRAS and Effective (“GRAS/E”) drug for over the counter use, and GRAS/E drug for use under the supervision of a physician. The categories overlap and products can fall within more than one category depending on their intended use.

The FDA has provided little guidance on the regulation of medical foods, as it is still a relatively new and evolving category of product under the FFDCA.

Our medical food products are defined and regulated by the Food and Drug Administration (“FDA”). The term medical food is a “food which is formulated to be consumed or administered enterally, or by mouth, under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.”15 The FDA advises that it considers the statutory definition of medical foods to “narrowly” constrain the types of products that fit within the category of food (see May 2007 Guidance, and Food Labeling; Reference Daily Intakes and Daily Reference Values; Mandatory Status of Nutrition Labeling and Nutrition Content Revision proposed rule.) This is a Final Rule and binding regulation on nutrition labeling for conventional foods.

The only FDA regulation pertaining to medical foods16 exempts them from the nutrition labeling requirements that apply to conventional foods, but they are subject to special labeling requirements:

(j) The following foods are exempt from this section or are subject to special labeling requirements:

15 as defined in Section 5(b) of the Orphan Drug Act

16 21 C.F.R. sec. 101.9 (j) (8)

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(8) Medical foods as defined in section 5(b) of the Orphan Drug Act. A medical food is a food which is formulated to be consumed or administered enterally, or by mouth, under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. A food is subject to this exemption only if: (i) It is a specially formulated and processed product (as opposed to a naturally occurring foodstuff used in its natural state) for the partial or exclusive feeding of a patient by means of oral intake or enteral feeding by tube; (ii) It is intended for the dietary management of a patient who, because of therapeutic or chronic medical needs, has limited or impaired capacity to ingest, digest, absorb, or metabolize ordinary foodstuffs or certain nutrients, or who has other special medically determined nutrient requirements, the dietary management of which cannot be achieved by the modification of the normal diet alone; (iii) It provides nutritional support specifically modified for the management of the unique nutrient needs that result from the specific disease or condition, as determined by medical evaluation; (iv) It is intended to be used under medical supervision; and (v) It is intended only for a patient receiving active and ongoing medical supervision wherein the patient requires medical care on a recurring basis for, among other things, instructions on the use of the medical food.

Unlike regulation for drugs and for dietary supplements, there is no overall regulatory scheme for medical foods, or even a pending proposed rule, meaning that no FDA rulemaking is in progress. However, a very detailed Advanced Notice of Proposed Rulemaking (“ANPR”) entitled “Regulation of Medical Foods,” was published in the Federal Register on Nov. 29, 1996 (“ANPR 1996”). This ANPR never progressed to a proposed rule, or through the Notice and Comment procedure, or to an eventual Final Rule (binding regulation). However, the ANPR, in conjunction with the May 2007 and August 2013 Draft Guidance still represents the FDA’s position and policy on medical foods. This ANPR was in effect withdrawn, because on April 22, 2003, the FDA published a proposal to withdraw numerous long-pending proposed rules, including this ANPR. The FDA cited as its reasons for withdrawal, first, that the subjects are not a regulatory priority, and agency resources are limited; second, the proposed rules have become outdated due to advances in science or changes in the products or the industry regulated, or changes in legal or regulatory contexts; and, third, to eliminate uncertainty, so that the FDA or the private sector may resolve underlying issues in ways other than those in the proposals. In May 2007, the FDA issued its Guidance to Industry relating to medical foods (“2007 Guidance”), presumably because the medical foods sector was growing, but it did not engage in a formal rulemaking procedure, either because it did not have the resources and/or because the medical foods category is still lower priority than drugs and medical devices. A third draft guidance was issued in August 2013 further attempting to clarify the FDA’s position on medical foods (“August 2013 Draft Guidance”). The guidance has not been formalized but we maintain compliance with this draft guidance.

Regulatory Requirements

Overview:  Medical foods are FDA-regulated, but there is no complete set or scheme of regulations. There is no pre-market approval, or even pre-market notification required. Rather, it is the responsibility of the manufacturer and marketer to test for safety and efficacy before marketing and selling. The developer of a medical food must adhere closely to the statutory definition, and to the descriptions of a medical food in the sole FDA regulation regarding exemption from nutrition labeling, and in the 2007 Guidance and the August 2013 Draft Guidance.

Threshold Issue: The manufacturer must demonstrate that the disease or condition to be targeted, scientifically and medically, is a disease with distinctive (or unique) nutritional requirements.17 The FDA has stated that this is a “narrow category,”18 and that whether a product is valid for this category depends on the published medical science of the disease and its origins. The targeted disease or condition may be, or caused by, a metabolic imbalance or deficiency or the accelerated requirements for a certain nutrient caused by a disease state. We and our Scientific Advisory Board examine the distinctive nutritional requirements of a disease.

Formulation: A medical food may not be a single ingredient formula. Otherwise, that product would be a dietary supplement for a nutrient deficiency.19 A medical food formula must go beyond a mere modification of the diet.20 The formula must meet and satisfy the distinctive nutritional requirements, not merely ameliorate the symptoms. For example, Glucosamine or MSM, or an herb’s “active” constituent may indeed help osteoarthritis. One must demonstrate that these nutrients are the distinctive nutritional requirements for osteoarthritis.

17 ANPR 1996

18 2007 Guidance

19 FDA Field Guides

20 FDA regulation; 2007 Guidance, 2013 Draft Guidance.

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Safety: There is no particular or mandated FDA pre-market safety studies required of the formula as a whole. However, all ingredients must be either GRAS or approved food-additives.21 Since medical foods are typically taken with prescription drugs, the developer must assess whether any medical food/drug interactions pose a risk. Many ingredients have been determined by the FDA to be GRAS and are listed as such by regulation. Other ingredients may achieve self-affirmed GRAS status through a panel of experts on that particular substance that author a GRAS Report. The standard for an ingredient to achieve GRAS status requires not only technical demonstration of non-toxicity and safety, but also general recognition and agreement on that safety by experts in the field. All ingredients we use in our medical foods are either FDA-approved food additives or have GRAS status. Note that the GRAS requirement for ingredients (above) is arguably a higher safety standard than the risk/benefit analysis required for pharmaceuticals. Like any evolving area, especially where no premarket approval is required, the FDA reserves the right to raise questions about the qualification of products within any category as well as the labeling and manufacturing safety of those products.

Efficacy: No particular FDA pre-market efficacy studies are required by the FDA or by Congressional statute, similar to or comparable to Phase 2 & 3 trials for prescription drugs. However, a company must have data to demonstrate that the formula, when taken as directed, meets the distinctive nutritional requirements of the particular disease.

Manufacturing: There are no “good manufacturing practice” (“GMP”) regulations for medical foods in particular. Drug GMPs are not required, nor are the relatively new dietary supplement GMPs required; only food GMPs are required. The manufacture of our medical foods is outsourced in its entirety. We use state of the art facilities that manufacture only nutritional supplements and medical foods.

Labeling: As for all food labels, printing must be legible, and many required elements must be conspicuous, such as a statement of identity, which is the name of the food; the statement: “Must be administered under the supervision of a physician or professional healthcare provider;” the quantity; the ingredients listing; the name and address of the distributor among other requirements.22

Marketing: A medical food is a food product, thus the FDA does not regulate advertisements and promotional activities according to the pharmaceutical statutes and regulations; there is no side effects disclaimer or fair balancing required, as in direct to consumer (“DTC”) advertising of drugs on television. However, the FDA has a very broad definition of “labeling”; thus all promotional materials, including websites, are under the authority, monitoring and enforcement of FDA. The Federal Trade Commission (“FTC”) also has joint jurisdiction with the FDA over food products, per a 1983 Memorandum of Understanding. Thus, all advertising claims, both express and implied, must be true, accurate, well-substantiated, and not misleading.

Enforcement: Enforcement is post-market, mostly via annual FDA inspections of food facilities, including packaging, distribution facilities, and fulfillment houses, as well as the manufacturer.23The FDA also gathers material at trade shows and conferences, and examines websites. The FTC has joint jurisdiction, and performs sophisticated Internet searches, both randomly and at the request of the FDA or of a competitor.

Stark II

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Our product, Lumega-Z, is not a prescription drug, nor do we participate in Medicare, Medicaid or any other federal or state-funded program. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets the requirements of the exception. We are mindful that if our Lumega-Z product becomes eligible for reimbursement from any such program or if Lumega-Z were deemed to be a prescription drug, Stark laws could potentially become applicable with regard to Lumega-Z.

21 See FDA letter to Industry (2001) regarding no botanicals or “novel” ingredients permitted in “functional foods”; and the ANPR 1996.

22 as fully set forth in the 2007 Guidance

23 See the Field Guides for Compliance

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Anti-Kickback Statute and HIPAA Criminal Laws

While we do not yet participate in any federal or state-funded healthcare programs, we are mindful that should we participate in such programs or should our customers receive reimbursement or subsidy from a federal or state healthcare program, certain laws may become applicable to us. The federal Anti-Kickback Statute makes it illegal for any person, including a pharmaceutical, biologic, or medical device company (or a party acting on its behalf), to knowingly and willfully solicit, offer, receive or pay any remuneration, directly or indirectly, in exchange for, or to induce, the referral of business, including the purchase, ordering or prescription of a particular item or service, or arranging for the purchase, ordering, or prescription of a particular item or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid. In 1996, under the Health Insurance Portability and Accountability Act (“HIPAA”), the Anti-Kickback Statute was expanded to be made applicable to most federal and state-funded health care programs.

The federal Anti-Kickback Statute is broad and prohibits many arrangements and practices that may be lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous and beneficial arrangements, Congress created several exceptions in the Social Security Act and has authorized the U.S. Department of Health and Human Services (“HHS”) to publish regulatory “safe harbors” that exempt certain practices from enforcement action under the Anti-Kickback Statute prohibitions. For example, there are safe harbors available for certain discounts to purchasers, personal services arrangements and various other types of arrangements.

In addition, many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to referrals of patients for healthcare services reimbursed by any third-party payer, not only the Medicare and Medicaid programs or other governmental payers. At least one state, California, also has adopted a law requiring pharmaceutical companies to implement compliance programs to prevent and deter conduct that may violate fraud and abuse laws that comply with the voluntary industry guidelines and the Office of Inspector General (“OIG”) compliance guidance. We believe we have structured our business arrangements to comply with these laws.

HIPAA created two new federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from federal and state health care programs such as Medicare and Medicaid. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. Additionally, HIPAA granted expanded enforcement authority to HHS and the U.S. Department of Justice (“DOJ”) and provided enhanced resources to support the activities and responsibilities of the OIG and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to health care delivery and payment.

HIPAA Compliance and Privacy Protection

HIPAA established comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or “Covered Entities”: (1) health plans, (2) health care clearing houses, and (3) health care providers who conduct certain health care transactions electronically. Covered Entities must have in place administrative, physical and technical standards to guard against the misuse of individually identifiable health information. Additionally, some state laws impose privacy protections more stringent than HIPAA’s. There are also international privacy laws, such as the European Data Directive, that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact our business.

HITECH Act

The Health Information Technology for Economic and Clinical Health (“HITECH”) Act promotes the adoption and meaningful use of health information technology. The HITECH Act addresses the privacy and security concerns associated with the electronic transmission of health information, in part, through several provisions that strengthen the civil and criminal enforcement of the HIPAA rules.

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The HITECH Act establishes four categories of violations that reflect increasing levels of culpability and four corresponding tiers of penalty amounts that significantly increase the minimum penalty amount of each violation. The maximum penalty amount is $1,500,000 for repeated violations of the same provision. In addition, the HITECH Act permits the imposition of penalties if the Covered Entity did not know, and with the exercise of reasonable diligence, would not have known, of the violation. Such violations are now punishable under the lowest tier of penalties. In addition, the HITECH Act prohibits the imposition of penalties for violations corrected within a 30-day period so long as those violations were not due to willful neglect.

State Regulatory Requirements

Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kickback and false claim regulations. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require that a physician obtain a license to dispense prescription products. When considering the commencement of business in a new state, we solicit the opinion of healthcare counsel regarding the expansion of operations and utilize local counsel when necessary.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws. In addition, we may be subject to federal and state laws requiring the disclosure of financial arrangements with health care professionals.

Foreign Regulatory Requirements

While not yet applicable to us, we may eventually be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacturing, product registration and approval, and sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval.

Corporate History

Guardion Health Sciences, Inc. was formed under the name P4L Health Sciences, LLC in December, 2009 in California as a limited liability company. The Company changed its name to Guardion Health Sciences in December 2009. We are a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. We have also developed a proprietary, patent-pending medical device called the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”). On September 28, 2016, we received a Notice of Allowance from the USPTO and expect the patent to issue shortly for the MapcatSF invention. In June 2015, we became a Delaware “C” corporation.

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Properties

The Company’s address is 15150 Avenue of Science, Suite 200, San Diego, California 92128. Our telephone number is 858-605-9055. The Company’s offices are rented under a six-year lease for approximately 9,605 square feet of space at a current rental of $9,893 per month.

Employees

As of October 12, 2016, the Company had a staff of eight, consisting of three officers, four full-time staff and one part-time staff person, all of whom are independent contractors.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. Except as described below, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company which, in the opinion of the management of the Company, could reasonably be expected to have a material adverse effect on its business or financial condition.

There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position

Michael Favish	67	President, Chief Executive Officer and Chairman of the Board of Directors

Robert Weingarten	63	Director

Mark Goldstone	52	Director

Gordon Bethwaite	40	Vice President of Sales and Marketing

Vincent J. Roth	48	General Counsel and Corporate Secretary

Management Team

Michael Favish has been Chief Executive Officer, President and Chairman of the Board since the Company’s formation in 2009. He has more than 30 years’ experience in founding, developing and managing private and public companies, all of which we believe contribute to his qualifications as a director. He is an acknowledged and respected leader and innovator with hands-on experience in strategic marketing, brand building and product development. Mr. Favish founded Fotoball USA, Inc. (“Fotoball”), a pioneer in retail licensed products and marketing, in 1984. In 1994, Mr. Favish transformed Fotoball into a publicly held company with 200 employees and was listed on the Nasdaq Stock Market. After growing revenues from $7 million in 1994 to $50 million in 2003, Fotoball was acquired in January 2004 by an industry leading NYSE company. We believe that Mr. Favish’s experience in an entrepreneurial environment such as Fotoball is particularly suitable for the Company because it was a small, developing and entrepreneurial company introducing products of a kind that did not currently exist. Mr. Favish’s team building skills from his track record at Fotoball, are also applicable as the Company is still building its departments and leadership team. Mr. Favish developed familiarity with the capital markets and obligations of a public reporting company through his experience at Fotoball which is also pertinent to the Company as it engages in fund raising efforts and pursues its endeavor to become a public reporting company. These experiences collectively make Mr. Favish suitable to serve the Company as Chief Executive Officer and a director.

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Robert N. Weingarten has been a Director of the Company effective June 30, 2015. From June 2015 until December 2015, he also held the title of Executive Vice President of Marketing. He is an experienced business consultant and advisor with an ongoing consulting practice. Since 1979, he has provided financial consulting and advisory services and served on boards of directors of numerous public companies in various stages of development, operation or reorganization, which we believe qualifies him to serve on our Board of Directors. Mr. Weingarten was appointed as a director of Staffing 360, Inc. on February 25, 2014 and resigned this position on April 20, 2014. Mr. Weingarten was the Non-Executive Chairman of New Dawn Mining Corp. (“New Dawn”) from August 31, 2005 through September 30, 2010, and was named the Executive Chairman of New Dawn in October 2010. On July 8, 2010, Mr. Weingarten was appointed to the board of directors of Central African Gold Limited (formerly known as Central African Gold Plc and listed on the Alternative Investment Market of the London Stock Exchange at that time). Central African Gold Limited was an indirect, wholly-owned subsidiary of New Dawn. Both New Dawn and Central African Gold Limited have ceased to be publicly traded and reporting companies in their respective jurisdictions. On April 29, 2014, Mr. Weingarten was appointed to the Board of Directors of RespireRx Pharmaceuticals Inc., formerly known as Cortex Pharmaceuticals, Inc. (“RespireRx”), and was named Vice President and Chief Financial Officer of RespireRx and continues to serve in these roles. Mr. Weingarten received a B.A. Degree in Accounting from the University of Washington in 1974, and an M.B.A. Degree in Finance from the University of Southern California in 1975. Mr. Weingarten is a Certified Public Accountant (inactive) in the State of California. Mr. Weingarten has considerable accounting and finance acumen, particularly with regard to public reporting requirements. He also has considerable experience in the pharmaceutical industry, which has many similar regulatory requirements supplement as the medical foods and medical device markets in which the Company operates. These skills and experiences make Mr. Weingarten particularly suitable to serve as a director and offer guidance to the Company.

Mark Goldstone has been a Director since June 2015. He briefly held the position of Executive Vice President of Marketing during a transition period until the Company hired a Vice President of Sales and Marketing dedicated to these departments. Mr. Goldstone has over 25 years of experience in the healthcare industry, encompassing operations, commercialization and consulting. He has executed numerous M&A, financing and strategic partnership transactions, for a broad array of middle market and emerging growth companies in technology, life sciences and healthcare services, which qualifies him to serve on our Board of Directors. Mr. Goldstone was the global President of DDB Worldwide Communications Group Inc.’s healthcare business, where he was responsible for a global communications business spanning 40+ offices in over 36 markets. The business covered advertising, digital, integrated communications, healthcare professional promotion, branding, naming, design, market shaping, medical education and scientific communications. Mr. Goldstone has previously held senior positions at Publicis Healthcare Communications Group where he was responsible for the global Sanofi-Aventis business and at Interbrand where he was CEO of its global Healthcare business.

Mr. Goldstone moved from the United Kingdom to New York with Havas Group, where he held senior positions at Robert A. Becker, Euro RSCG and Jordan McGrath Case & Partners, Euro RSCG and ultimately at Euro RSCG Worldwide Headquarters, where he helped devise and build their global healthcare business – Euro RSCG Life Worldwide (Now Havas Life). Mr. Goldstone holds a BSc (Hons) in Pharmacy. He is a board member of the prestigious Galien Foundation and a board member of G3 Global Genomics Group. He is a member of the Royal Pharmaceutical Society of Great Britain and is a past Co-Chairman of New York Corporate Development for the American Diabetes Association. Mr. Goldstone’s breadth of experience in sales, marketing and strategic transactions in the healthcare industry is particularly useful to the Company as it develops its business, commercializes products and builds its marketing channels. We believe that these experiences make Mr. Goldstone particularly suitable to serve as a director and guide the Company in the complexities of the life science and healthcare services industries.

Gordon Bethwaite has been Vice President of Sales and Marketing since December 2015. He is a senior figure in the ophthalmic space, with over 15 years of experience in the sales and marketing of diagnostic, surgical and optical products. After graduating with a degree in Applied Biology from Liverpool John Moores University, Gordon transitioned into the corporate healthcare environment. Throughout his career, Gordon has held senior management positions in both the ophthalmology & optometry, and audiology industries. From October 2012 to December 2015, he served as Market Development Manager and subsequently, Director of Marketing for the ophthalmic diagnostic and surgical portfolio at Carl Zeiss Meditec, a global leader and innovator in the industry.

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Through his collaborations with thought leading doctors in cataract, refractive, retina and glaucoma specialties, Mr. Bethwaite brings a wealth of expertise and knowledge to the table. A passion for the technological, clinical and surgical application, and business environment of the industry, coupled with an in-depth understanding of the dynamics of the eye care market and years of collaboration with his customers, all combine to provide Mr. Bethwaite with a rich skill set invaluable to his role as Vice President of Sales and Marketing for the Company.

Vincent J. Roth has served as General Counsel and Corporate Secretary since April 2015. He is an experienced corporate attorney with over 15 years of experience serving as the General Counsel to public and private companies in the high-tech, healthcare, medical device, nutraceutical, and biotechnology industries. In addition to managing legal affairs, Mr. Roth is very familiar with operating in highly regulated industries. Mr. Roth recently completed a Master of Laws in Intellectual Property at the University of San Diego where he graduated with honors. He also received a Master of Laws in Business and Corporate Law from the University of San Diego with honors, a Juris Doctor and an MBA from Temple University, a Master of Liberal Arts in Sociology from the University of Pennsylvania and a BBA in Marketing and Human Resources from Temple University.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses, which we may incur in indemnifying our officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and our Certificate of Incorporation and bylaws.

Committees of the Board of Directors

Currently, our Board of Directors acts as our audit, nominating, corporate governance and compensation committees.   The Board of Directors has not yet adopted charters relative to its audit committee, compensation committee and nominating committee.  Until such time as we add more members to the Board, the entire Board will determine all matters and no committees have been formed. We intend to appoint persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of a national securities exchange, although we are not required to comply with these requirements until we are listed on a national securities exchange. We intend to appoint directors in the future so that we have a majority of our directors who will be independent directors, and of which at least one director will qualify as an “audit committee financial expert,” prior to a listing on a national securities exchange.

EXECUTIVE COMPENSATION

The table below sets forth, for the last three fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer, and (ii) our most highly compensated executive officers, other than those listed in clause (i) above, who were serving as executive officers at the end of the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

Executive	Year	Salary	Bonus ($)	Stock Awards	All Other Compensation	Total
Michael Favish (1)	2014	$150,000	-	-	-	$150,000
	2015	$200,000	-	-	-	$200,000
Vincent J. Roth (2)	2014	-	-	-	-
	2015	$104,000	-	$1,500	-	$105,500
Gordon Bethwaite (3)	2014	-	-	-	-
	2015	-	-	$2,500	-	$2,500

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(1) Michael Favish has been the Company’s CEO since inception. He does not have a written agreement with the Company. Mr. Favish received 5,500,000 units of membership interest at inception of the Company on December 1, 2009 when the Company was a California limited liability company, such units became 5,500,000 shares of Common Stock when the Company incorporated as a Delaware corporation on June 30, 2015. The Company accrued a salary of $150,000 for Mr. Favish in fiscal year 2014, $200,000 in fiscal year 2015 and will accrue a salary of $250,000 for fiscal year 2016. It is expected that Mr. Favish will be engaged with a formal employment agreement after the effective date of this prospectus.

(2) Vincent J. Roth began as the Company’s General Counsel and Corporate Secretary on May 6, 2015 with annual compensation of $156,000. Mr. Roth was awarded a stock grant on August 7, 2015 for services rendered for 150,000 shares of the Company’s common stock at a price of $0.01 per share. It is expected that Mr. Roth will be engaged with a formal employment agreement in 2016.

(3) Gordon Bethwaite was awarded a stock grant on October 1, 2015 for 250,000 shares of the Company’s common stock at a price of $0.01 per share as an inducement to engage as the Company’s Vice President of Sales and Marketing and to compensate Mr. Bethwaite for work to be performed. These shares reverse vest quarterly over the first year, with the first quarter vested on January 1, 2016. Mr. Bethwaite officially began his engagement as Vice President of Sales and Marketing on January 1, 2016 with an annualized compensation of $208,000. It is expected that Mr. Bethwaite will be engaged with a formal employment agreement in 2016.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2015.

	Option Award					Stock Award
Name	Number of Securities Underlying Unexercised Warrants/ Options Exercisable	Number of Securities Underlying Unexercised Warrants/ Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Warrants	Warrant Exercise Price ($)	Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Vincent Roth						150,000	(1)
Gordon Bethwaite						250,000	(2)

(1)	These shares were fully vested as of August 7, 2015.
(2)	These shares will vest quarterly over the first year with the first quarter vested on January 1, 2016.

Director Compensation

The Company has not awarded compensation to any director for serving in such capacity. It will establish a policy at such time as it elects independent directors as such term is defined under the rules of the Securities Exchange Act of 1934, as amended.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Christopher Scangas, a founder of the Company and a member of the Company when it was a limited liability company contributed $66,947 of fixed assets in December 2013, which were recorded at historical cost. He is currently a greater than 5% shareholder of the Company.

Due to and from related parties represents unreimbursed expenses and management fees incurred on behalf of, and amounts loaned to the Company by, Michael Favish, the Company’s Chief Executive Officer, as well as other shareholders. The advances are unsecured, non-interest bearing and are due on demand. As of June 30, 2016 and December 31, 2015, the Company had $397,144 and $286,844, respectively, due to related parties and as of December 31, 2014, the Company had $54,735 due to related parties.

The Company also paid management fees directly to Michael Favish prior to the Company’s conversion to a corporation. For the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, the Company paid management fees of $0, $6,250 and $67,580, respectively. The Company accrued management fees of $250,000, $200,000, and $0, as of June 30, 2016 and December 31, 2015 and December 31, 2014, respectively, which are included in general and administrative expenses.

On May 1, 2015, the Company issued 450,000 membership units to a related party, Cynthia Elaine Trust dated 12/12/14, upon exercise of warrants at a weighted average exercise price of $0.20 per unit. In lieu of the aggregate cash payment of $90,000, the holder applied $90,000 of accrued interest towards the exercise price of the warrants.

For the year ended December 31, 2015, the Company recorded $2,485,450 of stock-based compensation to individuals that were related parties at the time of issuance. This included $1,423,750 recorded for stock issued to Robert Weingarten, a director, $477,714 recorded for stock issued to Mark Goldstone, a director, $285,000 recorded for stock issued to Karen M. Favish, wife of our CEO, Michael Favish, $119,419 recorded for stock issued to Gordon Bethwaite, our Vice President of Sales & Marketing, $171,000 recorded for stock issued to Vincent J. Roth, our General Counsel and Corporate Secretary, and $8,557 recorded for stock issued to Marie Powell, mother of Karen M. Favish whose investment was purchased on Ms. Powell’s behalf by Mrs. Favish.

As of June 30, 2016 and December 31, 2015 and 2014, the Company had a total of $331,143, $203,871, and $514,609, respectively, of principal and interest outstanding under its convertible notes payable and promissory notes with related parties.

As of December 31, 2014, $32,266 of principal and interest was outstanding for a note held by Amanda Morris, daughter of Jeffrey Morris, one of the Company’s founders; $32,266 was outstanding for a note held by the Jeff and Phyllis Morris Family Trust UDT Dated June 11, 1999, a trust for which Mr. Morris is a trustee and beneficiary; $54,650 and $13,498 were outstanding for two notes held by Jason Scangas, son of Christopher Scangas who is one of the Company’s founders and holds and exercises power of attorney over Jason Scangas’ investments; and $259,967 and $121,962 were outstanding for two notes held by the Cynthia Elaine Trust dated December 12, 2014, a trust for which Christopher Scangas is a trustee.

As of December 31, 2015, $203,871 of principal and interest was outstanding for various notes held by Leon Krajian, a significant shareholder.

As of June 30, 2016, $294,348 of principal and interest was outstanding for various notes held by Leon Krajian, a significant shareholder; $26,386 was outstanding for a note held by Terrence Favish, son of our CEO, Michael Favish; and $10,409 was outstanding for a note held by Christopher Scangas.

54

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth certain information regarding our common stock, beneficially owned as of October 12, 2016 by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each executive officer and director, and (iii) all officers and directors as a group.  The following table is based on the Company having 21,911,396 shares of common stock issued and outstanding as of October 12, 2016. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended as of that date (the “Exchange Act”).  Shares of our Common Stock issuable upon exercise of options or warrants or conversion of notes that are exercisable or convertible within 60 days after October 12, 2016 are included as beneficially owned by the holder, but not deemed outstanding for computing the percentage of any other Stockholder for Percentage of Common Stock Beneficially Owned Immediately Prior to the Offering.  Beneficial ownership generally includes voting and dispositive power with respect to securities.  Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

Name of Beneficial Owner and title, if any of Officers and Directors	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned Immediately Prior to the Offering

Michael Favish, Chief Executive Officer, President and Director (1)	5,750,000	(1)	26.24%
Robert N. Weingarten, Director	1,250,000		5.69%
Mark Goldstone, Director (2)	1,000,000	(2)	4.56%
Gordon Bethwaite, Vice President (3)	250,000	(3)	1.14%
Vincent J. Roth, General Counsel and Corporate Secretary	150,000		*
All Officers and Directors as a Group (5 persons) (4)	8,400,000		38.3%
5% Shareholders:
Christopher Scangas (5)	2,578,489	(5)	11.77%
Leon Krajian (6)	2,521,697	(6)	11.5%
Jeffrey Morris (7)	1,278,211	(7)	5.83%

* less than 1%

(1)	Includes 250,000 shares held by Mr. Favish’s spouse.
(2)	Consists of 1,000,000 shares of restricted Common Stock of the Company that reverse vest quarterly over a one- year period with the first quarter vested on December 31, 2015.
(3)	These shares reverse vest quarterly over the first year commencing October 1, 2015, with the first 25% of the shares vested on January 1, 2016.
(4)	Unless otherwise indicated, the business address of each individual is c/o Guardion Health Sciences, Inc., 15150 Avenue of Science, Suite 200, San Diego, California 92128.
(5)	Includes 2,075,753 shares held in the name of Cynthia Elaine Trust dated December 12, 2014; 138,750 shares held in the name of Cynthia Elaine Scangas Dated June 12 2002-IRA rollover, BNY Mellon Trustee; and 363,986 shares held in the name of Jason Scangas, the son of Christopher Scangas, for whom Christopher Scangas holds Power of Attorney.
(6)	Includes 231,974 shares held in the name of Equity Trust Company Custodian FBO Leon S. Krajian IRA; 146,000 shares that may be purchased pursuant to an exercisable warrant issued to Equity Trust Company Custodian FBO Leon S. Krajian IRA that is vested and expires May 1, 2018; and 100,000 shares that may be purchased pursuant to an exercisable warrant issued to Leon Krajian that is vested and expires September 30, 2018.
(7)	Shares are held in the name of Jeff and Phyllis Morris Family Trust UDT Dated June 11, 1999; includes an exercisable warrant to purchase 30,237 shares that is vested and expires May 1, 2018.

55

Selling Securityholders

Up to 24,902,173 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the Selling Securityholders. No shares are being sold by the Company. The Company is registering all shares of its common stock issued and outstanding, as well as shares underlying warrants and promissory notes. Although the Selling Securityholders may sell their shares at any time, the Registration Statement, of which the prospectus is a part, is effective, there is no way for the Company to determine when shares will be sold. The Company is not registering any warrants or promissory notes.

Each of the transactions by which the Selling Securityholders acquired their securities from us was exempt under the registration provisions of the Securities Act. The shares of common stock referred to above are being registered to permit public resales of the shares and the Selling Securityholders may offer the shares for resale from time to time pursuant to this prospectus. The Selling Securityholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act. We may from time to time include additional Selling Securityholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the Selling Securityholders and the shares of our common stock offered by them in this prospectus. None of the Selling Securityholders have had a material relationship with us within the past three years other than as described in the footnotes to the table below. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. Beneficial ownership is determined in accordance with the rules of the SEC.

Each Selling Securityholder’s percentage of ownership of our outstanding shares in the table below is based upon 21,911,396 shares of common stock outstanding as of February 11, 2016, except where noted. The number of shares beneficially owned after the Offering assumes that all shares offered hereby are sold.

			Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering
Name		Position	Number	Percent (*<1%)	Shares Being Offered (#)	Number (^)	Percent (^)
Officers and Directors
Favish, Michael	(1)	Chief Executive Officer, President and Director	5,500,000	25.1%	5,500,000	-	-
Weingarten, Robert	(2)	Director	1,250,000	5.7%	1,250,000	-	-
Goldstone, Mark	(3)	Director	1,000,000	4.6%	1,000,000	-	-
Roth, Vincent	(4)	General Counsel and Corporate Secretary	150,000	*	150,000	-	-
Bethwaite, Gordon	(5)	VP of Sales and Marketing	250,000	1.1%	250,000	-	-

5% or greater shareholders
							-
Krajian, Leon	(6)		2,571,697	11.4%	2,571,697	-	-
Morris, Jeffrey	(7)		1,278,211	5.8%	1,278,211	-	-
Scangas, Christopher	(8)		2,578,489	11.8%	2,578,489	-	-

56

			Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering
Name		Position	Number	Percent (*<1%)	Shares Being Offered (#)	Number (^)	Percent (^)
Edward Grier	(9)		1,394,474	6.0%	1,394,474	-	-

Selling Stockholders
A.G. Borgia Insurance Services Inc. Defined Benefit Pension Plan	(10)		92,819	*	92,819	-	-
Addis, Demetre	(11)		186,402	*	186,402	-	-
Altschuler, Stanley	(12)		1,053,227	4.8%	1,053,227	-	-
Andrews, Joseph S.	(13)		20,000	*	20,000	-	-
Armendariz, Azminda Valle	(14)		5,000	*	5,000	-	-
Arthur Pappathanasi Cust IRA	(15)		177,072	*	177,072	-	-
Bane, Kenneth D.	(16)		45,755	*	45,755	-	-
Bone, Richard A.	(17)		300,000	1.4%	300,000	-	-
Borger, Howard E.	(18)		130,938	*	130,938	-	-
Borgia Family Trust UTD 8/1/1986	(19)		90,711	*	90,711	-	-
Brand, Patrice L.	(20)		15,000	*	15,000	-	-
Burke, Charles Rice	(21)		8,182	*	8,182	-	-
Burke, Edward Rogers	(22)		8,182	*	8,182	-	-
Carbondale Metal, LLC	(23)		138,272	*	138,272	-	-
Carchide, Meghan	(24)		46,410	*	46,410	-	-
Chase, Christopher	(25)		93,201	*	93,201	-	-
Chavez, Denise	(26)		4,850	*	4,850	-	-
Chen, Chieh-Hsi	(27)		36,932	*	36,932	-	-
Chen, Yu-Jen	(28)		100,091	*	100,091	-	-
Chun, Lin Ching	(29)		399,862	1.8%	399,862	-	-
Clancy, Timothy	(30)		403,581	1.8%	403,581	-	-
Czerminski, Walter A.	(31)		99,182	*	99,182	-	-
Davies Family Trust dated February 16, 1994	(32)		20,000	*	20,000	-	-
Degnan 2000 Trust Dated April 14, 2000	(33)		91,910	*	91,910	-	-
Donati, Robert	(34)		10,000	*	10,000	-	-
Donoghue, Daniel R.	(35)		149,614	*	149,614	-	-
Doran, Michael	(36)		8,372	*	8,372
Dussin Investment Co. PSP	(37)		110,500	*	110,500	-	-
Epstein, David	(38)		91,632	*	91,632
Favish, Greg	(39)		9,375	*	9,375	-	-
Favish, Karen M.	(40)		250,000	1.1%	250,000	-	-
Favish, Terrence	(41)		9,474	*	9,474	-	-
Fitzpatrick, Brian	(42)		80,775	*	80,775	-	-
Gagliano, Donald A.	(43)		20,000	*	20,000	-	-
Hamby, Jonathan M.	(44)		156,378	*	156,378	-	-
Harbushka Family Trust dated July 30, 2015	(45)		65,782	*	65,782	-	-
Heller Family Trust U/A 10-31-97	(46)		45,455	*	45,455	-	-
Heller, Charles J.	(47)		101,910	*	101,910	-	-

57

			Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering
Name		Position	Number	Percent (*<1%)	Shares Being Offered (#)	Number (^)	Percent (^)
Hendler, Joyce M.	(48)		50,000	*	50,000	-	-
Hovanesian Family Trust	(49)		30,000	*	30,000	-	-
Huang, Wenlue	(50)		25,000	*	25,000	-	-
Janet Levin and Frank Gruber as joint tenants	(51)		182,318	*	182,318	-	-
Karam, Jean	(52)		31,705	*	31,705	-	-
Kopman, Fraeda	(53)		174,966	*	174,966	-	-
Lamont, Chris	(54)		223,803	1.0%	223,803	-	-
Landrum, John T.	(55)		50,000	*	50,000	-	-
LaVelle, Benjamin & Angela	(56)		57,141	*	57,141	-	-
Leisher, Steve	(57)		15,765	*	15,765	-	-
LEWKO, LLC	(58)		28,176	*	28,176	-	-
Lonner, Monique	(59)		234,959	1.0%	234,959	-	-
Margin, Susan	(60)		36,364	*	36,364	-	-
Marie, Janice	(61)		65,157	*	65,157	-	-
McCarty, Mark	(62)		20,000	*	20,000	-	-
McCaslin Family Trust	(63)		32,735	*	32,735	-	-
Morris, Amanda	(64)		153,211	*	153,211	-	-
Narendra, Andy	(65)		300,000	1.4%	300,000	-	-
Obex Holding, LLC	(66)		80,322	*	80,322	-	-
PENSCO Trust Co., LLC Custodian FBO Donna S. Duvall IRA	(67)		57,246	*	57,246	-	-
Powell, Marie	(68)		9,091	*	9,091	-	-
Rehfeld, Dean and Lisa Lindsey	(69)		83,334	*	83,334	-	-
Ritch, Robert	(70)		20,000	*	20,000	-	-
Rothstein, Robert	(71)		27,763	*	27,763
Scangas Schatz, Heather	(72)		182,676	*	182,676	-	-
Scangas Verma, Marie Rebecca	(73)		182,676		182,676	-	-
Scangas, Arthur	(74)		166,667	*	166,667	-	-
Scangas, Evan	(75)		46,410	*	46,410	-	-
Shepard, Julie	(76)		125,000	*	125,000	-	-
Sichenzia Ross Friedman Ference LLP	(77)		150,000	*	150,000	-	-
Siegel, Mark	(78)		89,276	*	89,276	-	-
SMC San Diego Trust	(79)		45,455	*	45,455	-	-
Snyder Family Trust U/D/T, dated July 13, 2009	(80)		79,296	*	79,296	-	-
Snyder, Scott	(81)		563,116	2.6%	563,116	-	-
Stath J. Karras and Terry L. Karras as Trustees of the Karras Family Trust Dated February 15, 2002	(82)		67,032	*	67,032	-	-
Steward, Kailee	(83)		73,191	*	73,191	-	-
Stewart, William E.	(84)		50,500	*	50,500	-	-

58

			Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering
Name		Position	Number	Percent (*<1%)	Shares Being Offered (#)	Number (^)	Percent (^)
Strat, Montgomery	(85)		5,000	*	5,000	-	-
Strauss, Dennis	(86)		83,370	*	83,370
Theodore, Nicholas	(87)		80,303	*	80,303	-	-
Titmas, Harper Rae	(88)		16,364	*	16,364	-	-
Trattler, William	(89)		20,000	*	20,000	-	-
Wanebo, Andrea	(90)		4,848	*	4,848	-	-
Wanebo, Ella	(91)		5,455	*	5,455	-	-
Wanebo, Grace	(92)		5,455	*	5,455	-	-
Wanebo, Isabella	(93)		4,848	*	4,848	-	-
Wanebo, Oliver	(94)		5,455	*	5,455	-	-
Weinstein, Andrew F.	(95)		45,755	*	45,755	-	-
William and Anne Marie Hoversen	(96)		57,888	*	57,888	-	-
Yu, Lin Ching	(97)		107,364	*	107,364	-	-

#	This number designates the number of shares being registered and available for sale by the holder, this does not mean the holder has to sell all of the registered shares.
^	Denotes the number of shares owned provided all registered shares are sold, this does not mean all holders will sell all shares.
(1)	Our Chief Executive Officer, President and Director; The Shares were issued to the Michael Favish Living Trust Dated Jan 31, 2007 on December 1, 2009.
(2)	A Director of the Company, the Shares consist of 1,250,000 shares purchased from the Issuer on June 29, 2015 for $1,250.00.
(3)	A Director of the Company; the Shares consist of 1,000,000 shares of restricted Common Stock of the Company that reverse vest quarterly over a one-year period with the first quarter vested on December 31, 2015.
(4)	Our General Counsel and Corporate Secretary; Shares consist of 150,000 shares issued on August 7, 2015 for services provided.
(5)	VP of Sales and Marketing of the Company; Shares consist of 250,000 shares of restricted Common Stock of the Company that reverse vest quarterly over a one-year period with the first quarter vested on January 1, 2016.
(6)	Includes 231,974 shares held in the name of Equity Trust Company Custodian FBO Leon S. Krajian IRA; 146,000 shares that may be purchased pursuant to an exercisable warrant issued to Equity Trust Company Custodian FBO Leon S. Krajian IRA issued May 1, 2015 that is vested and expires May 1, 2018 at a per share price of $0.01; and 500,000 shares that may be purchased pursuant to various exercisable warrants issued to Leon Krajian between May 1, 2015 and January 25, 2016, each of which are vested and expire between May 1, 2018 and January 25, 2019, respectively, and are exercisable at $0.25 per share. Includes 99,182 shares and 1,544,541 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued September 29, 2011 and the May 1, 2015 conversion of a master convertible promissory note issued November 29, 2012 for amounts invested from November 29, 2012 through September 11, 2014 for an aggregate amount of $317,500, respectively, inclusive of 12% interest and additional purchases in connection with the notes. Includes 50,000 shares of Common Stock that may be purchased pursuant to exercisable warrants issued to Leon Krajian between December 31, 2015 and February 10, 2016, each of which are vested and expire between December 31, 2018 and February 10, 2019, respectively, and are exercisable at $0.25 per share. Leon Krajian has voting and dispositive authority over all of the securities listed herein.
(7)	Shares are held in the name of Jeff and Phyllis Morris Family Trust UDT Dated June 11, 1999 (Consists of 1,000,000 shares issued December 1, 2009; 187,500 shares of Common Stock issued upon the June 29, 2012 conversion of a $75,000 promissory note issued July 26, 2010, inclusive of 12% interest.); 60,474 shares issued upon the May 1, 2015 conversion of a $25,000 promissory note together with 12% interest accrued thereon; and an exercisable warrant to purchase 30,237 shares granted May 1, 2015 that is vested and expires May 1, 2018 with an exercise price of $1.00 per share. Jeff Morris has voting and dispositive authority.

59

(8)	Includes 2,075,753 shares held in the name of Cynthia Elaine Trust dated December 12, 2014 (consisting of 1,000,000 founder shares issued December 1, 2009; 69,688 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued July 27, 2010, inclusive of 12% interest; 372,588 shares of Common Stock issued upon the May 1, 2015 conversion of a $200,000 promissory note issued July 3, 2012, inclusive of 12% interest; 183,477 shares of Common Stock issued upon the June 30, 2015 conversion of a $100,000 promissory note issued March 4, 2013, inclusive of 12% interest and 450,000 additional shares purchased in connection with the notes and issued on May 1, 2015) Chris Scangas has voting and dispositive authority; 138,750 shares held in the name of Cynthia Elaine Scangas Dated June 12 2002-IRA rollover, BNY Mellon Trustee (Cynthia Scangas has voting and dispositive authority); and 363,986 shares held in the name of Jason Scangas (consisting of 136,250 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued December 1, 2010, inclusive of 12% interest; 71,875 shares issued upon the June 29, 2012 conversion of a $25,000 promissory note issued December 1, 2010, inclusive of 12% interest; 124,981 shares issued upon the May 1, 2015 conversion of a $40,000 promissory note issued December 14, 2011, inclusive of 12% interest; and 30,880 shares issued upon the May 1, 2015 conversion of a $10,000 promissory note issued February 2, 2012, inclusive of 12% interest), the son of Christopher Scangas, for whom Christopher Scangas holds Power of Attorney and has voting and dispositive authority.
(9)	Consisting of 1,294,474 shares issuable upon conversion of a promissory note with a principal amount of $500,000 and 100,000 shares issuable upon the exercise of a common stock purchase warrant at $0.25 per share issued on November 30, 2015.
(10)	Includes 92,819 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued April 16, 2012, inclusive of 12% interest. Andy Borgia has voting and dispositive control.
(11)	Consists of 103,068 shares of Common Stock issued upon the August 10, 2015 conversion of a $50,000 promissory note issued February 8, 2014, inclusive of 10% interest and 83,334 shares issued from the August 10, 2015 exercise of warrants granted on February 8, 2014 with an exercise price of $0.01.
(12)	Shares were purchased on April 1, 2015 for $1,053.23 and are held in the name of Stanley and Laurie Altschuler.
(13)	Consists of 20, 000 shares issued for services provided on August 7, 2015.
(14)	Consists of 5, 000 shares issued for services provided on August 7, 2015.
(15)	Includes 118,048 share issued on the May 1, 2015 conversion of a $64,926.03 note inclusive of interest and 59,024 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00. Arthur Pappathanasi has voting and dispositive control.
(16)	Consists of 24,921 shares of Common Stock issued upon the August 10, 2015 conversion of a $12,500 promissory note issued May 1, 2013, inclusive of 12% interest and 20,834 shares issued from the August 10, 2015 exercise of warrants granted on June 24, 2014 with an exercise price of $0.01.
(17)	Consists of 300,000 shares issued on August 7, 2015 for services provided.
(18)	Consists of 130,938 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued June 24. 2014, inclusive of 10% interest.
(19)	Includes 30,237 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00. Andy Borgia has voting and dispositive control.
(20)	Consists of 15,000 shares issued on August 6, 2015 for services provided.
(21)	Consists of 8,182 shares issued May 7, 2015 in exchange for extinguishment of $327 debt.
(22)	Consists of 8,182 shares issued May 7, 2015 in exchange for extinguishment of $327 debt.
(23)	Includes 92,819 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued April 28, 2012, inclusive of 12% interest. John Wanebo has voting and dispositive control.
(24)	Includes 46,410 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued March 31, 2012, inclusive of 12% interest.
(25)	Consists of 51,534 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued February 8, 2014, inclusive of 10% interest and 41,667 shares issued from the August 10, 2015 exercise of warrants granted on February 8, 2014 with an exercise price of $0.01.

60

(26)	Consists of 4,850 shares of Common Stock purchased from the Issuer on September 3, 2013 for $2,667.49
(27)	Consists of 36,932 shares of Common Stock issued upon the May 1, 2015 conversion of a $50,000 promissory note issued to Lin Ching Chun, which included $16,619.18 of interest at 12%, which interest converted at $0.45 per share into 36,932 shares, for which Lin Ching Chun gifted these shares to Chieh-Hsi Chen.
(28)	Consists of 100,091 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued April 11, 2011, inclusive of 12% interest.
(29)	Consists of 214,728 shares of Common Stock issued upon the June 29, 2012 conversion of a $100,000 promissory note issued December 29, 2010, inclusive of 12% interest; 111,112 shares issued on the May 1, 2015 conversion of a promissory note issued July 11, 2012 inclusive of 12% interest and after gifting 36,932 shares to Chieh-Hsi Chen, and includes 74,022 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00
(30)	Consists of 226,914 shares of Common Stock issued upon the August 10, 2015 conversion of a $100,000 promissory note issued February 5, 2014, inclusive of 10% interest and 166,667 shares issued from the August 10, 2015 exercise of warrants granted on February 5, 2014 with an exercise price of $0.01, and 10,000 shares issued on August 10, 2015 as repayment for a non-interest bearing loan.
(31)	Consists of 99,182 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued April 28, 2012, inclusive of 12% interest.
(32)	Consists of 20,000 shares issued on August 7, 2015 for services provided. James Davies has voting and dispositive control.
(33)	Consists of 91,910 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued September 29, 2011, inclusive of 12% interest. Tom Dengan has voting and dispositive control.
(34)	Consists of 10,000 shares issued October 1, 2015 for services provided.
(35)	Consists of 98,204 shares of Common Stock issued upon the June 29, 2012 conversion of a $37,500 promissory note issued August 2, 2010, inclusive of 12% interest and 51,140 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued May 6, 2011, inclusive of 12% interest.
(36)	Consists of 5,372 shares issuable upon the automatic conversion which will occur upon effectiveness of this registration statement of a $3,000 promissory note issued January 4, 2016 with interest calculated to September 30, 2016 and 3,000 shares issuable upon exercise of a common stock purchase warrant issued February 11, 2016 with a per share exercise price of $1.00.
(37)	Consists of 110,500 shares of Common Stock issued upon the June 29, 2012 conversion of a $40,000 promissory note issued August 30, 2010, inclusive of 12% interest and additional purchase in connection with the note. Susan Dussin has voting and dispositive control.
(38)	Consists of 58,632 shares issuable upon the automatic conversion which will occur upon effectiveness of this registration statement of a $33,000 promissory note issued February 4, 2016 with interest calculated to September 30, 2016 and 33,000 shares issuable upon exercise of a common stock purchase warrant issued February 11, 2016 with a per share exercise price of $1.00.
(39)	Consists of 9,375 shares of Common Stock issued upon the August 7, 2015 conversion of a $5,000 invoice issued October 27, 2014, inclusive of 4% interest.
(40)	Wife of CEO and President; 250,000 shares issued on August 7, 2015 for services provided.
(41)	Consists of 9,474 shares of Common Stock issued upon the August 10, 2015 conversion of a $5,000 invoice issued July 23, 2014, inclusive of 4% interest.

(42)	Includes 53,850 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued November 3, 2014, inclusive of 10% interest; 13,463 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.60 and 13,462 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.75.

61

(43)	Consists of 20,000 shares issued on August 7, 2015 for services provided.
(44)	Consists of 65,469 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued August 3, 2010, inclusive of 12% interest and 90,909 shares of Common Stock purchased from the Issuer on January 3, 2013 for $50,000.
(45)	Consists of 65,782 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued July 27, 2010, inclusive of 12% interest. Michael Harbushka has voting and dispositive control.
(46)	Consists of 45,455 shares of Common Stock purchased from the Issuer on June 4, 2012 for $25,000. Charles Heller has voting and dispositive control.
(47)	Consists of 101,910 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued June 10, 2011, inclusive of 12% interest.
(48)	Consists of 50,000 shares issued on August 7, 2015 for services provided.
(49)	Consists of 30,000 shares issued on August 7, 2015 for services provided. John Hovanesian has voting and dispositive control.
(50)	Consists of 25,000 shares issued on August 7, 2015 for services provided.
(51)	Includes 60,773 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00. Janet Levin and Frank Gruber have voting and dispositive control.
(52)	Consists of 31,250 shares issued June 29, 2012 for the $25,000 of services provided.
(53)	Consists of 67,032 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued March 1, 2010, inclusive of 12% interest; 50,046 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued August 6, 2011, inclusive of 12% interest; 57,888 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued May 1, 2013, inclusive of 12% interest.
(54)	Includes 223,803 shares of Common Stock issued upon the August 10, 2015 conversion of a $90,000 promissory note issued August 14, 2014, inclusive of 12% interest.
(55)	Consists of 50,000 shares issued on August 7, 2015 for services provided.
(56)	Includes 57,141 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued June 20, 2013, inclusive of 12% interest.
(57)	Includes 10,510 shares of Common Stock issued upon the August 10, 2015 conversion of a $5,000 promissory note issued February 6, 2015, inclusive of 10% interest and 5,255 shares purchased at $0.34 per share in connection with a cancellation of a warrant.
(58)	Consists of 28,176 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.01.
(59)	Includes 234,959 shares of Common Stock issued upon the August 10, 2015 conversion of a $100,000 promissory note issued March 5, 2013, inclusive of 12% interest.
(60)	36,364 shares of Common Stock purchased from the Issuer on October 4, 2013 for $20,000.
(61)	Consists of 65,157 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued August 30, 2010, inclusive of 12% interest.
(62)	Consists of 20,000 shares issued on August 7, 2015 for services provided.
(63)	Consists of 32,735 shares of Common Stock issued upon the June 29, 2012 conversion of a $12,500 promissory note issued August 5, 2010, inclusive of 12% interest. Dave McCaslin has voting and dispositive control.
(64)	Includes 62,500 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued July 26, 2010, inclusive of 12% interest, 60,474 shares issued on the May 1, 2015 conversion of a promissory note issued July 31, 2012 inclusive of 12% interest and 30,237 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00.
(65)	Consists of 300,000 shares issued on August 7, 2015 for services provided.
(66)	Includes 53,548 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued November 25, 2014, inclusive of 10% interest and 13,387 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.60 and 13,387 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.75. Randall Porter has voting and dispositive control.

62

(67)	Consists of 57,246 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued June 13, 2013, inclusive of 12% interest. Donna Duvall has voting and dispositive control.
(68)	Consists of 9,091 shares issued on August 10, 2015 for the extinguishment of $5,000 of debt.
(69)	Consists of 83,334 shares issued on September 8, 2015 for the exercise of a warrant in the name of Cynthia Elaine Trust dated 12/12/14, which shares were issued in the name of Dean and Lisa Lindsey Rehfeld upon exercise of the warrant.
(70)	Consists of 20,000 shares issued on August 7, 2015 for services provided.
(71)	Consists of 17,763 shares issuable upon the automatic conversion which will occur upon effectiveness of this registration statement of a $10,000 promissory note issued February 4, 2016 with interest calculated to September 30, 2016 and 10,000 shares issuable upon exercise of a common stock purchase warrant issued February 11, 2016 with a per share exercise price of $1.00.
(72)	Includes 60,892 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00
(73)	Includes 60,892 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00
(74)	Consists of 166,667 shares issued on September 11, 2015 for exercise of a warrant in the name of Jason Scangas, which shares were issued in the name of Arthur Scangas upon exercise of the warrant.
(75)	Includes 46,410 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued March 31, 2012, inclusive of 12% interest.
(76)	Consists of 125,000 shares issued on December 1, 2009 for services provided.
(77)	Consists of 150,000 shares issued on August 10, 2015 for services provided. Andrea Cataneo has voting and dispositive authority.
(78)	Includes 29,759 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00
(79)	Consists of 45,455 shares of Common Stock purchased from the Issuer on September 9, 2013 for $25,000. Susan Colross has voting and dispositive control.
(80)	Includes 52,864 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued January 14, 2015, inclusive of 10% interest; 13,216 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.60 and 13,216 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.75. Todd and Fatima Snyder have voting and dispositive control.
(81)	Consists of 209,063 shares of Common Stock issued upon the June 29, 2012 conversion of a $75,000 promissory note issued July 26, 2010, inclusive of 12% interest including additional shares purchased in connection with the conversion, 236,035 shares issued on the May 1, 2015 conversion of a promissory note issued November 6, 2012 inclusive of 12% interest and 118,018 shares issuable upon exercise of a common stock purchase warrant granted May 1, 2015 with a per share exercise price of $1.00
(82)	Consists of 67,032 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued March 1, 2010, inclusive of 12% interest. Stath and Terry Karras have voting and dispositive control.
(83)	Consists of 47,319 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued February 28, 2012, inclusive of 12% interest, and 25,872 shares of Common Stock issued upon the May 1, 2015 conversion of a $12,500 promissory note issued January 16, 2015, inclusive of 12% interest.
(84)	Consists of 50,500 shares of Common Stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued June 30, 2011, inclusive of 12% interest.
(85)	Consists of 5,000 shares issued on August 10, 2015 for the extinguishment of $2,800 of debt.

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(86)	Consists of 53,370 shares issuable upon the automatic conversion which will occur upon effectiveness of this registration statement of a $30,000 promissory note issued January 29, 2016 with interest calculated to September 30, 2016 and 30,000 shares issuable upon exercise of a common stock purchase warrant issued February 11, 2016 with a per share exercise price of $1.00.
(87)	Includes 53,535 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued November 26, 2014, inclusive of 10% interest; 13,384 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.60 and 13,384 shares issuable upon exercise of a common stock purchase warrant granted August 10, 2015 with a per share exercise price of $0.75.
(88)	Consists of 16,364 shares issued May 7, 2015 in exchange for extinguishment of $655 debt.
(89)	Consists of 15,000 shares issued on August 7, 2015 for services provided and 5,000 shares issued on December 31, 2015.
(90)	Consists of 4,848 shares purchased from the Issuer on September 3, 2013 for $2,666
(91)	Consists of 5,455 shares purchased from the Issuer on September 3, 2013 for $3,000
(92)	Consists of 5,455 shares purchased from the Issuer on September 3, 2013 for $3,000
(93)	Consists of 4,848 shares purchased from the Issuer on September 3, 2013 for $2,666
(94)	Consists of 5,455 shares purchased from the Issuer on September 3, 2013 for $3,000
(95)	Consists of 24,921 shares of Common Stock issued upon the August 10, 2015 conversion of a $12,500 promissory note issued June 24, 2014, inclusive of 10% interest and 20,834 shares issued from the August 10, 2015 exercise of warrants granted on June 24, 2014 with an exercise price of $0.01.
(96)	Consists of 57,888 shares of Common Stock issued upon the August 10, 2015 conversion of a $25,000 promissory note issued May 1, 2013, inclusive of 12% interest.
(97)	Consists of 107,364 shares of Common Stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued December 29, 2010, inclusive of 12% interest.

To Management’s knowledge, none of the above listed individuals or entities listed under “Selling Securityholders” are broker-dealers or affiliated with a broker-dealer. Unless otherwise noted, (i) none of the above Selling Securityholders has ever been an officer or director of the Company or any of the Company’s predecessors or affiliates nor (ii) has any of the above Selling Securityholders had a material relationship with the Company or any of its predecessors or affiliate, other than as a securityholder as noted above, at any time within the last three years.

PLAN OF DISTRIBUTION

Each Selling Securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, after our shares are traded publicly, or in private transactions. However, until our shares are quoted in the OTCQB Marketplace, the Selling Securityholders will sell at approximately $1.00 per share, which is based upon our estimate, independent valuations and other market factors. Thereafter, they may sell at public market prices or privately negotiated prices.

The distribution of the shares by the Selling Securityholders is not currently subject to any underwriting agreement. Each Selling Securityholder must use a broker-dealer which is registered in the state in which the Selling Securityholder seeks to sell their shares. A Selling Securityholder may use any one or more of the following methods when selling shares:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•conducting business in places where business practices and customs are unfamiliar and unknown;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•settlement of short sales entered into after the date of this prospectus;

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•broker-dealers may agree with the Selling Securityholders to sell a specified number of the shares at a stipulated price per share;

•a combination of any of these methods of sale;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell shares under an exemption from registration, if available, rather than under this prospectus.

The Company has not engaged any FINRA member firms to participate in the distribution of securities. Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Securityholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The SEC has indicated that it is their position that any broker-dealer firm which is a Selling Securityholder is deemed an underwriter and therefore these firms may be deemed an underwriter with respect to the securities being sold by them.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Securityholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.

In connection with the sale of our common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

Because Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for resale pursuant to an exemption from registration such as Rule 144 of the Securities Act may be sold under such exemption provided all requirements are met rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the registration of the shares of the Selling Securityholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of our capital stock and provisions of our articles of incorporation and by-laws are summaries and are qualified by reference to our articles of incorporation and by-laws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

We have 100,000,000 shares of capital stock, par value $0.001 per share, authorized of which 90,000,000 are shares of common stock and 10,000,000 are shares of “blank check” preferred stock.

As of October 12, 2016, we had outstanding 22,311,396 shares of common stock held by 99 shareholders of record and 1,045,000 shares of preferred stock held by 10 shareholders of record.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive dividends ratably, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock.  However, the effects might include, among other things:

• Impairing dividend rights of our common stock;

• Diluting the voting power of our common stock;

• Impairing the liquidation rights of our common stock; and

• Delaying or preventing a change of control without further action by our stockholders.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

Common Stock Purchase Warrants

As of October 12, 2016, we had outstanding 2,703,666 exercisable warrants to purchase common stock outstanding with various exercise prices and expiration dates, held by 29 warrant holders.

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Transfer Agent

Our transfer agent is VStock Transfer with an address 18 Lafayette Pl, Woodmere, NY 11598.

Indemnification of Directors and Officers

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the full extent authorized by the General Corporation Law of the State of Delaware (“Delaware Code”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Code requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under. Any person who is or was serving as a director of a wholly owned subsidiary of the Company shall be deemed, for indemnification purposes, to be a director or officer of the Company entitled to indemnification under the Company’s bylaws and the Delaware Code. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling our Company pursuant to the foregoing provisions, we have been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Article XI of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the shareholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes.24 The Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

24 In re Revlon, Inc. S’holders Litig. 2010 WL 935626, at *19 n.8 (Del. Ch. Mar. 16, 2010)

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While management believes limiting the forum is a benefit, shareholders could be inconvenienced by not being able to bring an action in another forum they find favorable.

LEGAL MATTERS

Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York, New York 10158, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The financial statements as of and for the years ended December 31, 2015 and 2014 have been audited by Weinberg & Co., 1925 Century Park East, Suite 1120, Los Angeles, CA 90067, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.

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Guardion Health Sciences, Inc.

Contents

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Guardion Health Sciences, Inc.

San Diego, California

We have audited the accompanying balance sheets of Guardion Health Sciences, Inc. (the "Company") as of December 31, 2015 and 2014 and the related statements of operations, members’ and stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that we considered appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guardion Health Sciences, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has experienced negative operating cash flows since inception and has a stockholders’ deficiency as of December 31, 2015. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
Los Angeles, California
October 12, 2016

F-2

Guardion Health Sciences, Inc.

Balance Sheets

	June 30,	December 31,
	2016	2015	2014
	(unaudited)

Assets

Current assets
Cash	$277,543	$13,850	$6,160
Accounts receivable	804	1,136	1,041
Inventories	33,858	30,563	24,227
Current portion of deposits and prepaid expenses	1,593	18,950	9,605

Total current assets	313,798	64,499	41,033

Deposits and prepaid expenses, less current portion	10,470	10,470	10,470
Property and equipment, net	153,152	170,795	214,166
Other non-current assets	-	-	8,207

Total assets	$477,420	$245,764	$273,876

Liabilities, Members’ and Stockholders’ Deficiency

Current liabilities
Accounts payable and accrued liabilities	$362,509	$271,863	$198,422
Accrued and deferred lease costs	119,238	143,077	160,360
Due to related party	397,144	286,844	54,735
Current portion of convertible notes payable, net of debt discount of $75,325, $0, and $86,190, respectively	637,430	41,315	693,133
Current portion of convertible notes payable related party, net of debt discount of $0, $0, and $45,087, respectively	-	-	347,645
Current portion of promissory notes payable, net of debt discount of $3,989, $36,018, and $98,654, respectively	171,125	64,407	141,347
Current portion of promissory notes payable related party, net of debt discount of $33,819, $54,639, and $0, respectively	297,324	149,233	-

Total current liabilities	1,984,770	956,739	1,595,642

Convertible notes payable, net of debt discount of $0, $0, and $252,320, respectively, less current portion	-	516,575	382,109
Convertible notes payable related party, net of debt discount of $0, $0, and $16,965, respectively, less current portion	-	-	104,996
Promissory notes payable, net of debt discount of $0, $0, and $9,395, respectively, less current portion	-	-	3,762

Total liabilities	1,984,770	1,473,314	2,086,509

Commitments and contingencies

Members’ and Stockholders’ Deficiency

Members’ equity; 10,821,827 units outstanding at December 31, 2014	-	-	3,452,852
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 545,000 shares issued and outstanding at June 30, 2016	545	-	-
Common stock, $0.001 par value; 90,000,000 shares authorized; 22,061,396 and 21,911,396 shares issued and outstanding at June 30, 2016 and December 31, 2015	22,061	21,911	-
Additional paid-in capital	14,905,515	12,857,320	-
Accumulated deficit	(16,435,471)	(14,106,781)	(5,265,485)

Total members’ and stockholders’ deficiency	(1,507,350)	(1,227,550)	(1,812,633)

Total liabilities, members’ and stockholders’ deficiency	$477,420	$245,764	$273,876

See accompanying notes to financial statements.

F-3

Guardion Health Sciences, Inc.

Statements of Operations

	Six Months Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014
	(unaudited)	(unaudited)

Revenue	$58,518	$59,763	$112,811	$164,582

Cost of goods sold	27,129	23,542	50,072	145,529

Gross profit	31,389	36,221	62,739	19,053

Operating expenses
Research and development	22,273	23,056	401,909	43,436
Sales and marketing	208,114	23,135	180,133	46,768
General and administrative	1,517,002	3,026,639	5,610,830	638,002
Loss on settlement of promissory notes and accounts payable	-	-	258,606	-

Total operating expenses	1,747,389	3,072,830	6,451,478	728,206

Loss from operations	(1,716,000)	(3,036,609)	(6,388,739)	(709,153)

Other expenses:
Interest expense	583,830	415,600	752,948	611,339
Cost to induce conversion of notes payable	-	1,642,212	1,699,609	-

Total other expenses	583,830	2,057,812	2,452,557	611,339

Net loss	(2,299,830)	(5,094,421)	(8,841,296)	(1,320,492)

Adjustments related to Series A 8% convertible preferred stock:
Accretion of deemed dividend	(27,196)	-	-	-
Dividend declared	(1,664)	-	-	-
Net loss attributable to common shareholders	$(2,328,690)	$(5,094,421)	$(8,841,296)	$(1,320,492)

Basic and diluted net loss per common share	$(0.11)	$(0.40)	$(0.54)	$(0.12)
Basic and diluted weighted average common shares outstanding	21,298,951	12,748,689	16,391,665	10,821,827

See accompanying notes to financial statements.

F-4

Guardion Health Sciences, Inc.

Statement of Stockholders’ and Members’ Deficiency

	Members’ Capital		Preferred Stock		Common Stock
	Units	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Members’ and Stockholders’ Deficiency
Balance at December 31, 2013	10,821,827	$3,042,852	-	$-	-	$-	$-	$(3,944,993)	$(902,141)
Fair value of warrants issued with promissory notes payable and convertible notes payable	-	241,548	-	-	-	-	-	-	241,548
Issuance of convertible notes payable – beneficial conversion feature	-	168,452	-	-	-	-	-	-	168,452
Net loss			-	-	-	-	-	(1,320,492)	(1,320,492)
Balance at December 31, 2014	10,821,827	3,452,852	-	-	-	-	-	(5,265,485)	(1,812,633)
Fair value of warrants issued with convertible notes payable	-	16,656	-	-	-	-	-	-	16,656
Issuance of convertible notes payable - beneficial conversion feature	-	25,844	-	-	-	-	-	-	25,844
Issuance of membership units – conversion of notes payable and related interest	2,659,294	1,429,035	-	-	-	-	-	-	1,429,035
Issuance of membership units as inducement to convert	995,926	1,135,356	-	-	-	-	-	-	1,135,356
Issuance of warrants as inducement to convert	-	506,857	-	-	-	-	-	-	506,857
Issuance of membership units for consulting services	2,303,227	2,625,679	-	-	-	-	-	-	2,625,679
Issuance of membership units to related party upon warrant exercise	450,000	90,000	-	-	-	-	-	-	90,000
Net loss – January 1, 2015 through June 30, 2015	-	-	-	-	-	-	-	(5,094,421)	(5,094,421)
Conversion of Membership Units to Common Stock on June 30, 2015	(17,230,274)	(9,282,279)	-	-	17,230,274	17,230	9,265,049	-	-
Issuance of common stock – conversion of notes payable, promissory notes payable and related interest	-	-	-	-	1,328,346	1,290	982,699	-	983,989
Issuance of common stock as inducement to convert	-	-	-	-	50,348	56	57,341	-	57,397
Issuance of common stock for services	-	-	-	-	2,719,091	2,752	2,261,052	-	2,263,804
Issuance of common stock – warrant exercises	-	-	-	-	583,337	583	77,750	-	78,333
Fair value of warrants issued with notes payable	-	-	-	-	-	-	181,576	-	181,576
Fair value of warrants issued in conversion of accounts payable	-	-	-	-	-	-	31,853	-	31,853
Net loss – July 1, 2015 through December 31, 2015	-	-	-	-	-	-	-	(3,746,875)	(3,746,875)
Balance at December 31, 2015	-	-	-	-	21,911,396	21,911	12,857,320	(14,106,781)	(1,227,550)
Issuance of common stock for services	-	-			150,000	150	567,158	-	567,308
Fair value of warrants issued for services and additional interest	-	-	-	-	-	-	591,424	-	591,424
Issuance of preferred stock	-	-	545,000	545	-	-	544,455	-	545,000
Fair value of warrants issued with convertible notes payable	-	-	-	-	-	-	245,349	-	245,349
Issuance of convertible notes payable – beneficial conversion feature	-	-	-	-	-	-	70,949	-	70,949
Accretion of beneficial conversion feature on preferred stock	-	-	-	-	-	-	27,196	(27,196)	-
Dividend declared on preferred stock							1,664	(1,664)	-
Net loss – January 1, 2016 through June 30, 2016	-	-	-	-	-	-	-	(2,299,830)	(2,299,830)
Balance at June 30, 2016 (unaudited)	-	$-	545,000	$545	22,061,396	$22,061	$14,905,515	$(16,435,471)	$(1,507,350)

See accompanying notes to financial statements.

F-5

Guardion Health Sciences, Inc.

Statements of Cash Flows

	Six Months Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014
	(unaudited)	(unaudited)
Operating Activities
Net loss	$(2,299,830)	$(5,094,421)	$(8,841,296)	$(1,320,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,815	20,754	53,741	43,231
Amortization of debt discount	293,821	342,829	642,029	407,424
Accrued interest expense included in notes payable	40,827	72,771	110,919	198,757
Fair value of warrants issued as post-maturity interest	246,577	-	-	-
Stock-based compensation	378,161	1,199,626	2,400,139	-
Stock-based compensation – related parties	533,993	1,423,750	2,485,450	-
Loss on settlement of promissory notes payable and accounts payable	-	-	258,606	-
Inducement expense on conversions of notes payable to equity	-	1,642,212	1,699,609	-
Warrants issued in payment of accounts payable	-	-	7,993	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	329	168	(97)	537
Inventories	(3,295)	1,130	(6,335)	69,541
Deposits and prepaid expenses	17,358	9,605	(9,345)	9,317
Increase (decrease) in -
Accounts payable and accrued expenses	90,647	(44,498)	76,112	(38,167)
Accrued and deferred rent costs	(23,839)	(13,144)	(17,283)	86,474

Net cash used in operating activities	(706,436)	(439,518)	(1,139,758)	(543,378)

Investing Activities
Purchase of property and equipment	(1,171)	-	(2,162)	(7,450)

Net cash used in investing activities	(1,171)	-	(2,162)	(7,450)

Financing Activities
Proceeds from issuance of convertible notes payable	136,000	542,500	542,500	222,500
Proceeds from issuance of promissory notes	310,000	-	300,000	200,000
Payments on promissory notes	(130,000)	-	-	-
Proceeds from issuance of preferred stock	545,000	-	-	-
Proceeds from exercise of warrants	-	-	75,000	-
Decrease in due from related parties	-	-	-	56,876
Increase in due to related parties	110,300	118,916	232,110	54,735

Net cash provided by financing activities	971,300	661,416	1,149,610	534,111

Cash:
Net increase (decrease)	263,693	221,898	7,690	(16,717)
Balance at beginning of period	13,850	6,160	6,160	22,877
Balance at end of period	$277,543	$228,058	$13,850	$6,160

Supplemental disclosure of cash flow information:
Cash paid for -
Interest	$-	$-	$-	$-
Income taxes	$-	$-	$-	$-

Non-cash financing activities:
Fair value of warrants issued in connection with promissory and convertible notes payable	$245,349	$16,656	$198,232	$241,548
Beneficial conversion feature associated with promissory and convertible notes payable	$70,949	$25,844	$25,844	$168,452
Conversion of notes payable and related interest into common stock	$-	$1,429,036	$2,412,809	$-
Accrued interest on notes payable utilized to exercise warrants	$-	$90,000	$93,333	$-
Fair value of warrants issued in conversion of accounts payable	$-	$-	$7,504	$-

See accompanying notes to financial statements.

F-6

Guardion Health Sciences, Inc.
Notes to Financial Statements
Six Months Ended June 30, 2016 and 2015 (unaudited)
and Years Ended December 31, 2015 and 2014

1. Organization and Business Operations

Organization and Business

Guardion Health Sciences, Inc. (the “Company”) was formed in December 2009 as a California limited liability company under the name P4L Health Sciences, LLC. On June 30, 2015, the Company converted from a California limited liability company to a Delaware corporation, changing its name from Guardion Health Sciences, LLC to Guardion Health Sciences, Inc.

The Company is a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s and dementia. We have also developed a proprietary, patent-pending medical device called the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”).

Through June 30, 2016, the Company has had limited operations, but has been primarily engaged in research and development and capital raising. The Company has incurred significant expenditures for the development of the Company's products and intellectual property, which includes research and development of both medical foods and medical diagnostic equipment for the treatment of various eye diseases. The Company had limited revenue during the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014.

Going Concern and Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has utilized cash in operating activities of $706,436, $1,139,758 and $543,378 during the six months ending June 30, 2016 (unaudited) and the years ended December 31, 2015 and 2014, respectively, and had a deficit of $1,507,350, $1,227,550 and $1,812,633 as of June 30, 2016 (unaudited) and December 31, 2015 and 2014, respectively. The Company expects to continue to incur net losses and negative operating cash flows at least through 2016. As a result, management and the Company’s auditors believe that there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant expenses for commercialization activities related to its lead product Lumega-Z, the MapcatSF medical device, and with respect to efforts to build the Company’s infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth will depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. The Company is continuing attempts to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations.

F-7

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

As discussed in Note 1, on June 30, 2015 the Company converted from a California limited liability company to a Delaware corporation and LLC units were converted to common stock on a one-for-one basis.

Interim Unaudited Financial Information

The accompanying financial statements for the six months ended June 30, 2016 and 2015 are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements included herein and include all adjustments, including normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows. The information disclosed in the notes to the financial statements for such interim periods is also unaudited.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers into and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded, non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company believes the carrying amount of its financial instruments (consisting of cash, accounts receivable, and accounts payable and accrued liabilities) approximates fair value due to the short-term nature of such instruments. The fair value of the Company’s convertible notes payable and promissory notes approximates their carrying value given the interest rates of such notes.

F-8

Concentration of Credit Risk and Other Risks and Uncertainties

Cash balances are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. Insurance coverage limits are $250,000 per depositor at each financial institution. All of the non-interest bearing cash balances were fully insured at December 31, 2015 and 2014. Our non-interest bearing accounts exceeded the federally insured limit by approximately $20,000 at June 30, 2016. There were no interest-bearing amounts on deposit in excess of federally insured limits at December 31, 2015 or 2014.

Inventories

The Company’s inventories are stated at the lower of weighted-average cost or market. The cost of finished goods and raw materials is determined on a first-in, first-out basis. The Company evaluates its inventories for obsolescence and recoverability at each reporting period.

Property and Equipment

Property and equipment are initially recorded at their historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets (ranging from three to seven years). Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining lease term.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, consisting of property and equipment, for impairment at each fiscal year end or when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The Company has not historically recorded any impairment to its long-lived assets. In the future, if events or market conditions affect the estimated fair value to the extent that a long-lived asset is impaired, the Company will adjust the carrying value of these long-lived assets in the period in which the impairment occurs. As of June 30, 2016 and December 31, 2015 and 2014, the Company had not deemed any long-lived assets as impaired, and was not aware of the existence of any indicators of impairment at such dates.

Revenue Recognition

The Company’s revenue is comprised of sales of medical foods and dietary supplements to consumers through a direct sales/credit card process. Revenue is recognized when there is persuasive evidence an arrangement exists, the selling price is fixed or determinable, collectability is reasonably assured, and the product has shipped.

The Company allows for returns within 30 days of purchase. Product returns for the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014 were insignificant.

Research and Development Costs

Research and development expenditures, which include patent related costs and stock compensation expense, are expensed as incurred and totaled $22,273, $23,056, $401,909 and $43,436 for the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and for the years ended December 31, 2015 and 2014, respectively.

Patent Costs

The Company is the owner of two domestic patent applications and three foreign patent applications in Canada, Europe and Hong Kong. Due to the significant uncertainty associated with the successful development of one or more commercially viable products based on the Company's research efforts and any related patent applications, patent costs, including patent-related legal fees, filing fees and other costs, including internally generated costs, are expensed as incurred. During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, patent costs were $5,323, $8,406, $26,407 and $32,783, respectively, and are included in total research and development costs in the statements of operations.

F-9

Convertible Notes Payable

When conventional convertible debt is issued with detachable warrants, the proceeds from issuance are allocated to the two instruments based on their relative fair values. This method is generally appropriate if debt is issued with any other freestanding instrument that is classified in equity.

When the convertible debt instrument includes both detachable instruments such as warrants, and a beneficial conversion option, the proceeds of issuance are allocated among the convertible instrument and the other detachable instruments based on their relative fair values as indicated above, and the amount allocated to the convertible instrument is further analyzed to determine if the embedded conversion option has intrinsic value. If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value, then the conversion option has intrinsic value and this feature is characterized as a beneficial conversion feature (“BCF”). The Company calculates an effective conversion price based on the fair value allocated to the convertible instrument divided by the number of conversion shares based upon the conversion terms of the instrument. The resulting calculation or effective conversion price is used to measure the intrinsic value, if any, of the embedded conversion option. Stated differently, intrinsic value is calculated at the commitment date as the difference between the conversion price (effective or otherwise) and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible.

The fair value of members’ units or common stock was determined based on management’s judgement. In order to assist management in calculating such fair value, the Company retained a third party valuation firm in determining the value of the Company. The third party valuation firm’s input was utilized in determining the related per unit or share valuations of the Company’s equity used at June 30, 2016, and December 31, 2015 and 2014. Management made the final determination as to valuation based on various inputs, including the valuation report prepared by the third party valuation firm.

If the intrinsic value of the BCF is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF is limited to the amount of the proceeds allocated to the convertible instrument. A BCF is recorded by the Company as a debt discount and in those circumstances, the convertible debt will be recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method or the straight-line method, as an approximation of effective interest amortization.

Stock-Based Compensation

The Company periodically issues stock-based compensation to officers, directors, employees and consultants for services rendered. Such issuances vest and expire according to terms established at the issuance date.

Stock-based payments to officers and directors, and to employees in the future which will include grants of employee stock options, are recognized in the financial statements based on their fair values. Stock option grants, which are generally time vested, will be measured at the grant date fair value and charged to operations on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date and the estimated volatility of the common stock over the term of the equity award.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Until the Company has established a trading market for its common stock, estimated volatility is based on the average historical volatilities of comparable public companies in a similar industry. The expected dividend yield is based on the current yield at the grant date; the Company has never declared or paid dividends and has no plans to do so for the foreseeable future.

F-10

The fair value of members’ units or common stock was determined based on management’s judgement. In order to assist management in calculating such fair value, the Company retained a third party valuation firm in determining the value of the Company. The third party valuation firm’s input was utilized in determining the related per unit or share valuations of the Company’s equity used at June 30, 2016, and December 31, 2015 and 2014. Management made the final determination as to valuation based on various inputs, including the valuation report prepared by the third party valuation firm.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The Company recognizes stock compensation expense on stock or unit purchases at a price less than fair value, and for fully-vested stock issued to consultants and other service providers, for the excess of fair value of the stock or units over the price paid for the stock or units.

The Company recognizes the fair value of stock-based compensation within its statements of operations with classification depending on the nature of the services rendered. The Company issues new shares to satisfy stock option exercises.

Income Taxes

As of June 30, 2016, the Company was a corporation subject to U.S. federal income taxes and California state income taxes. Prior to June 30, 2015, the Company was a limited liability company and taxed as a pass through entity whereby substantially all income tax attributes were passed through to the individual members, except for the minimum state income tax and an LLC fee based on revenues.

The Company currently accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. As of June 30, 2016, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

F-11

Net Loss per Share

The Company’s computation of basic and diluted net loss per common share is measured as net loss divided by the weighted average common shares outstanding during the respective periods, excluding unvested restricted common stock. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. The company considers membership units to be equivalent to common shares for purposes of the computation of net loss per share. For diluted net loss per share, the weighted average number of common shares outstanding are adjusted to include (i) dilutive warrants under the treasury method, and (ii) the shares associated with the conversion of convertible debt outstanding during the period under the if-converted method, and related interest charges applicable to the convertible debt added back to net income. Shares of restricted stock are included in the diluted weighted average number of common shares outstanding from the date they are granted. Potential common shares that have an anti-dilutive effect are excluded from the calculation of diluted net loss per share. The Company’s basic and diluted net loss per share is the same for all periods presented because all shares issuable upon exercise of warrants and conversion of convertible debt outstanding are anti-dilutive as they decrease loss per share.

The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive:

	June 30,		December 31,
	2016	2015	2015	2014
	(Unaudited)	(Unaudited)
Warrants	2,538,666	1,283,428	1,345,166	333,336
Estimated shares issuable upon conversion of convertible notes payable	1,174,191	2,391,850	1,136,519	3,502,558
Shares issuable upon conversion of convertible preferred stock	908,335	-	-	-
	4,621,192	3,675,278	2,481,685	3,835,894

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Based on the FASB’s Exposure Draft Update issued on April 29, 2015, and approved in July 2015, Revenue from Contracts With Customers (Topic 606): Deferral of the Effective Date, ASU 2014-09 is now effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The adoption of ASU 2014-09 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (ASU 2014-15), Presentation of Financial Statements – Going Concern (Subtopic 205-10). ASU 2014-15 provides guidance as to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of ASU 2014-15 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

F-12

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company has not yet evaluated the impact of the adoption of ASU 2016-02 on the Company’s financial statement presentation or disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3.	Inventories

Inventories consisted of the following:

	June 30,	December 31,
	2016	2015	2014
	(unaudited)
Raw materials	$27,868	$26,534	$23,979
Finished goods	5,990	4,029	248
	$33,858	$30,563	$24,227

F-13

4.	Property and Equipment, net

Property and equipment consisted of the following:

	June 30,	December 31,
	2016	2015	2014
	(unaudited)
Leasehold improvements	$98,357	$98,357	$98,357
Testing equipment	145,503	145,503	145,503
Furniture and fixtures	15,189	15,189	15,189
Computer equipment	12,082	12,082	9,919
Office equipment	3,865	2,694	2,694
	274,996	273,825	271,662
Less accumulated depreciation and amortization	(121,844)	(103,030)	(57,496)
	$153,152	$170,795	$214,166

For the six months ended June 30, 2016 and 2015, depreciation and amortization expense was $18,815 and $20,754, respectively, of which $12,840 and $15,063 was included in research and development expense, respectively, and $5,975 and $5,661 was included in general and administrative expense, respectively. For the years ended December 31, 2015 and 2014, depreciation and amortization expense was $53,741 and $43,231, respectively, of which $37,508 and $30,126 was included in research and development expense, respectively, and $16,233 and $13,105 was included in general and administrative expense, respectively.

5.	Convertible Notes Payable

As of June 30, 2016 (unaudited), and December 31, 2015 and 2014, the Company had a total of $712,755, $557,890, and $1,413,752, respectively, of principal and interest outstanding under its convertible unsecured notes payable, which consisted of the following:

	June 30,	December 31,
	2016
Year of issuance:	(Unaudited)	2015	2014
2010 (due August 2013)	$25,000	$25,000	$25,000
2012 (due June through October 2015)	-	-	450,000
2013 (due March through October 2016)	-	-	465,000
2014 (due December 2015 through December 2017)	-	-	222,500
2015 (due May 1, 2017)	500,000	500,000	-
2016 (due September 2016 through December 2016)	136,000	-	-
Accrued interest	51,755	32,890	251,252
Total principal and interest	712,755	557,890	1,413,752
Debt discount – unamortized balance	(75,325)	-	(338,510)
Convertible notes payable, net	$637,430	$557,890	$1,075,242
Current portion of convertible notes payable	637,430	41,315	693,133
Non-current portion of convertible notes payable	-	516,575	382,109
	$637,430	$557,890	$1,075,242

Convertible notes payable issued through 2013 have historically consisted of loans provided to the Company from various investors. These notes carry simple interest at a rate of 12% per annum and the majority had three year terms. In lieu of the repayment of the principal and accrued interest, the outstanding amounts were convertible, at the option of the note holder, generally at any time on or prior to maturity and automatically under certain conditions, into membership interests in the Company at conversion prices ranging from of $0.50 - $0.55 per unit. The debt discount associated with convertible notes payable at December 31, 2014 and 2013 represents the unamortized discount related to beneficial conversion features and outstanding warrants to purchase the Company’s units, which is amortized to interest expense over the life of the corresponding note payable.

During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, amortization of debt discount related to the Company’s convertible notes payable aggregated $60,675, $212,984, $381,009, and $241,169, respectively.

During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, interest expense related to the Company’s convertible notes payable was $18,865, $54,323, $68,413, and $129,551, respectively.

As of June 30, 2016, and December 31, 2015 and 2014, the Company was past the stated maturity date for the payment of outstanding principal and interest related to its convertible notes payable of $42,811, $41,315 and $38,340, respectively. These amounts are included in the current portion of convertible notes payable as demand notes for all periods presented.

F-14

2014 Activity

During the period February 2014 through November 2014, the Company issued convertible notes payable in the principal amount of $222,500, with simple interest of 10 - 12% per year, due at maturity and an average term of three years. In connection with the issuance of the 2014 convertible notes, the Company issued to certain investors an aggregate of 80,467 warrants to purchase membership units at prices ranging from $0.60 to $0.75 per unit with a three-year term. The notes were sold pursuant to the exemption afforded under Section 4(a)(2) of the Securities Act of 1933.  There were no placement agents or underwriters for this private placement. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $210,000 related to the relative fair value of the warrants and beneficial conversion features, which comprised $168,452 related to the intrinsic value of beneficial conversion features and $41,548 related to the relative fair value of the warrants. The aggregate fair value allocated to the warrants of $41,548 was based on a probability-effected Black-Scholes option pricing model with a stock price of $1.50, volatility of 105% and risk-free interest rate of 0.88%.

Unamortized debt discount as of December 31, 2013 was $369,679. Debt discount amortization for the year ended December 31, 2014 totaled $241,169, resulting in an unamortized debt discount balance of $338,510 at such date.

2015 Activity

During the period January 1, 2015 through June 30, 2015, the Company issued convertible notes payable in the principal amount of $42,500, with simple interest of 10 - 12% per year, due at maturity and an average term of 3 years. The notes are convertible at a price of $0.50 upon the occurrence of a public company event or the next equity financing, or upon voluntary election of the majority of note holders, all as defined in the notes. Certain holders received warrants to purchase 31,687 membership interests equal to 50% of the number of membership units issued upon conversion of the notes, at a price per unit of $0.60 for 50% of the warrants and a price per unit of $0.75 for the remaining 50% of the warrants, with three year terms and contingent upon the conversion of the related note. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $42,500 related to the relative fair value of the warrants and beneficial conversion features, which comprised $25,844 related to the intrinsic value of beneficial conversion features and $16,656 related to the relative fair value of the warrants. The aggregate fair value allocated to the warrants of $16,656 was based on a probability effected Black-Scholes option pricing model with a stock price of $1.50, volatility of 104% - 109% and risk-free rate of 0.83% - 1.03%.

During the period May 1, 2015 through June 30, 2015, the Company issued 1,793,692 membership units upon the conversion of $986,542 of outstanding principal and interest pursuant to the terms of the convertible note agreements. Upon conversion, the remaining unamortized debt discount of $119,972 was charged to interest expense.

On May 1, 2015, the Company issued a convertible note in the principal amount of $500,000, with interest at 5% per year, and a two-year maturity. The note is convertible within 10 business days after a Going Public Event, which is defined as the occurrence of any of the following:

(i) The registration of any class of securities of the Borrower pursuant to an effective registration statement under the Securities Act of 1933, as amended;

(ii) The registration of any class of securities of the Borrower pursuant to an effective registration statement under the Securities Exchange Act of 1934, as amended;

(iii) The merger by and between the Company and an entity subject to the reporting obligations under the Securities Exchange Act of 1934, as amended, including both shell and non-shell companies; provided, however, that the Borrower and its equity holders must receive 50% or more of the equity interest in the Reporting Company immediately after the merger.

Upon conversion of the principal amount of the note, the holder is entitled to an undiluted 4.76% equity interest in the Company (as defined). In accordance with current accounting guidance, the Company will recognize as a cost any beneficial conversion feature that arises due to the difference between the conversion price of the note and the fair value of the Company’s common stock at the date of conversion.

F-15

On August 10, 2015, the Company issued 886,988 shares of the Company’s common stock upon the conversion of $480,833 of outstanding principal and interest pursuant to the terms of the convertible notes. Upon conversion, the remaining unamortized debt discount of $143,971 was charged to interest expense.

In connection with the May 1, 2015 conversion of notes payable, the Company issued 995,926 membership units valued at $1,135,356 to the holders of the notes as an inducement to convert their notes payable. In addition, as a further inducement to convert the notes, the Company offered to certain holders of the notes 146,000 warrants valued at $165,072 to acquire membership units. The fair value of the warrants was based on a Black-Scholes option pricing model, with a stock price of $1.14, volatility of 113%, and a risk-free interest rate of 0.97%.

In connection with the August 10, 2015 conversion of notes payable, the Company issued 50,348 shares of its common stock valued at $57,397 to the holders of the notes as an inducement to convert their notes payable, which was calculated as the excess of the shares actually received over the shares the holder was entitled to receive per the terms of their respective note agreements, multiplied by the fair value of the Company’s common stock of $1.14 per share. Upon conversion, the remaining unamortized debt discount of $381,009 was charged to interest expense.

2016 Activity

During the period January 1, 2016 through June 30, 2016, the Company issued convertible notes payable in the principal amount of $136,000, with simple interest of 10% per year, due at maturity and an average term of 8 months. The notes are convertible at a price of $0.60 upon the occurrence of a public company event or upon voluntary election of the majority of note holders, all as defined in the notes. The holders received warrants, with three-year terms, to purchase 136,000 shares of common stock at an exercise price of $1.00 per share. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $136,000 related to the relative fair value of the warrants and beneficial conversion features, which comprised $70,949 related to the intrinsic value of beneficial conversion features and $65,051 related to the relative fair value of the warrants. The aggregate fair value allocated to the warrants of $65,051 was based on a probability effected Black-Scholes option pricing model with a stock price of approximately $1.00, volatility of 111% - 113% and risk-free rate of 0.81% - 0.90%.

Future maturities of principal under convertible notes are as follows:

Years ended:
2016 (remaining 6 months and currently due)	$128,000
2017	533,000
$661,000

6.	Convertible Notes Payable - Related Party

As of June 30, 2016 (unaudited), and December 31, 2015 and 2014, the Company had a total of $0, $0, and $514,693, respectively, of principal and interest outstanding under its convertible unsecured notes payable with related parties, which consisted of the following:

	June 30,	December 31,
Year of Issuance:	2016 (Unaudited)	2015	2014
2011 (due June 30, 2015)	$-	$-	$40,000
2012 (due June 30, 2015)	-	-	260,000
2013 (due April 1, 2016)	-	-	100,000
Accrued interest	-	-	114,693
Total principal and interest	-	-	514,693
Debt discount – unamortized balance	-	-	(62,052)
Convertible notes payable - related party, net	-	-	452,641
Current portion of convertible notes payable - related party	-	-	347,645
Non-current portion of convertible notes payable - related party	-	-	104,996
	$-	$-	$452,641

F-16

Convertible notes payable to related parties consisted of loans provided to the Company from various unit holders. These notes carried simple interest at a rate of 12% per annum and approximate three year terms. In lieu of the repayment of the principal and accrued interest, the outstanding amounts may be converted, at the option of the holder, generally at any time on or prior to maturity and automatically under certain conditions, into membership units at conversion prices ranging from $0.45 - $0.55 per share. The debt discount associated with the notes payable to related parties at December 31, 2014 represents the unamortized discount related to beneficial conversion features and outstanding warrants to purchase membership units, which is amortized to interest expense over the life of the corresponding note payable.

During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, amortization of debt discount related to the Company’s notes payable to related parties aggregated $0, $48,692, $62,052, and $104,960, respectively.

During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, interest expense related to the Company’s notes payable to related parties was $0, $13,924, $13,924, and $51,049, respectively.

2015 Activity

On May 1, 2015, the Company issued 865,602 membership units upon the conversion of $442,493 of outstanding principal and a portion of accrued interest. Upon conversion, the remaining unamortized debt discount of $27,257 was charged to interest expense. In addition, as an inducement to convert the notes, the Company offered to certain holders 350,001 warrants valued at $341,785 to acquire membership units. The fair value of the warrants was based on a Black-Scholes option-pricing model, with a stock price of $1.14, volatility of 113% and a risk-free interest rate of 0.97%.

7.	Promissory Notes

As of June 30, 2016 (unaudited), and December 31, 2015 and 2014, the Company had a total of $175,115, $100,425, and $253,158, respectively, of principal and interest outstanding under its unsecured promissory notes, which consisted of the following:

	June 30,	December 31,
Year of issuance:	2016 (Unaudited)	2015	2014
2013	$-	$-	$35,000
2014 (due July 2015 through July 2016)	-	-	200,000
2015	100,000	100,000	-
2016	70,000	-	-
Accrued interest	5,115	425	18,158
Total principal and interest	175,115	100,425	253,158
Debt discount – unamortized balance	(3,990)	(36,018)	(108,049)
Promissory notes, net	171,125	64,407	145,109
Current portion of promissory notes	171,125	64,407	141,347
Non-current portion of promissory notes	-	-	3,762
	$171,125	$64,407	$145,109

Promissory notes outstanding as of June 30, 2016, and December 31, 2015 and 2014 include principal and interest to various outside investors. The majority of these notes carried simple interest at a rate of 10% per annum and an approximate two-year term at issuance. Debt discount related to the promissory notes represents the unamortized discount associated with the issuance of warrants to the holders, which is amortized over the life of the corresponding notes.

F-17

During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, amortization of debt discount related to the Company’s promissory notes aggregated $119,655, $38,653, $90,353, and $91,952, respectively.

During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, interest expense related to the Company’s promissory notes was $4,690, $10,912, $11,337, and $18,158, respectively.

As of June 30, 2016, and December 31, 2015 and 2014, the Company was past the stated maturity date and in technical default for the payment of outstanding principal and interest related to its promissory notes of $163,810, $0, and $0, respectively, although the investor has not issued a notice of default or a demand for repayment. These amounts are included in the current portion of promissory notes as demand notes for all periods presented.

2014 Activity

In February through June of 2014, the Company issued $200,000 of promissory notes to various outside investors, with a weighted average term at issuance of approximately two years. The holders received 333,336 warrants to purchase shares of the Company’s membership units at a price per unit of $0.01 with terms ranging from two to three years. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $200,000 related to the fair value of the warrants. The aggregate fair value of the warrants of $200,000 was based on a Black-Scholes option-pricing model with a stock price of $1.50, volatility of 102 - 108%, and a risk-free interest rate of 0.33 - 0.95%.

2015 Activity

On August 10, 2015, the Company issued 441,358 shares of its common stock valued at $503,148 upon the conversion of $260,900 of outstanding principal and interest. Upon conversion, the remaining unamortized debt discount of $41,861 was charged to interest expense. The Company recognized a loss on settlement of promissory notes of $242,249.

On November 30, 2015, the Company issued a $100,000 promissory note to an outside investor with a term of six months. The holder received 100,000 warrants to purchase shares of the Company’s common stock at a price per share of $0.25 and a term of three years. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $49,339 related to the fair value of the warrants. The aggregate fair value of the warrants of $97,392 was based on a Black-Scholes option-pricing model with a stock price of $1.14, volatility of 101%, and a risk-free interest rate of 1.24%.

2016 Activity

In February through May of 2016, the Company issued $170,000 of promissory notes to various outside investors, with a weighted average term at issuance of approximately three months. The holders received 187,500 warrants to purchase shares of the Company’s common stock at a price per share of between $0.25 and $0.50 with three year terms. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $87,627 related to the fair value of the warrants. The aggregate fair value of the warrants of $183,753 was based on a Black-Scholes option-pricing model with a stock price of approximately $1.00, volatility of 111 - 116%, and risk-free interest rates of 0.91 – 1.06%. In June of 2016, $100,000 of the promissory notes was repaid to an outside investor.

F-18

8.	Promissory Notes – Related Party

As of June 30, 2016 (unaudited), and December 31, 2015 and 2014, the Company had a total of $331,143, $203,871, and $0, respectively, of principal and interest outstanding under its unsecured promissory notes, which consisted of the following:

	June 30,	December 31,
Year of issuance:	2016 (Unaudited)	2015	2014
2015	$200,000	$200,000	$-
2016	110,000	-	-
Accrued interest	21,143	3,872	-
Total principal and interest	331,143	203,872	-
Debt discount – unamortized balance	(33,819)	(54,639)	-
Promissory notes, net	297,324	149,233	-
Current portion of promissory notes – related party	297,324	149,233	-
Non-current portion of promissory notes – related party	-	-	-
	$297,324	$149,233	$-

Promissory notes to related parties as of June 30, 2016, and December 31, 2015 and 2014 include principal and interest to various outside investors. The notes carry simple interest at a rate of 12% per annum and have terms ranging from three to six months at issuance. Debt discount related to the promissory notes represents the unamortized discount associated with the issuance of warrants to the holders, which is amortized over the life of the corresponding notes.

During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, amortization of debt discount related to the Company’s promissory notes aggregated $113,491, $0, $77,598, and $0, respectively.

During the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, interest expense related to the Company’s promissory notes was $17,272, $0, $3,871, and $0, respectively.

As of June 30, 2016, and December 31, 2015 and 2014, the Company was past the stated maturity date for the payment of outstanding principal and interest related to its promissory notes to related parties of $268,600, $51,512 and $0, respectively. These amounts are included in the current portion of promissory notes to related parties as demand notes for all periods presented. See Note 10 for a discussion of warrants issued to a related party as additional interest on promissory notes for which principal and accrued interest has not been paid as of June 30, 2016

2015 Activity

In September through December of 2015, the Company issued $200,000 of promissory notes to a related party investor, with three month terms at issuance. The holder received 400,000 warrants to purchase shares of the Company’s common stock at a price per share of between $0.25 and $0.50 with three year terms. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $132,237 related to the fair value of the warrants. The aggregate fair value of the warrants of $390,292 was based on a Black-Scholes option-pricing model with a stock price of $1.14, volatility of 100 - 105%, and risk-free interest rates of 0.92 – 1.33%.

2016 Activity

In January through April of 2016, the Company issued $140,000 of promissory notes to various related party investors, with a weighted average term at issuance of approximately four months. The holders received 280,000 warrants to purchase shares of the Company’s common stock at a price per share of between $0.25 and $0.50 with three year terms. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $92,510 related to the fair value of the warrants. The aggregate fair value of the warrants of $272,748 was based on a Black-Scholes option-pricing model with a stock price of approximately $1.00, volatility of 109 - 113%, and risk-free interest rates of 0.93 – 1.31%. In May and June of 2016, $30,000 of the promissory notes was repaid to investors.

F-19

9.	Commitments and Contingencies

Operating Lease

 In October 2012, the Company entered into a lease agreement for 9,605 square feet of office and warehouse space commencing March 1, 2013. As of June 30, 2016, remaining average monthly lease payments were approximately $10,147 through July 2018. Upon entering into the agreement, the Company paid a deposit of $47,449, of which $36,979 represented prepaid rent. As of June 30, 2016, $10,470 remained on deposit under the lease agreement.

As of June 30, 2016 (unaudited) and December 31, 2015 and 2014, the Company had accrued and deferred rent payable for its office and warehouse facilities under its lease agreement in the aggregate of $119,238, $143,077 and $160,360, respectively.

The approximate future minimum lease payments under non-cancelable operating leases at June 30, 2016 (unaudited) are as follows:

Years ending December 31,

2016 (remaining 6 months)	$59,359
2017	121,599
2018	72,710
$253,668

Rent expense was $52,869 and $52,869, $105,738 and $105,738 for the six months ended June 30, 2016 (unaudited) and 2015 (unaudited), and the years ended December 31, 2015 and 2014, respectively.

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company’s management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

10.	Stockholders’ Deficit

As of June 30, 2016, the Company is authorized to issue is 100,000,000 shares of stock, consisting of 90,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. At June 30, 2016 (unaudited), the Company had 22,061,396 shares of common stock issued and outstanding, and 545,000 shares of preferred stock issued and outstanding.

On October 30, 2015, the Company amended its Certificate of Incorporation to change the par value of its common stock and preferred stock from $0.0001 per share to $0.001 per share.

On June 30, 2015 the Company changed its form of organization from a limited liability company to a corporation under the laws of the state of Delaware and all LLC membership units were converted to common stock on a one for one basis. The Company was previously governed by the terms and conditions of the Guardion Health Sciences, LLC Second Amended and Restated Operating Agreement dated January 28, 2012 (the “Operating Agreement”) and had one authorized class of units, and one class of members which consisted of four members. The LLC's business, property, and affairs were managed exclusively by the manager. Members' voting rights were in direct proportion to their Membership Interests.

Preferred Stock

2016

During the period May 1, 2016 through June 30, 2016, the Company issued 545,000 shares of the Company’s Series A Senior Convertible Preferred Stock to various investors. The purchase price of the stock was $1.00 per share, for an aggregate purchase price of $545,000. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 8% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.60 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative.

F-20

At the option of the holder, the Preferred Stock (including accrued but unpaid dividends) may be converted into shares of the Company’s common stock commencing January 1, 2017 at $0.60 per share. The Preferred Stock (including accrued but unpaid dividends) shall automatically convert into shares of common stock in the event that the Company receives gross proceeds of at least $4,000,000 in one or more equity financing transactions subsequent to June 30, 2016, or if the ten (10) day Volume Weighted Average Price per share of common stock is $2.00 or more. If not converted by June 30, 2019, the Preferred Stock (including accrued but unpaid dividends) shall automatically and mandatorily convert into shares of common stock at $0.60 per share. Such mandatory conversion shall be subject to either a registration statement having been filed with the Securities and Exchange Commission, including the common stock underlying the Preferred Stock, and being in effect, or all shares of underlying common stock being saleable under Rule 144 pursuant to the Securities Act without regard to volume limitations.

The issuance of the convertible preferred stock gave rise to a beneficial conversion feature due to the stated conversion price of $0.60 per share being less than the market price of the shares at the issuance date as determined by a third party valuation. The Company accounted for the beneficial conversion features in accordance with ASC 470-20, Accounting for Debt with Conversion and Other Options. The Company calculated a deemed dividend on the Series A Senior Convertible Preferred Stock of $365,515 at June 30, 2016, which equals the amount by which the estimated fair value of the common stock issuable upon conversion of the issued preferred stock exceeded the proceeds from such issuances. The deemed dividend on the preferred stock will be accreted on the straight-line basis from the respective issuance dates through the earliest conversion date of January 1, 2017. The difference between the accretion of the deemed dividend calculated based on the straight-line method and the effective yield method was not material. The accretion of the deemed dividend for the six months ended June 30, 2016 was $27,196.

The Preferred Stock will vote with the common stock on an “as converted” basis and has standard anti-dilution rights, exclusive of price protection. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, no distribution shall be made to the holders of any shares of common stock of the Company unless, prior thereto, the holders of the Preferred Stock shall have received out of the available assets of the Company, whether capital or surplus, an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon. If the assets of the Company are insufficient to pay in full such amounts due the holders of the Preferred Stock, then the entire assets shall be distributed ratably among the holders of the Preferred Stock in accordance with the respective amounts that would be payable on such shares of Preferred Stock if all amounts payable thereon were paid in full. The Preferred Stock being sold in this Preferred Stock Offering will be senior to any other classes or series of preferred stock that may subsequently be issued.

Investors will have unlimited piggyback registration rights. Holders of a majority of the shares of Preferred Stock (based on the $1.00 stated value) outstanding shall have the right to one demand registration during the three (3) years following the effective date of the Company’s registration statement under the Securities Exchange Act of 1934, so long as at least $500,000 of Preferred Stock has been sold in this Preferred Stock Offering and $250,000 of Preferred Stock is still outstanding. This demand registration right will terminate when all shares of Preferred Stock have been converted into common stock.

In the event of a merger or acquisition or change in control of the Company, the Preferred Stock (including all accrued but unpaid dividends) will be deemed converted into shares of common stock immediately prior to the closing of such a transaction.

There was no preferred stock issued during the years ended December 31, 2015 or 2014.

Common Stock

2015

During the period April 1, 2015 through June 30, 2015, the Company sold 2,303,227 membership units to two consultants for aggregate cash consideration of $2,303. These membership units had a fair value of $2,625,679 or $1.14 per unit. Accordingly, during the six months ended June 30, 2015, the Company recognized $2,623,376 in stock compensation from this transaction, which was recorded in general and administrative expenses in the statement of operations.

F-21

During the period August 1, 2015 through December 31, 2015, the Company issued 2,719,091 shares of the Company’s common stock for services rendered, including 1,435,024 shares subject to vesting requirements over 21 months. The shares were valued in total at $3,097,700, or approximately $1.14 per share. During the six months ended December 31, 2015, the Company recognized $2,262,213 in stock compensation for the total fair value of vested common stock, and $833,896 will be amortized in future periods.

2016

During the period March 1, 2016 through June 30, 2016, the Company issued 150,000 shares of the Company’s common stock for services rendered, including 145,000 shares subject to vesting requirements over 9 to 12 months. The shares were valued in total at $150,360, or approximately $1.00 per share. During the six months ended June 30, 2016, the Company recognized $567,308 in stock compensation for the total fair value of vested common stock for the value of the shares issued in 2015 and 2016. As of June 30, 2016, $416,948 of this value will be amortized in future periods.

There was no common stock issued during the year ended December 31, 2014.

Warrant Activity

2014

During the period February 1, 2014 through June 30, 2014, in connection with the issuance of $200,000 of promissory notes to various outside investors, the Company issued 333,336 warrants to purchase membership units at a price per unit of $0.01 with terms ranging from two to three years.

During the period February 1, 2014 through November 30, 2014, in connection with the issuance of convertible notes payable of $222,500, the Company issued to certain investors an aggregate of 80,467 warrants to purchase membership units at prices ranging from $0.60 to $0.75 per unit with a three-year term, contingent on conversion of the related note.

2015

During the period January 1, 2015 through March 31, 2015, in connection with the issuance of notes payable of $42,500 convertible at a price of $0.50 per membership unit upon certain events, the Company issued 31,687 warrants to purchase membership units equal to 50% of the number of units issued upon conversion of the notes, at a price per unit of $0.60 for 50% of the warrants and a price per unit of $0.75 for the remaining 50% of the warrants, with three year terms and contingent upon the conversion of the related notes.

On May 1 2015, the Company issued warrants valued at $506,857 to purchase 496,001 membership units at a weighted average exercise price of $0.21 per unit with 3 year terms, as inducements to convert notes payable, as more fully described at Note 5 and Note 6.

On May 1, 2015, the Company issued 450,000 membership units to a related party upon exercise of 450,000 warrants at a weighted average exercise price of $0.20 per unit. In lieu of the aggregate cash payment of $90,000, the holder applied $90,000 of accrued interest towards the exercise price of the warrants.

During the period August 1, 2015 through September 30, 2015, the Company issued 250,001 shares of the Company's common stock upon exercise of 250,001 warrants for aggregate cash consideration of $75,000. The Company also issued 333,336 shares of the Company's common stock upon exercise of 333,336 warrants at an average exercise price of $0.01 per share. In lieu of the aggregate cash payment of $3,334, the holder applied $3,334 of accrued interest toward the exercise price of the warrants.

F-22

On August 10, 2015, the Company issued warrants to purchase 28,176 shares of its common stock at an exercise price of $0.01 per share and a three-year term in settlement of $15,497 of accounts payable. The warrants were valued at $31,853, based upon the Black-Scholes option-pricing model, with a stock price of $1.14, volatility of 105% and a risk free interest rate of 1.09%. The Company recognized a loss on settlement of accounts payable of $16,357.

2016

During the period January 1, 2016 through June 30, 2016, in connection with a related party investor’s short-term loan agreements with maturity dates ranging from December 29, 2015 to April 24, 2016, the Company agreed to issue interest in the form of warrants (the “post-maturity warrants”) in addition to the continued accrual of the stated interest (12%) on these loans, for which principal and accrued interest has not been paid as of June 30, 2016. The loans were originally issued with accompanying warrants at a rate of 2 warrants for each dollar of investment. Additional post-maturity warrants are granted monthly, beginning December 30, 2015, at the rate of 1/10 of the number of original warrant shares held, until the related loans and interest are paid in full. Post-maturity warrants have an exercise price of $0.25, are immediately vested, and are exercisable for a period of three years. Accordingly, as of June 30, 2016, the Company has granted 250,000 post-maturity warrants to this investor. The warrants were valued at $246,577, based upon the Black-Scholes option-pricing model, with a stock price of approximately $1.00, average volatility of 113% and average risk free interest rate of 0.97%. The Company recognized $246,577 of interest expense from this transaction.

On May 18, 2016, the Company issued warrants to purchase 250,000 shares of its common stock, with an exercise price of $0.25 per share, as compensation for services rendered. The warrants were valued at $246,341, based upon the Black-Scholes option-pricing model, with a stock price of approximately $1.00, volatility of 116% and a risk free interest rate of 1.08%. The warrants are fully vested and non-forfeitable. The Company recognized $246,341 in stock compensation from this transaction, which was recorded in general and administrative expenses in the statement of operations.

On June 1, 2016, the Company issued warrants to purchase 100,000 shares of its common stock, with an exercise price of $0.25 per share, as compensation for services rendered. The warrants were valued at $98,505, based upon the Black-Scholes option-pricing model, with a stock price of approximately $1.00, volatility of 116% and a risk free interest rate of 1.07%. The warrants are fully vested and non-forfeitable. The Company recognized $98,505 in stock compensation from this transaction, which was recorded in general and administrative expenses in the statement of operations.

A summary of the Company’s warrant activity is as follows:

Membership Units or Shares
December 31, 2013	904,091
Granted	413,803
December 31, 2014	1,317,894
Granted	1,832,916
Cancelled	(782,307)
Exercised	(1,033,337)
December 31, 2015	1,335,166
Granted	1,203,500
June 30, 2016, all exercisable	2,538,666

Additional details of the Company’s outstanding and exercisable warrants are as follows:

F-23

Outstanding at:	Membership Units or Shares	Weighted Average Exercise Price
December 31, 2014	1,317,894	$0.37
December 31, 2015	1,335,166	$0.56
June 30, 2016	2,538,666	$0.47

As of June 30, 2016, the Company had an aggregate of 2,538,666 outstanding warrants to purchase shares of its common stock with a weighted average remaining life of 1.7 years and aggregate intrinsic value of $1,353,894, based upon a stock price of approximately $1.00 per share. The intrinsic value is calculated as the difference between the market value of the underlying common stock and the exercise price of the warrants.

11.	Related Party Transactions

Due to and from related parties represents unreimbursed expenses and management fees incurred on behalf of, and amounts loaned to the Company by, Michael Favish, the Company’s Chief Executive Officer, as well as other shareholders. The advances are unsecured, non-interest bearing and are due on demand. As of June 30, 2016 and December 31, 2015, the Company had $397,144 and $286,844 due to related parties and as of December 31, 2014, the Company had $54,735 due to related parties.

The Company also paid management fees directly to Michael Favish prior to the Company’s conversion to a corporation. For the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, the Company paid management fees of $0, $6,250, and $67,580, respectively. The Company accrued management fees of $250,000, $200,000, and $0, as of June 30, 2016 and December 31, 2015 and December 31, 2014, respectively, which are included in general and administrative expenses.

On May 1, 2015, the Company issued 450,000 membership units to a related party, Cynthia Elaine Trust dated 12/12/14, upon exercise of warrants at a weighted average exercise price of $0.20 per unit. In lieu of the aggregate cash payment of $90,000, the holder applied $90,000 of accrued interest towards the exercise price of the warrants.

For the year ended December 31, 2015, the Company recorded $2,485,440 of stock-based compensation to individuals that were related parties at the time of issuance. This included $1,423,750 recorded for stock issued to Robert Weingarten, a director, $477,714 recorded for stock issued to Mark Goldstone, a director, $285,000 recorded for stock issued to Karen M. Favish, wife of our CEO, Michael Favish, $171,000 recorded for stock issued to Vincent J. Roth, our General Counsel and Corporate Secretary, $119,419 recorded for stock issued to Gordon Bethwaite, our Vice President of Sales & Marketing, and $8,557 recorded for stock issued to Marie Powell, mother of Karen M. Favish whose investment was purchased on Ms. Powell’s behalf by Mrs. Favish.

As of June 30, 2016 and December 31, 2015 and 2014, the Company had a total of $331,143, $203,872, and $514,609, respectively, of principal and interest outstanding under its convertible notes payable and promissory notes with related parties.

As of December 31, 2014, $32,266 of principal and interest was outstanding for a note held by Amanda Morris, daughter of Jeffrey Morris, one of the Company’s founders; $32,266 was outstanding for a note held by the Jeff and Phyllis Morris Family Trust UDT Dated June 11, 1999, a trust for which Mr. Morris is a trustee and beneficiary; $54,650 and $13,498 were outstanding for two notes held by Jason Scangas, son of Christopher Scangas who is one of the Company’s founders and holds and exercises power of attorney over Jason Scangas’ investments; and $259,967 and $121,962 were outstanding for two notes held by the Cynthia Elaine Trust dated December 12, 2014, a trust for which Christopher Scangas is a trustee.

As of December 31, 2015, $203,871 of principal and interest was outstanding for various notes held by Leon Krajian, a significant shareholder.

As of June 30, 2016, $294,348 of principal and interest was outstanding for various notes held by Leon Krajian, a significant shareholder; $26,386 was outstanding for a note held by Terrence Favish, son of our CEO, Michael Favish; and $10,409 was outstanding for a note held by Christopher Scangas.

F-24

12.	Income Taxes

As of June 30, 2016 (unaudited), and December 31, 2015, significant components of the Company’s deferred tax assets were as follows:

	June 30, 2016 (Unaudited)	December 31, 2015
Net operating loss carryforwards	$1,891,000	$1,358,000
Deferred rent	11,000	12,000
Accrued compensation due to related party	156,000	115,000
Stock Compensation	241,000	-
Depreciation	6,000	3,000
Total deferred tax assets	2,305,000	1,488,000
Valuation allowance	(2,305,000)	(1,488,000)
Net deferred tax assets	$-	$-

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of June 30, 2016, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No federal tax provision has been provided for the six months ended June 30, 2016 due to the losses incurred during the period. Prior to July 1, 2015, the Company operated as a limited liability company, and as such, all profits, losses, revenues, expenses and other income tax attributes were passed through to the limited liability company owners. Reconciled below is the difference between the income tax rate computed by applying the U.S. federal statutory rate and the effective tax rates for the six months ended June 30, 2016, and the period from July 1, 2015 to December 31, 2015.

	June 30, 2016 (Unaudited)	December 31, 2015
U. S. federal statutory tax rate	(35.0)%	(35.0)%
Non-deductible amortization	4.5%	2.6%
Change in valuation allowance	30.5%	32.4%
Effective tax rate	0.0%	0.0%

At June 30, 2016, the Company has available net operating loss carryforwards for federal income tax purposes of approximately $4,642,000 which, if not utilized earlier, will begin to expire in 2035. While the Company has not performed a formal analysis of the availability of its net operating loss carryforwards under Internal Revenue Code Sections 382 and 383, management expects that the Company’s ability to use its net operating loss carryforwards will be limited in future periods.

13.	Subsequent Events

Subsequent to June 30, 2016, the Company issued 500,000 shares of Series A Preferred Stock to various investors for an aggregate purchase price of $500,000. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 8% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.60 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative. The Company calculated a deemed dividend on the stock of $335,336 at September 30, 2016, which equals the amount by which the estimated fair value of the common stock issuable upon conversion of the issued preferred stock exceeded the proceeds from such issuances. The deemed dividend on the preferred stock will be accreted on the straight-line basis from the respective issuance dates through the earliest conversion date of January 1, 2017.

Subsequent to June 30, 2016, the Company issued 250,000 shares of fully vested common stock for services rendered. The shares were valued in total at $250,600, or approximately $1.00 per share.

Subsequent to June 30, 2016, in connection with a related party investor’s short-term loan agreements, the Company issued 165,000 additional post-maturity warrants (see Note 10). The warrants have an exercise price of $0.25, are immediately vested, and are exercisable for a period of three years.

F-25

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by Guardion Health Sciences, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until _______________, 2017 [90 days from the date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

GUARDION HEALTH SCIENCES, INC.

24,902,173 Shares

Common Stock

PROSPECTUS

__________, 2016

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INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Securityholders.  All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,484.40
Legal fees and expenses	100,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	515.60
TOTAL	$112,000.00

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the full extent authorized by the General Corporation Law of the State of Delaware (“Delaware Code”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Code requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under. Any person who is or was serving as a director of a wholly owned subsidiary of the Company shall be deemed, for indemnification purposes, to be a director or officer of the Company entitled to indemnification under the Company’s bylaws and the Delaware Code. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

The following securities were sold pursuant to the exemption afforded under Section 4(a)(2) of the Securities Act of 1933.  There were no placement agents or underwriters for any of the following private placements.

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2014

During the period February 2014 through November 2014, the Company issued convertible notes payable in the principal amount of $222,500, with simple interest of 10 - 12% per year, due at maturity and an average term of three years. In connection with the issuance of the 2014 convertible notes, the Company issued to certain investors an aggregate of 80,467 warrants to purchase membership units at prices ranging from $0.60 to $0.75 per unit with a three-year term, contingent on conversion of the related note.

During the period February 1, 2014 through June 30, 2014, in connection with the issuance of $200,000 of promissory notes to various outside investors, the Company issued 333,336 warrants to purchase membership units at a price per unit of $0.01 with terms ranging from two to three years.

2015

During the period January 1, 2015 through March 31, 2015, in connection with the issuance of notes payable of $42,500 convertible at a price of $0.50 per membership unit upon certain events, the Company issued 31,687 warrants to purchase membership units equal to 50% of the number of units issued upon conversion of the notes, at a price per unit of $0.60 for 50% of the warrants and a price per unit of $0.75 for the remaining 50% of the warrants, with three year terms and contingent upon the conversion of the related notes.

During the period April 1, 2015 through June 30, 2015, the Company sold 2,303,227 membership units to two consultants for aggregate cash consideration of $2,303.

On May 1, 2015, the Company issued warrants valued at $506,857 to purchase 496,001 membership units with 3 year terms, as inducements to convert notes payable, as more fully described at Note 5 and Note 6 of Notes to Consolidated Financial Statements.

On May 1, 2015, the Company issued 450,000 membership units to a related party upon exercise of 450,000 warrants at a weighted average exercise price of $0.20 per unit. In lieu of the aggregate cash payment of $90,000, the holder applied $90,000 of accrued interest towards the exercise price of warrants.

On August 10, 2015, we issued common stock purchase warrants in connection with an investor’s issuance of a convertible promissory note. Warrant coverage was provided to each investor in a number of shares equal to 50% of the shares of stock the investor would receive on conversion of their note. Of the warrants, half were issued with an exercise price of $0.75 per share and half were issued with and exercise price of $0.60 per share. A total of 106,899 warrants to purchase common stock are outstanding from this round of investment.

On August 10, 2015, the Company issued warrants to purchase 28,176 shares of its common stock at an exercise price of $0.01 per share and a three-year term in settlement of $15,497 of accounts payable.

During the period August 1, 2015 through September 30, 2015, the Company issued 250,001 shares of the Company's common stock upon exercise of 250,001 warrants for aggregate cash consideration of $75,000.

During this period, the Company also issued 333,336 shares of the Company's common stock upon exercise of 333,336 warrants at an average exercise price of $0.01 per share. In lieu of the aggregate cash payment of $3,334, the holder applied $3,334 of accrued interest toward the exercise price of the warrants.

The shares of common stock represented by membership units converted to common stock during the merger or issuable upon conversion of a promissory note or exercise of a warrant are all included in this Registration Statement.

The Company did not conduct any specific private placement during calendar years 2014 or 2015.  The Company did not raise any money with its securities during calendar year 2014.  During calendar year 2015, the Company conducted four unrelated transactions.  In one transaction, the Company sold 1,053,227 units of its membership interest while the Company was a California limited liability company to an advisor assisting the Company with developing certain strategic relationships.  These units were sold at par value. In a second transaction, the Company sold a promissory note for $500,000 convertible into the Company’s common stock based on approximately 1,137,933 shares of the Company’s common stock issuable depending upon interest and certain other factors as set forth in the promissory note. In a third transaction, the Company sold 1,250,000 units of its membership interest while the Company was a California limited liability Company to an advisor assisting the Company with financial affairs.  These units were sold at par value.   In a fourth transaction, the Company issued a total of 32,728 units of membership interest to an investor at a price of $0.04 per unit by converting the interest accrued on a short term loan from that investor.

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2016

The Company commenced a private placement in which it offered to accredited investors (1) convertible promissory notes that will automatically convert into the Common Stock of the Company upon the occurrence of certain events related to the Company becoming a public reporting company with the SEC, and (2) warrants to purchase one share of Common Stock of the Company for each dollar invested, whereby such warrant is immediately exercisable at one dollar ($1.00) per share for a period of three (3) years from the date of issue. As of February 11, 2016, an aggregate of $76,000.00 of convertible promissory notes had been sold. No placement agents or underwriters are involved in this offering and no sales commissions or other compensation is being paid.

During the six months ended June 30, 2016, the Company issued 545,000 shares of the Company’s Series A Senior Convertible Preferred Stock to various investors. The purchase price of the stock was $1.00 per share, for an aggregate purchase price of $545,000. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 8% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.60 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative. The earliest conversion date for the stock is January 17, 2016.

Subsequent to June 30, 2016, the Company issued 500,000 shares of Series A Preferred Stock to various investors for an aggregate purchase price of $500,000. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 8% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.60 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative. The earliest conversion date for the stock is January 1, 2017.

During the period March 1, 2016 through June 30, 2016, the Company issued 150,000 shares of the Company’s common stock valued at $150,360, or approximately $1.00 per share, as compensation for services rendered.

Subsequent to June 30, 2016, the Company issued 250,000 shares of fully vested common stock for services rendered. The shares were valued in total at $250,600, or approximately $1.00 per share.

During the period January 1, 2016 through June 30, 2016, the Company granted 250,000 post-maturity warrants to a related party investor. The warrants are exercisable at $0.25 per share for a period of three years.

On May 18, 2016, the Company issued warrants to purchase 250,000 shares of its common stock, with an exercise price of $0.25 per share, as compensation for services rendered.

On June 1, 2016, the Company issued warrants to purchase 100,000 shares of its common stock, with an exercise price of $0.25 per share, as compensation for services rendered.

Subsequent to June 30, 2016, the Company issued 165,000 post-maturity warrants to a related party investor. The warrants are exercisable at $0.25 per share for a period of three years.

All of the above shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and 10R Rule 506 of Regulation D promulgated thereunder where noted, based on the representations and warranties contained in subscription agreements, purchase agreements, or investment letters. No commissions were paid and no underwriter or placement agent was involved in these transactions, except as noted.

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ITEM 16.  Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Articles of Organization of P4L Health Sciences, LLC and restatement changing name to Guardion Health Sciences, LLC filed in California*
3.2	Articles of Conversion; Delaware and California*
3.3	Articles of Incorporation in Delaware and amendment thereto*
3.4	Bylaws*
4.1	May 1, 2015 Promissory Note Purchase Agreement*
4.2	May 1, 2015 Promissory Note*
4.3	November 30, 2015 Amendment to May 1, 2015 Promissory Note*
4.4	November 30, 2015 Promissory Note*
4.5	November 30, 2015 Warrant Agreement*
5.1	Opinion of Davidoff Hutcher & Citron LLP#
10.1	Lease for 15150 Avenue of the Sciences, Suite 200, San Diego California and amendments thereto*
10.2	Form of Restricted Unit Purchase Agreement from Round 3 Funding in 2013*
10.3	Form of Bridge Loan from September 30, 2015 - January 25, 2016*
10.4	Form of Indemnification Agreement*
23.1	Consent of Davidoff Hutcher & Citron, LLP (included in Exhibit 5.1)#
23.2	Consent of Weinberg & Co. LA#

# to be filed with this amendment to this registration statement

* filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016 and incorporated herein by reference

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 12th day of October, 2016.

GUARDION HEALTH SCIENCES, INC.

By:	/s/ Michael Favish
Name:	Michael Favish
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of GUARDION HEALTH SCIENCES, INC., hereby severally constitute and appoint Michael Favish and Vincent J. Roth, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Favish	CEO, President and	October 12, 2016
Michael Favish	Chairman of the Board
(Principal Executive Officer)
(Principal Accounting and Financial Officer)

/s/ Robert N. Weingarten	Director	October 12, 2016
Robert N. Weingarten

/s/ Mark Goldstone	Director	October 12, 2016
Mark Goldstone

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